                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    FORM 8-K

                    CURRENT REPORT PURSUANT TO SECTION 13 OR
                  15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)
                                 April 20, 1998


             COMMISSION FILE NUMBER 1-9319                                  COMMISSION FILE  NUMBER 1-9320

          PATRIOT AMERICAN HOSPITALITY, INC.                                 WYNDHAM INTERNATIONAL, INC.
------------------------------------------------------     -------------------------------------------------------------
(Exact name of registrant as specified in its charter)          (Exact name of registrant as specified in its charter)

                       DELAWARE                                                        DELAWARE
------------------------------------------------------     -------------------------------------------------------------
            (State or other jurisdiction of                                (State or other jurisdiction of
            incorporation or organization)                                  incorporation or organization)

                      94-0358820                                                      94-2878485
------------------------------------------------------     -------------------------------------------------------------
          (I.R.S. Employer Identification No.)                          (I.R.S. Employer Identification No.)

1950 STEMMONS FREEWAY, SUITE 6001                            1950 STEMMONS FREEWAY, SUITE 6001
DALLAS, TEXAS                                    75207       DALLAS, TEXAS                                         75207
------------------------------------------------------     -------------------------------------------------------------
(Address of principal executive offices)    (Zip Code)      (Address of principal executive offices)          (Zip Code)

                  (214) 863-1000                                                  (214) 863-1000
------------------------------------------------------     -------------------------------------------------------------
(Registrant's telephone number, including area code)            (Registrant's telephone number, including area code)

------------------------------------------------------     -------------------------------------------------------------


                     PATRIOT AMERICAN HOSPITALITY, INC. AND
                          WYNDHAM INTERNATIONAL, INC.



ITEM 5.  OTHER EVENTS

MERGERS AND ACQUISITIONS SUBSEQUENT TO DECEMBER 31, 1997

Wyndham Merger

     On January 5, 1998, pursuant to the Agreement and Plan of Merger dated as of April 14, 1997, as thereafter amended, (the "Wyndham Merger Agreement") between Patriot American Hospitality, Inc. ("Patriot"), Wyndham International, Inc. ("Wyndham International") and Wyndham Hotel Corporation ("Old Wyndham"), Old Wyndham merged with and into Patriot, with Patriot being the surviving corporation (the "Wyndham Merger").

     Patriot, as a result of the Wyndham Merger, acquired ownership of ten Wyndham hotels and 14 Clubhouse hotels and leased such hotels to Wyndham International. The 13 hotel leases assumed by Patriot were sub-leased to Wyndham International. Old Wyndham's remaining 52 management and franchise contracts (excluding 16 hotels that Old Wyndham managed that are owned by Patriot), the Wyndham and ClubHouse proprietary brand names, and the Wyndham hotel management company were transferred to corporate subsidiaries of Patriot (collectively, the "New Non-Controlled Subsidiaries"). Patriot owns a 99% non-voting interest and Wyndham International owns the 1% controlling voting interest in each of the New Non-Controlled Subsidiaries. Therefore, the operating results of the New Non-Controlled Subsidiaries will be combined with those of Wyndham International for financial reporting purposes. Patriot will account for its investment in the New Non-Controlled Subsidiaries using the equity method of accounting. The total purchase consideration for the Wyndham Merger of approximately $982 million consisted of 21,594,137 Paired Shares and 4,860,876 shares of Series A Convertible Preferred Stock of Patriot (which are convertible on a one-for-one basis into Paired Shares), cash of approximately $339 million to repay debt and pay Old Wyndham shareholders who elected to receive cash (which was financed with funds drawn on the Companies' revolving credit facility (the "Revolving Credit Facility"), and the assumption of approximately $59 million in debt.

WHG Transactions

     On January 16, 1998, pursuant to the Agreement and Plan of Merger dated as of September 30, 1997 (the "WHG Merger Agreement) between Patriot, Wyndham International and WHG Casinos & Resorts Inc. ("WHG"), a subsidiary of Wyndham International merged with and into WHG, with WHG being the surviving corporation (the "WHG Merger"). As a result of the WHG Merger, Wyndham International acquired the 570-room Condado Plaza Hotel & Casino, a 50% interest in the partnership that owns the 389-room El San Juan Hotel & Casino and a 23.3% interest in the partnership that owns the 751-room El Conquistador Resort & Country Club (the "El Conquistador"), all of which are located in Puerto Rico. In addition, Wyndham International acquired a 62% interest in Williams Hospitality Group, Inc., the management company for the three hotels and the Las Casitas Village at the El Conquistador. A total of 5,004,690 Paired Shares were issued in connection with the WHG Merger and approximately $21.3 million of debt was assumed, resulting in total purchase consideration of approximately $159.4 million.

     Effective March 1, 1998, Patriot acquired from unaffiliated third parties a 40% interest in the El San Juan Hotel & Casino, an aggregate 68.62% equity interest in the El Conquistador and a 38% interest in Williams Hospitality Group, Inc. for approximately $31 million in cash and issuance of 1,818,182 Paired Shares valued at approximately $49 million (collectively, these transactions and the WHG Merger are referred to herein as the "WHG Transactions"). Wyndham International owns the controlling general partner interest in the partnerships that own the El San Juan Hotel & Casino and the El Conquistador. Wyndham International also holds voting control of Williams Hospitality Group, Inc. Therefore, the operating results of these entities will be combined with those of Wyndham International for financial reporting purposes. Patriot will account for its investment in these entities using the equity method of accounting.

Buena Vista Acquisition

     On January 14, 1998, Patriot, through the Patriot Partnership, acquired an aggregate 95% equity interest in the Buena Vista Palace Hotel in Orlando, Florida for an aggregate purchase price of approximately $148 million, including the assumption of approximately $50.3 million of indebtedness (the "Buena Vista Acquisition"). As part of the agreement, Patriot was also granted an option to acquire the remaining 5% equity interest in the hotel. In addition, a participating note that also encumbers the hotel and which Wyndham International had acquired in 1997 was modified to reflect an outstanding principal balance of $23.8 million (Wyndham International's acquisition price). The Patriot Partnership leased the hotel to Wyndham International pursuant to a three-year Participating Lease agreement. The hotel is being managed by a third party Operator.

PENDING TRANSACTIONS

CHCI Merger

     Patriot, Wyndham International and CHC International, Inc. ("CHCI") entered into an Agreement and Plan of Merger dated as of September 30, 1997 (the "CHCI Merger Agreement"), providing, subject to regulatory approvals, for the merger of the hospitality-related businesses of CHCI with and into Wyndham International with Wyndham International being the surviving company (the "CHCI Merger"). Subject to regulatory approvals, CHCI's gaming operations will be transferred to a new legal entity prior to the CHCI Merger and such operations will not be a part of the transaction. It is anticipated that the CHCI Merger will be consummated in the second quarter of 1998. As a result of the CHCI Merger, Wyndham International, through its subsidiaries, will acquire the remaining 50% investment interest in GAH-II, L.P. (Wyndham International currently owns 50%), the remaining 17 leases and 16 of the associated management contracts related to the Patriot hotels leased by CHC Lease Partners, 12 third-party management contracts, two third-party lease contracts, the Grand Bay and Registry Hotels & Resorts proprietary brand names and certain other hospitality management assets. Wyndham International has also agreed to provide CHCI with a $7 million line of credit until such time as the CHCI Merger is completed.

     By operation of the CHCI Merger, each issued and outstanding share of common stock, par value $0.005 per share, of CHCI ("CHCI Shares") and certain stock option rights will be converted into the right to receive shares of Series A Redeemable Convertible Preferred Stock, par value $0.01 per share of Wyndham International (the "Wyndham International Series A Preferred Stock") and shares of Series B Redeemable Convertible Preferred Stock, par value $0.01 per share, of Wyndham International (the "Wyndham International Series B Preferred Stock"). The formula for determining the exchange ratio of CHCI Shares for Wyndham International Series A Preferred Stock and Wyndham International Series B Preferred Stock is based on issuing an aggregate of approximately 4,396,000 shares of Wyndham International preferred stock (based on an aggregate purchase value of approximately $102.2 million and a market price per paired share of $23.25), subject to reduction if certain specified events occur and subject to increase representing adjustments for dividends paid on paired shares of Patriot and Wyndham International common stock after September 30, 1997. Generally, the aggregate number of shares of Wyndham International preferred stock that each shareholder shall have the right to receive pursuant to the CHCI Merger shall consist of, to the extent possible, an equal number of Wyndham International Series A Preferred Stock and Wyndham International Series B Preferred Stock.

Interstate Merger

     On December 2, 1997, Patriot and Wyndham International entered into an Agreement and Plan of Merger (the "Interstate Merger Agreement") pursuant to which Interstate Hotels Company ("Interstate") would merge with and into Patriot with Patriot being the surviving corporation (the "Interstate Merger"). Pursuant to the Interstate Merger Agreement, stockholders of Interstate could elect to convert each of their shares of Interstate common stock into the right to receive either (i) $37.50 in cash, subject to proration in certain circumstances (the "Interstate Cash Consideration"), or (ii) a number of Paired Shares based on an exchange ratio of Paired Shares for each share of Interstate common stock not exchanged for cash (the "Interstate Exchange Ratio"). Such elections by stockholders of Interstate were to be prorated to ensure that 40% of the outstanding shares of Interstate common stock was converted into the right to receive Interstate Cash Consideration and that the remaining 60% of the outstanding shares of Interstate common stock was converted into the right to receive Paired Shares at the Interstate Exchange Ratio, subject to adjustment in certain circumstances for the exercise of dissenters' rights. The special meetings of the stockholders of Patriot, Wyndham International and Interstate at which approval of the Interstate Merger was to be sought were originally scheduled for March 30, 1998.

     On March 23, 1998, Patriot and Interstate jointly announced that the measurement period to determine the exchange ratio in connection with the Interstate Merger concluded on March 20, 1998 and that the Interstate Exchange Ratio had been set at 1.341 Paired Shares for each Interstate share.

     On March 23, 1998 Patriot also announced that Interstate shareholders receiving Paired Shares in the Interstate Merger would receive Patriot's regular quarterly dividend of 32 cents per Paired Share for the first quarter of 1998. Patriot currently anticipates that this dividend will be paid following the consummation of the Interstate Merger. Additionally, Patriot announced that Interstate shareholders receiving Paired Shares in the Interstate Merger would also participate with all other Patriot shareholders in a special distribution of accumulated earnings and profits from Patriot's recent acquisition of Wyndham Hotel Corporation. This special distribution, currently estimated to total approximately 30 cents per Paired Share, is also currently anticipated to be paid following the consummation of the Interstate Merger. The record and payment dates for these distributions have not yet been set, but are currently anticipated to be established to allow Interstate shareholders receiving Paired Shares in the Interstate Merger to receive both payments.

     On March 26, 1998, Marriott International, Inc. ("Marriott") sued Interstate in the United States District Court for the District of Maryland (the "Marriott Litigation") seeking an injunction against the Interstate Merger. By agreement of the parties the complaint was dismissed without prejudice during settlement discussions until March 30, 1998. On March 30, 1998, Marriott re-filed its complaint and sought a temporary restraining order and preliminary injunction. In its complaint Marriott asserted certain rights with respect to 29 hotels owned and/or operated by certain affiliates and subsidiaries of Interstate under direct franchise agreements with Marriott, as well as certain rights concerning any transfer of control of those Interstate-related franchisees. The alleged rights asserted by Marriott included, among others, a right of first refusal over 19 of the hotels, rights of consent allegedly prohibiting Interstate from engaging in any transaction that constitutes a transfer of the franchise agreement or a change in control of the franchisees without Marriott's prior written consent, rights of non-competition allegedly prohibiting Interstate from owning, operating, or being connected or associated with a company that owns the trade name of a chain of hotels which competes with Marriott without Marriott's consent, as well as a right of first refusal to acquire all of the equity interests in Interstate. In December 1997, Patriot and Marriott had entered into a non-binding letter agreement regarding these matters (please see the press release of Patriot dated March 30, 1998 and attached hereto as Exhibit 99.1).

     On March 30, 1998, Patriot, Wyndham International and Interstate each elected to convene and then adjourn their respective stockholders meetings to April 2, 1998 at 1:00 pm (CST) so as to permit additional time to negotiate with Marriott.

     Also on March 30, 1998, Patriot and Wyndham International filed a complaint in the District Court of Dallas County, Texas against Marriott alleging that Marriott had tortiously interfered with the Interstate Merger Agreement and was tortiously interfering with potential new business relationships and contractual opportunities.

     On March 31, Marriott filed an Amended Verified Complaint which, among other things, added allegations and sought injunctive relief for alleged violations of the Lanham Act allegedly to be caused by any transfer by Interstate, without the consent of Marriott, of rights to use certain marks registered by Marriott.

     On April 2, 1998, the United States District Court for the District of Maryland denied Marriott's motion for a temporary restraining order to block the Interstate Merger and for preliminary injunctive relief. Marriott appealed the denial and the emergency judge sitting for the United States Court of Appeals for the Fourth Circuit instructed the parties not to close the Interstate Merger before noon on Friday, April 3, 1998, to permit the appeals court to consider a request by Marriott for a temporary injunction pending expedited appeal of the District Court decision denying injunctive relief. Also on April 2, 1998, the stockholders of both Patriot and Interstate voted to approve the proposed Interstate Merger. For additional information, please see the press release of Patriot dated April 2, 1998 and attached hereto as Exhibit 99.2 and the press release of Patriot dated April 2, 1998 and attached hereto as Exhibit 99.3.

     On April 3, 1998, the emergency judge sitting for the United States District Court of Appeals for the Fourth Circuit issued a temporary injunction to preserve the status quo prohibiting Patriot and Interstate from consummating the Interstate Merger pending a hearing on Marriott's appeal by a three judge panel of the Fourth Circuit. Interstate requested an immediate hearing of Marriott's appeal of the District Court's order. On April 6, 1998, the Fourth Circuit Court of Appeals scheduled a hearing for Wednesday, April 8, 1998 at 2:30 p.m. to Marriott's appeal of the District Court's order. For additional information, please see the press release of Patriot dated April 2, 1998 and attached hereto as Exhibit 99.4 and the press release of Patriot dated April 6, 1998 and attached hereto as Exhibit 99.5.

     On April 8, 1998, the United States Court of Appeals for the Fourth Circuit issued a preliminary injunction enjoining Interstate from transferring control, directly or indirectly, in the 29 Marriott-franchised hotels which were the subject of the Marriott Litigation and remanded the case to the District Court for reconsideration and expedited resolution. On April 8, 1998, Interstate also announced that it would permit its shareholders who had previously made cash elections to request the return of that portion of their shares which would not be exchanged for cash upon completion of the Interstate Merger.

     The April 2, 1998 order of the District Court had included an order that Marriott join Patriot to the Marriott Litigation as a necessary party. On April 14, 1998, Marriott moved for leave to file a second amended complaint which, among other things, added Patriot and Wyndham International as additional defendants in the Marriott Litigation. On April 15, 1998, the District Court entered an order granting Marriott leave to file the Amended Complaint, thereby joining Patriot and Wyndham International as defendants in the litigation. Patriot currently expects to file its answer to that complaint no later than April 23, 1998.

     On April 15, 1998, Patriot and Interstate announced that the United States District Court for the District of Maryland had scheduled April 28, 1998 to commence trial on the Marriott Litigation. Although the trial may actually commence a few days later than April 28, 1998, Patriot and Wyndham International currently anticipate that the trial will conclude by May 15, 1998.

     Also, on April 15, 1998, Patriot and Interstate agreed that, upon written request to the exchange agent, Interstate shareholders will also have the option to revoke their cash elections and request the return of all of their Interstate shares. However, to the extent that Interstate shareholders request the return of shares that would have been entitled to be exchanged for cash upon consummation of the Interstate Merger, such shares may not subsequently be resubmitted for cash and will instead be exchanged for 1.341 Paired Shares upon consummation of the Interstate Merger. Further, the revocation of cash elections will not alter the number of shares to be exchanged for cash by those shareholders who choose not to revoke their cash elections. By virtue of such revocations, the total cash consideration in the Interstate Merger will be reduced pro rata such that shareholders who retain their cash elections will not have a greater number of shares exchanged for cash.

     Representatives of Patriot, Wyndham International and Marriott have engaged in negotiations seeking to resolve the matters and, as of the date of this Report, Patriot and Wyndham International expect these negotiations to continue. No assurances can be made regarding whether, or upon what terms, the Interstate Merger will be consummated. Neither can any assurances be made regarding the timing of any potential consummation of the Interstate Merger. Additionally, no assurances can be made regarding the probable outcome of the Marriott Litigation, or the impact of any potential resolution of the Marriott Litigation upon the Interstate Merger or the financial condition or results of operations of Patriot or Wyndham International.

FINANCING TRANSACTIONS

     Patriot has received a commitment from The Chase Manhattan Bank and Chase Securities, Inc. and PaineWebber Real Estate Securities, Inc. to increase Patriot's existing credit facilities by $1.45 billion from the current $1.25 billion. Patriot's existing credit facilities will be amended and restated to reflect a total credit facility of $2.7 billion. The new credit facility will be comprised of the $900 million revolving credit facility and the $350 million term loan currently in place as well as a series of term loans totaling $1.45 billion with varying maturities up to five years. Interest will be based on Patriot's leverage ratio and may vary from 1.50% to 2.50% over LIBOR. The credit facilities will be secured by stock and partnership interests in the assets of Patriot. The additional financing will be primarily utilized to fund the Interstate Merger.

FINANCIAL STATEMENTS, PRO FORMA FINANCIAL STATEMENTS AND EXHIBITS

Financial Statements of Businesses Acquired or to be Acquired

     The index to the financial information for Wyndham Hotel Corporation, WHG Resorts & Casinos Inc. (including financial statements for its significant non-consolidated affiliates, Posadas de San Juan Associates, WKA El Con Associates and El Conquistador Partnership L.P.), CHC International, Inc. Hospitality Division and Interstate Hotels Company is included on page F-1 of this report.

Pro Forma Financial Information

     The index to the separate and combined pro forma financial information for Patriot American Hospitality, Inc. and Wyndham International, Inc. is included on page F-1 of this report.

Exhibits

     Exhibit
     Number               Description
     ------     ----------------------------------

      23.1      Consent of Coopers & Lybrand L.L.P.  Dallas, Texas
      23.2      Consent of Ernst & Young LLP
      23.3      Consent of Price Waterhouse LLP
      23.4      Consent of Coopers & Lybrand L.L.P.  Pittsburgh, Pennsylvania
      99.1 Press Release dated March 30, 1998 - Patriot American Hospitality, Inc., Wyndham International, Inc. and Interstate Hotels Company Adjourn Shareholders' Meetings on Merger
      99.2 Press Release dated April 2, 1998 - Patriot American Hospitality, Inc. and Interstate Merger Cleared by Court to Proceed as Planned
      99.3 Press Release dated April 2, 1998 - Patriot American/Interstate Merger Receives Shareholder Approval
      99.4 Press Release dated April 3, 1998 - Patriot American Hospitality, Inc., Wyndham International, Inc. and Interstate Hotels Company Update Status of Legal Proceedings Regarding Merger of Patriot and Interstate
      99.5 Press Release dated April 6, 1998 - Patriot American Hospitality, Inc. and Interstate Hotels Company Announce Scheduling of Court Hearing
      99.6 Press Release dated April 8, 1998 - Patriot American, Wyndham International and Interstate Hotels Update Status of Legal Proceedings Regarding Merger of Patriot and Interstate
      99.7 Press Release dated April 15, 1998 - Patriot American Hospitality, Wyndham International and Interstate Hotels Company Announce Setting of Trial Date for Marriott Litigation; Patriot and Interstate Provide Interstate Shareholders Option to Revoke Cash Elections

                                   SIGNATURE


     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrants have duly caused the report to be signed on their behalf by the undersigned thereunto duly authorized.

DATED:  April 20, 1998

                      PATRIOT AMERICAN HOSPITALITY, INC.



                      By:  /s/ Anne L. Raymond
                           ----------------------------------------------------
                           Anne L. Raymond
                           Executive Vice President and Chief Financial Officer (Principal Financial Officer)


                      By:  /s/ Lawrence S. Jones
                           ----------------------------------------------------
                           Lawrence S. Jones
                           Executive Vice President and Treasurer
                           (Principal Accounting Officer)



                      WYNDHAM INTERNATIONAL, INC.



                      By:  /s/ Lawrence S. Jones
                           ----------------------------------------------------
                           Lawrence S. Jones
                           Executive Vice President and Treasurer
                           (Principal Accounting and Financial Officer)

                     PATRIOT AMERICAN HOSPITALITY, INC. AND
                           WYNDHAM INTERNATIONAL, INC.

                         INDEX TO FINANCIAL INFORMATION

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                                                                                                                 Page
                                                                                                                 ----
                             PRO FORMA FINANCIAL INFORMATION

Combined Patriot American Hospitality, Inc. and Wyndham International, Inc.:
   Pro Forma Condensed Combined Statement of Operations for the year ended
     December 31, 1997 (unaudited)...........................................................................    F-7
   Pro Forma Condensed Combined Balance Sheet as of December 31, 1997 (unaudited)............................    F-10

Patriot American Hospitality Inc.:
   Pro Forma Condensed Consolidated Statement of Operations for the year ended
     December 31, 1997 (unaudited)...........................................................................    F-13

Wyndham International, Inc.:
   Pro Forma Condensed Consolidated Statement of Operations for the year ended
     December 31, 1997 (unaudited)...........................................................................    F-16



                              HISTORICAL FINANCIAL INFORMATION

Wyndham Hotel Corporation:
   Report of Independent Accountants--Coopers & Lybrand L.L.P. ..............................................    F-19
   Consolidated Balance Sheets as of December 31, 1996 and 1997..............................................    F-20
   Consolidated Statements of Income for the years ended December 31, 1995, 1996 and 1997....................    F-21
   Consolidated Statements of Partners' Capital and Stockholders' Equity for the years ended
     December 31, 1995, 1996 and 1997........................................................................    F-22
   Consolidated Statements of Cash Flows for the years ended December 31, 1995, 1996 and 1997................    F-23
   Notes to Consolidated Financial Statements................................................................    F-24

WHG Resorts & Casinos Inc.
   Report of Independent Auditors - Ernst & Young LLP........................................................    F-46
   Consolidated Balance Sheets at June 30, 1997 and 1996 and December 31, 1997 (unaudited)...................    F-47
   Consolidated Statements of Operations for the years ended June 30, 1997, 1996
     and 1995 and the six  months ended December 31, 1997 and 1996 (unaudited)...............................    F-48
   Consolidated Statements of Cash Flows for the years ended June 30, 1997, 1996 and 1995 and the six
     months ended December 31, 1997 and 1996 (unaudited).....................................................    F-49
   Consolidated Statements of Stockholders' Equity for the years ended June 30, 1997, 1996 and 1995 and the
     six months ended December 31, 1997 (unaudited)..........................................................    F-50
   Notes to Consolidated Financial Statements................................................................    F-51
   Financial Statement Schedule II - Valuation and Qualifying Accounts for the years ended
     June 30, 1997, 1996 and 1995............................................................................    F-64

Posadas de San Juan Associates, a significant non-consolidated affiliate of WHG:
   Report of Independent Auditors - Ernst & Young LLP........................................................    F-65
   Balance Sheets at June 30, 1997 and 1996 and December 31, 1997 (unaudited)................................    F-66
     Statements of Operations and Deficit for the years ended June 30, 1997, 1996 and 1995 and the six
      months ended December 31, 1997 and 1996 (unaudited)....................................................    F-67
   Statements of Cash Flows for the years ended June 30, 1997, 1996 and 1995 and the six months ended
     December 31, 1997 and 1996 (unaudited)..................................................................    F-68
   Notes to Financial Statements.............................................................................    F-69
   Financial Statement Schedule II - Valuation and Qualifying Accounts for the years ended June 30, 1997,
     1996 and 1995...........................................................................................    F-74


                     PATRIOT AMERICAN HOSPITALITY, INC. AND
                           WYNDHAM INTERNATIONAL, INC.

                   INDEX TO FINANCIAL INFORMATION - Continued

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                                                                                                                Page
                      HISTORICAL FINANCIAL INFORMATION - Continued                                                  ----

WKA El Con Associates, a significant non-consolidated affiliate of WHG:
     Report of Independent Auditors - Ernst & Young LLP......................................................    F-75
     Balance Sheets at June 30, 1997 and 1996 and December 31, 1997 (unaudited)..............................    F-76
     Statements of Operations and Deficit for the years ended June 30, 1997, 1996 and 1995 and the
       six months ended December 31, 1997 and 1996 (unaudited)...............................................    F-77
     Statements of Cash Flows for the years ended June 30, 1997, 1996 and 1995 and the
       six months ended December 31, 1997 and 1996 (unaudited)...............................................    F-78
     Notes to Financial Statements...........................................................................    F-79

El Conquistador Partnership L.P., a significant non-consolidated affiliate of WHG:
     Report of Independent Auditors - Ernst & Young LLP......................................................    F-82
     Balance Sheets at March 31, 1997 and 1996 and December 31, 1997 (unaudited).............................    F-83
     Statements of Operations and Deficiency in Partners' Capital for the years ended March 31, 1997,
       1996 and 1995 and the nine months ended December 31, 1997 and 1996 (unaudited)........................    F-84
     Statements of Cash Flows for the years ended March 31, 1997, 1996 and 1995 and the nine
       months ended December 31, 1997 and 1996 (unaudited)...................................................    F-85
     Notes to Financial Statements...........................................................................    F-86

CHC International, Inc. - Hospitality Division:
   Report of Independent Certified Public Accountants -- Price Waterhouse, LLP................................   F-93
   Balance Sheets as of November 30, 1996 and 1997 and December 31, 1997 (unaudited)..........................   F-94
   Statements of Operations for the years ended November 30, 1995,  1996 and 1997 and the three
     months ended February 28, 1997 (unaudited)...............................................................   F-95
   Statements of Changes in Stockholders' Equity (Deficit) for the years ended
     November 30, 1995, 1996 and 1997 and the three months ended February 28, 1997 (unaudited)................   F-96
   Statements of Cash Flows for the years ended November 30, 1995,  1996 and 1997 and the three
     months ended February 28, 1997 (unaudited)...............................................................   F-97
   Notes to Financial Statements..............................................................................   F-99

Interstate Hotels Company:
   Report of Independent Accountants -- Coopers & Lybrand L.L.P. .............................................   F-122
   Consolidated Balance Sheets as of December 31, 1996 and 1997...............................................   F-123
   Consolidated Statements of Operations for the years ended December 31, 1995, 1996 and 1997.................   F-124
   Consolidated Statements of Shareholders' Equity for the years ended
     December 31, 1995, 1996 and 1997.........................................................................   F-125
   Consolidated Statements of Cash Flows for the years ended December 31, 1995, 1996 and 1997.................   F-126
   Notes to Consolidated Financial Statements.................................................................   F-127


                     PATRIOT AMERICAN HOSPITALITY, INC. AND

                          WYNDHAM INTERNATIONAL, INC.

                 INTRODUCTION TO PRO FORMA FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)


BACKGROUND

     On July 1, 1997, the Virginia corporation formerly known as Patriot American Hospitality, Inc. ("Old Patriot"), merged with and into California Jockey Club ("Cal Jockey"), with Cal Jockey being the surviving legal entity (the "Cal Jockey Merger"). Cal Jockey's shares of common stock are paired and trade together with the shares of common stock of Bay Meadows Operating Company ("Bay Meadows") as a single unit pursuant to a stock pairing arrangement. In connection with the Cal Jockey Merger, Cal Jockey changed its name to Patriot American Hospitality, Inc. ("Patriot") and Bay Meadows changed its name to Patriot American Hospitality Operating Company ("Patriot Operating Company"). On January 5, 1998, as a result of the merger of Wyndham Hotel Corporation with and into Patriot (as discussed below), Patriot Operating Company changed its name to "Wyndham International, Inc." and is referred to herein, collectively with its subsidiaries, as "Wyndham International." The term "Companies" as used herein includes Patriot, Wyndham International and their respective subsidiaries.

     The Cal Jockey Merger was accounted for as a reverse acquisition whereby Cal Jockey was considered to be the acquired company for accounting purposes. Consequently, the historical financial information of Old Patriot became the historical financial information for Patriot. For accounting purposes, Wyndham International commenced its operations concurrent with the closing of the Cal Jockey Merger on July 1, 1997.

     By operation of the Cal Jockey Merger, each issued and outstanding share of common stock, no par value per share of Old Patriot ("Old Patriot Common Stock") was converted into 0.51895 shares of common stock, par value $0.01 per share of Patriot ("Patriot Common Stock") and 0.51895 shares of common stock, par value $0.01 per share of Wyndham International ("Wyndham International Common Stock"), which shares are paired and transferable only as a single unit (collectively, shares of Patriot Common Stock and shares of Wyndham International Common Stock are referred to herein as the "Paired Shares"). Each paired share of Cal Jockey and Bay Meadows common stock remained outstanding and represented the same number of paired shares of Patriot Common Stock and Wyndham International Common Stock.

     In connection with the Cal Jockey Merger, Bay Meadows formed an Patriot American Hospitality Operating Partnership, L.P. (the "OpCo Partnership") into which Bay Meadows contributed its assets in exchange for units of limited partnership interest ("OP Units") of the OpCo Partnership, and Cal Jockey contributed certain of its assets to Patriot American Hospitality Partnership, L.P. (the "Patriot Partnership") in exchange for OP Units of the Patriot Partnership. Collectively, the OpCo Partnership and the Patriot Partnership are referred to herein as the "Operating Partnerships." Subsequent to completion of the Cal Jockey Merger and the transactions contemplated by the Cal Jockey Merger agreement, substantially all of the operations of Patriot and Wyndham International have been conducted through the Operating Partnerships and their subsidiaries.

     Patriot leases each of its hotels, except the six hotels, which are separately owned through special purpose entities, to Wyndham International or to other third party lessees (the "Lessees") that are responsible for operating the hotels. The hotels are generally leased for periods ranging from one to twelve years pursuant to separate participating leases providing for the payment of the greater of base or participating rent, plus certain additional charges, as applicable (the "Participating Leases"). The Lessees, in turn, have entered into separate agreements with hotel management entities (the "Operators") to manage the hotels.

MERGERS AND ACQUISITIONS SUBSEQUENT TO DECEMBER 31, 1997

Wyndham Merger

     On January 5, 1998, pursuant to the Agreement and Plan of Merger dated as of April 14, 1997, as thereafter amended, (the "Wyndham Merger Agreement") between Patriot, Wyndham International and Wyndham Hotel Corporation ("Old Wyndham"), Old Wyndham merged with and into Patriot, with Patriot being the surviving corporation (the "Wyndham Merger").

     Patriot, as a result of the Wyndham Merger, acquired ownership of ten Wyndham hotels and 14 Clubhouse hotels and leased such hotels to Wyndham International. The 13 hotel leases assumed by Patriot were sub-leased to Wyndham International. Old Wyndham's remaining 52 management and franchise contracts (excluding 16 hotels that Old Wyndham managed that are owned by Patriot), the Wyndham and ClubHouse proprietary brand names, and the Wyndham hotel management company were transferred to corporate subsidiaries of Patriot (collectively, the "New Non-Controlled Subsidiaries"). Patriot owns a 99% non-voting interest and Wyndham International owns the 1% controlling voting interest in each of the New Non-Controlled Subsidiaries. Therefore, the operating results of the New Non-Controlled Subsidiaries will be combined with those of Wyndham International for financial reporting purposes. Patriot will account for its investment in the New Non-Controlled Subsidiaries using the equity method of accounting. The total purchase consideration for the Wyndham Merger of approximately $982,000 consisted of 21,594,137 Paired Shares and 4,860,876 shares of Series A Convertible Preferred Stock of Patriot (which are convertible on a one-for-one basis into Paired Shares), cash of approximately $339,000 to repay debt and pay Old Wyndham shareholders who elected to receive cash (which was financed with funds drawn on the Companies' revolving credit facility (the "Revolving Credit Facility"), and the assumption of approximately $59,063 in debt.

WHG Transactions

     On January 16, 1998, pursuant to the Agreement and Plan of Merger dated as of September 30, 1997 (the "WHG Merger Agreement) between Patriot, Wyndham International and WHG Casinos & Resorts Inc. ("WHG"), a subsidiary of Wyndham International merged with and into WHG, with WHG being the surviving corporation (the "WHG Merger"). As a result of the WHG Merger, Wyndham International acquired the 570-room Condado Plaza Hotel & Casino, a 50% interest in the partnership that owns the 389-room El San Juan Hotel & Casino and a 23.3% interest in the partnership that owns the 751-room El Conquistador Resort & Country Club (the "El Conquistador"), all of which are located in Puerto Rico. In addition, Wyndham International acquired a 62% interest in Williams Hospitality Group, Inc., the management company for the three hotels and the Las Casitas Village at the El Conquistador. A total of 5,004,690 Paired Shares were issued in connection with the WHG Merger and approximately $21,327 of debt was assumed, resulting in total purchase consideration of approximately $159,363.

     Effective March 1, 1998, Patriot acquired from unaffiliated third parties a 40% interest in the El San Juan Hotel & Casino, an aggregate 68.62% equity interest in the El Conquistador and a 38% interest in Williams Hospitality Group, Inc. for approximately $31,000 in cash and issuance of 1,818,182 Paired Shares valued at approximately $49,227 (collectively, these transactions and the WHG Merger are referred to herein as the "WHG Transactions"). Wyndham International owns the controlling general partner interest in the partnerships that own the El San Juan Hotel & Casino and the El Conquistador. Wyndham International also holds voting control of Williams Hospitality Group, Inc. Therefore, the operating results and financial position of these entities will be combined with those of Wyndham International for financial reporting purposes. As a result, approximately $183,453 of debt related to the partnerships that own the El San Juan Hotel & Casino and the El Conquistador has also been reflected in the Companies' pro forma combined balance sheet. Patriot will account for its investment in these entities using the equity method of accounting.

Buena Vista Acquisition

     On January 14, 1998, Patriot, through the Patriot Partnership, acquired an aggregate 95% equity interest in the Buena Vista Palace Hotel in Orlando, Florida for an aggregate purchase price of approximately $148,002, including the assumption of approximately $50,324 of indebtedness and the issuance of 51,290 OP Units of the Operating Partnerships (the "Buena Vista Acquisition"). As part of the agreement, Patriot was also granted an option to acquire the remaining 5% equity interest in the hotel. In addition, a participating note that also encumbers the hotel and which Wyndham International had acquired in 1997 (the "Participating Note") was modified to reflect an outstanding principal balance of $23,750 (Wyndham International's acquisition price). The Patriot Partnership leased the hotel to Wyndham International pursuant to a three-year Participating Lease agreement. The hotel is being managed by a third-party Operator.

PENDING TRANSACTIONS

CHCI Merger

     Patriot, Wyndham International and CHCI entered into an Agreement and Plan of Merger dated as of September 30, 1997 (the "CHCI Merger Agreement"), providing, subject to regulatory approvals, for the merger of the hospitality-related businesses of CHCI with and into Wyndham International with Wyndham International being the surviving company (the "CHCI Merger"). Subject to regulatory approvals, CHCI's gaming operations will be transferred to a new legal entity prior to the CHCI Merger and such operations will not be a part of the transaction. It is anticipated that the CHCI Merger will be consummated in the second quarter of 1998. As a result of the CHCI Merger, Wyndham International, through its subsidiaries, will acquire the remaining 50% investment interest in GAH, the remaining 17 leases and 16 of the associated management contracts related to the Patriot hotels leased by CHC Lease Partners, 12 third-party management contracts, 2 third-party lease contracts, the Grand Bay and Registry Hotels & Resorts proprietary brand names and certain other hospitality management assets. Wyndham International has also agreed to provide CHCI with a $7,000 line of credit until such time as the CHCI Merger is completed.

     By operation of the CHCI Merger, each issued and outstanding share of common stock, par value $0.005 per share, of CHCI ("CHCI Shares") and certain stock option rights will be converted into the right to receive shares of Series A Redeemable Convertible Preferred Stock, par value $0.01 per share of Wyndham International (the "Wyndham International Series A Preferred Stock") and shares of Series B Redeemable Convertible Preferred Stock, par value $0.01 per share, of Wyndham International (the "Wyndham International Series B Preferred Stock"). The formula for determining the exchange ratio of CHCI Shares for Wyndham International Series A Preferred Stock and Wyndham International Series B Preferred Stock is based on issuing an aggregate of approximately 4,396,000 shares of Wyndham International preferred stock (based on an aggregate purchase value of approximately $102,200 and a market price per paired share of $23.25), subject to reduction if certain specified events occur and subject to increase representing adjustments for dividends paid on paired shares of Patriot and Wyndham International common stock after September 30, 1997. Generally, the aggregate number of shares of Wyndham International preferred stock that each shareholder shall have the right to receive pursuant to the CHCI Merger shall consist of, to the extent possible, an equal number of Wyndham International Series A Preferred Stock and Wyndham International Series B Preferred Stock.

Interstate Merger

     On December 2, 1997, Patriot, Wyndham International and Interstate Hotels Company ("Interstate") entered into an Agreement and Plan of Merger (the "Interstate Merger Agreement") providing for the merger of Interstate with and into Patriot (the "Interstate Merger") with Patriot being the surviving company. Pursuant to the Interstate Merger Agreement, stockholders of Interstate will have the right to elect to convert each of their shares of Interstate common stock into the right to receive either (i) $37.50 in cash, subject to proration in certain circumstances (the "Interstate Cash Consideration"), or (ii) a number of Paired Shares of Patriot and Wyndham International common stock based on an exchange ratio of 1.341 Paired Shares for each share of Interstate common stock not exchanged for cash (the "Interstate Exchange Ratio"). After the elections are made by stockholders of Interstate, proration will be used to ensure that 40% of the outstanding shares of Interstate common stock will be converted into the right to receive Interstate Cash Consideration and that the remaining 60% of the outstanding shares of Interstate common stock will be converted into the right to receive Paired Shares at the Interstate Exchange Ratio, subject to adjustment in certain circumstances for the exercise of dissenters' rights.

Financing Transactions

     Patriot has received a commitment from The Chase Manhattan Bank and Chase Securities, Inc. and PaineWebber Real Estate Securities, Inc. to increase Patriot's existing credit facilities by $1,450,000 from the current $1,250,000. Patriot's existing credit facilities will be amended and restated to reflect a total credit facility of $2,700,000. The new credit facility will be comprised of the $900,000 revolving credit facility and the $350,000 term loan currently in place as well as a series of term loans totaling $1,450,000 with varying maturities up to five years. Interest will be based on Patriot's leverage ratio and may vary from 1.50% to 2.50% over LIBOR. The credit facilities will be secured by stock and partnership interests in the assets of Patriot. The additional financing will be primarily utilized to fund the Interstate Merger.

SUMMARY

     As of April 10, 1998, Patriot owned interests in 136 hotels and resorts, leased 14 hotels and held an approximate 91.7% ownership interest in the Patriot Partnership. Wyndham International held an approximate 90.3% ownership interest in the OpCo Partnership.

     The unaudited Pro Forma Financial Statements as of December 31, 1997 reflect a 90.2% ownership interest in the Patriot Partnership and a 91.2% ownership interest in the OpCo Partnership, which represents the estimated ownership interests subsequent to consummation of the CHCI Merger and the Interstate Merger.

     As of April 10, 1998, 31 of Patriot's hotels are leased to independent Lessees, and 113 hotels are leased to Wyndham International, including 13 hotels leased from third-party owners. As a result of the CHCI Merger and the Interstate Merger, Wyndham International will acquire the leases for 17 Patriot hotels currently leased to CHC Lease Partners, 41 Interstate owned hotels to be acquired by Patriot and 89 leased hotels, as well as approximately 83 third-party management contracts.

     The following unaudited Pro Forma Condensed Combined Statements of Operations for the year ended December 31, 1997 of Patriot and Wyndham International are derived from the individual unaudited Pro Forma Condensed Consolidated Statements of Operations of Patriot and Wyndham International which are located elsewhere in this Joint Current Report. Such pro forma information is based in part upon:

(i) the Separate and Combined Statements of Operations of Patriot and Wyndham International filed with the Companies' Joint Annual Report on Form 10-K for the year ended December 31, 1997;
(ii) the historical financial statements of CHC International, Inc. Hospitality Division, Wyndham Hotel Corporation, Interstate Hotels Company, WHG Resorts & Casinos, Inc., Posadas de San Juan Associates, WKA El Con Associates, and El Conquistador Partnership, L.P. included in this Joint Current Report; and

     The following unaudited Pro Forma Condensed Combined Statements of Operations assume that the acquisition of 45 hotels, the mergers and other acquisition of hotel management related assets, and the various financing transactions completed by the Companies during 1997 had occurred as of January 1, 1997. In addition, the Pro Forma Condensed Combined Statements of Operations assume the following transactions completed during 1998 or to be completed during 1998 had occurred as of January 1, 1997:

(i) the Wyndham Merger and the related transactions were consummated on terms set forth in the Wyndham Merger Agreement;
(ii)  the WHG Transactions were completed;
(iii) Patriot completed the Buena Vista Acquisition and the Participating Note held by Wyndham International was modified;
(iv) the CHCI Merger was consummated on terms set forth in the CHCI Merger Agreement; and
(v) the Interstate Merger was consummated on terms set forth in the Interstate Merger Agreement.

     In management's opinion, all material adjustments necessary to reflect the effects of these transactions have been made. The following unaudited Pro Forma Condensed Combined Statements of Operations are not necessarily indicative of what the actual results of operations of Patriot and Wyndham International would have been assuming such transactions had been completed as of the beginning of the period presented, nor do they purport to represent the results of operations for future periods.

                    PATRIOT AMERICAN HOSPITALITY, INC. AND
                          WYNDHAM INTERNATIONAL, INC.

             PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1997
                                  (UNAUDITED)

                                                                           WYNDHAM
                                                         PATRIOT        INTERNATIONAL       ELIMINATION           PRO FORMA
                                                        PRO FORMA         PRO FORMA           ENTRIES               TOTAL
                                                     --------------    ---------------    --------------       ---------------
                                                                      (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
Revenue:
 Participating lease revenue.......................      $512,720         $       --         $(494,937)(A)      $   17,783
 Hotel revenue.....................................            --          2,068,917                --           2,068,917
 Racecourse facility, land and hotel lease revenue.       112,608             48,882          (112,274)(B)          49,216
 Management fee and service fee income.............            --            115,140                --             115,140
 Interest and other income.........................         3,057             15,222           (17,893)(C)             386
                                                         --------         ----------         ---------          ----------
     Total revenue.................................       628,385          2,248,161          (625,104)          2,251,442
                                                         --------         ----------         ---------          ----------
Expenses:
 Departmental costs -- hotel operations............            --            838,913                --             838,913
 Racing facility operations........................            --             44,527            (5,260)(B)          39,267
 Direct operating costs of management company and
  service department...............................            --             90,012                --              90,012
 General and administrative........................         9,951            190,339               (24)(C)         200,266
 Ground and hotel lease expense....................       115,288            107,695          (107,014)(B)         115,969
 Repair and maintenance............................            --             91,482                --              91,482
 Utilities.........................................            --             79,696                --              79,696
 Interest expense..................................       268,464             30,195           (17,869)(C)         280,790 (E)
 Real estate and personal property taxes and
  casualty insurance...............................        62,591              7,865                --              70,456
 Marketing.........................................            --            162,421                --             162,421
 Management fees...................................            --             20,321                --              20,321
 Depreciation and amortization.....................       181,850             70,811                --             252,661
 Participating lease payments......................            --            494,937          (494,937)(A)              --
                                                         --------         ----------         ---------          ----------
     Total expenses................................       638,144          2,229,214          (625,104)          2,242,254
                                                         --------         ----------         ---------          ----------
Income (loss) before equity in earnings of
 unconsolidated subsidiaries, income tax provision
 and minority interests............................        (9,759)            18,947                --               9,188
 Equity in earnings of unconsolidated
  subsidiaries.....................................         7,820                 --            (3,763)(D)           4,057
                                                         --------         ----------         ---------          ----------
Income (loss) before income tax provision and
 minority interests................................        (1,939)            18,947            (3,763)             13,245
 Income tax provision..............................          (825)           (11,187)               --             (12,012)
                                                         --------         ----------         ---------          ----------
Income (loss) before minority interests............        (2,764)             7,760            (3,763)              1,233
 Minority interest in the Operating Partnerships...        (3,324)              (353)               --              (3,677)
 Minority interest in consolidated subsidiaries....        (9,796)            (3,763)            3,763 (D)          (9,796)
                                                         --------         ----------         ---------          ----------
Net income (loss) applicable to common
 shareholders......................................      $(15,884)        $    3,644         $      --          $  (12,240)(E)
                                                         ========         ==========         =========          ==========

Basic net (loss)income per Paired Share (F)........      $  (0.12)        $     0.03                            $    (0.09)(E)
                                                         ========         ==========                            ==========
Diluted net (loss)income per Paired Share (F)......      $  (0.12)        $     0.03                            $    (0.09)
                                                         ========         ==========                            ==========

See notes on following page.

                     PATRIOT AMERICAN HOSPITALITY, INC. AND
                          WYNDHAM INTERNATIONAL, INC.

         NOTES TO PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

(A) Represents elimination of participating lease revenue and expense related to the hotels leased by Patriot to Wyndham International.
(B) Represents elimination of rental income and expense related to the Racecourse facility, land and hotels leased by Patriot to Wyndham International.
(C) In connection with the Cal Jockey Merger, the Wyndham Merger and the WHG Transactions, Patriot (including the Patriot Partnership) subscribed for shares of Wyndham International Common Stock or OP Units of the OpCo Partnership and Wyndham International has subscribed for shares of Patriot Common Stock in order to effect the exchange of Paired Shares or pairs of OP Units of the Operating Partnerships in consummation of the transactions. These subscriptions for shares of common stock and OP Units were funded through the issuance of promissory notes (the "Subscription Notes") payable to Wyndham International or Patriot, as the case may be. The Subscription Notes accrue interest at rates ranging from LIBOR plus 1% to a fixed rate of 8.7% per annum and mature on various dates through January 2001. The pro forma elimination entry consists of

     Interest income and expense related to the Subscription Notes......................  $14,890
     Interest income and expense related to the participating note held by
      Wyndham International related to the Buena Vista Palace Hotel.....................    1,809
     Interest income and expense related to a note receivable issued to Old Patriot in connection with the sale of certain assets to PAH RSI, L.L.C.,
      which assets were acquired by Wyndham International...............................    1,170
     Other intercompany income and expense items........................................       24
                                                                                          -------
                                                                                          $17,893
                                                                                          =======

(D) Represents elimination of Patriot's equity in the earnings of certain non-controlled subsidiaries that were formed in connection with the Wyndham Merger and will be formed in connection with the Interstate Merger. These entities are controlled by Wyndham International, and as a result, the operating results of these entities have been combined with those of Wyndham International for pro forma financial reporting purposes.
(E) The pro forma amounts presented assume an average interest rate of 7.6176% per annum (representing LIBOR plus 2.0%) on the amounts outstanding under the Revolving Credit Facility. Pro forma interest expense, under the new series of term loans to be issued in connection with the Interstate Merger, assume an average interest rate of 8% per annum. An increase of 0.25% in the interest rate on all variable rate debt outstanding would increase pro forma combined interest expense to $287,715 and increase combined net loss to $18,747. Basic net loss per Paired Share would be $0.14
(F) The Companies have adopted Statement of Financial Accounting Standards No. 128 "Earnings Per Share" ("Statement 128") for the year ended December 31, 1997. Pro forma earnings per share disclosures have been calculated in accordance with requirements of Statement 128. Pro forma basic earnings per Paired Share is computed based on 129,389 weighted average common Paired Shares outstanding for the period. Shares of common stock granted to officers and employees of Patriot and Wyndham International are included in the computation only after the shares become fully vested. Pro forma diluted earnings per Paired Share is computed based on 141,044 weighted average common Paired Shares and common Paired Share equivalents outstanding for the period if dilutive. Diluted combined earnings per share includes dilutive common stock equivalents and options to purchase common stock which were outstanding during the period. The number of shares outstanding related to the options has been calculated by application of the "treasury stock" method. The number of shares used for the calculation also includes adjustments to reflect the impact of the conversion of shares of Patriot and Wyndham International preferred stock into Paired Shares.

                     PATRIOT AMERICAN HOSPITALITY, INC. AND
                          WYNDHAM INTERNATIONAL, INC.

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET


     The following unaudited Pro Forma Condensed Combined Balance Sheet assumes the following transactions have occurred as of December 31, 1997:

  (i) the Wyndham Merger was consummated on the terms set forth in the Wyndham Merger Agreement;
 (ii)  the WHG Transactions were completed;
(iii) Patriot acquired the Buena Vista Palace Hotel and leased such hotel to Wyndham International;
 (iv) the CHCI Merger was consummated on the terms set forth in the CHCI Merger Agreement; and
  (v) the Interstate Merger was consummated on the terms set forth in the Interstate Merger Agreement.

     In management's opinion, all material adjustments necessary to reflect the effect of these transactions have been made.

     The following unaudited Pro Forma Condensed Combined Balance Sheet is derived from Patriot's and Wyndham International's Combined Balance Sheet as of December 31, 1997 and should be read in conjunction with the financial statements filed with the Companies' Joint Annual Report on Form 10-K for the year ended December 31, 1997).

     The unaudited Pro Forma Condensed Combined Balance Sheet reflects adjustments for the purchase method of accounting whereby the assets and liabilities owned by Old Wyndham, CHCI, WHG and Interstate are adjusted to estimated fair market value and Old Wyndham's, CHCI's, WHG's and Interstate's respective historical shareholders' equity is eliminated. The following Pro Forma Condensed Combined Balance Sheet is not necessarily indicative of what the actual financial position would have been assuming such transactions had been completed as of December 31, 1997, nor does it purport to represent the future financial position of Patriot and Wyndham International.

                    PATRIOT AMERICAN HOSPITALITY, INC. AND
                          WYNDHAM INTERNATIONAL, INC.

                  PRO FORMA CONDENSED COMBINED BALANCE SHEET
                            AS OF DECEMBER 31, 1997
                                  (UNAUDITED)
                                (IN THOUSANDS)

--------------------------------------------------------------------------------------------------------------------------------
                                      COMPANIES'                                                          BUENA
                                       COMBINED     WYNDHAM       WHG        INTERSTATE      CHCI         VISTA
                                      HISTORICAL     MERGER   TRANSACTIONS     MERGER       MERGER      ACQUISITION    PRO FORMA
                                          (A)         (B)         (C)           (D)           (E)          (F)           TOTAL
                                     ------------   -------   ------------   ----------    -------     ------------   ----------
                ASSETS
Net investment in real estate and
 related improvements and land held
 for development......................$2,044,649  $  460,288     $405,644      $1,900,499      $    --     $156,155    $4,967,235
Cash and cash equivalents.............    47,436       5,777       24,831          31,988           --        3,379       113,411
Restricted cash.......................        --         721           --           3,823           --           --         4,544
Accounts receivable...................    54,693      23,035       16,678          40,827           --        3,991       139,224
Investment in unconsolidated
 subsidiaries.........................    11,802       4,028           --          41,297           --           --        57,127
Mortgage notes and other receivables
 from unconsolidated subsidiaries.....    76,419      37,058           --              --           --           --       113,477
Other notes and receivables...........    12,983       4,092           --              --           --       (8,664)(G)     8,411
Inventories...........................    10,450          --           --              --           --          495        10,945
Management contract and leasehold
 costs................................    20,879      72,049           --         130,331       22,911           --       246,170
Trade names and franchise costs.......    11,166      85,550           --              --        5,000           --       101,716
Deferred expenses, net................    21,417      17,101        4,117          39,146           --           --        81,781
Deferred acquisition costs............    52,500          --           --              --           --      (15,086)(H)    37,414
Goodwill, net.........................   126,007     266,976(I)    21,943(I)      113,970(I)     7,269(I)        --       536,165
Other assets..........................    16,463      34,234       12,540          13,837          394          838        78,306
Income taxes receivable...............       989       1,844           --           2,104           --           --         4,937
                                      ----------  ----------     --------      ----------      -------     --------    ----------
   Total assets.......................$2,507,853  $1,012,753     $485,753      $2,317,822      $35,574     $141,108    $6,500,863
                                      ==========  ==========     ========      ==========      =======     ========    ==========
See notes on page F-12.

                    PATRIOT AMERICAN HOSPITALITY, INC. AND
                          WYNDHAM INTERNATIONAL, INC.

             PRO FORMA CONDENSED COMBINED BALANCE SHEET-CONTINUED
                            AS OF DECEMBER 31, 1997
                                  (UNAUDITED)
                                (IN THOUSANDS)

-----------------------------------------------------------------------------------------------------------------------------------
                                      COMPANIES'                                                                BUENA
                                       COMBINED      WYNDHAM         WHG         INTERSTATE         CHCI        VISTA
                                      HISTORICAL     MERGER      TRANSACTIONS      MERGER          MERGER    ACQUISITION  PRO FORMA
                                         (A)           (B)           (C)             (D)             (E)         (F)        TOTAL
                                      ----------   ----------   -------------  --------------   -----------  -----------  ---------
LIABILITIES AND SHAREHOLDERS' EQUITY
 Borrowings under credit facility and
  mortgage notes......................$1,112,337   $  398,063      $235,780 (J) $1,441,132 (K)   $    --      $125,324   $3,312,636
Accounts payable and accrued expenses.    73,273       45,507        36,020         80,411            --         3,980      239,191
Dividends and distributions payable...    27,636           --            --             --            --            --       27,636
Sales taxes payable...................     5,616           --            --             --            --           429        6,045
Deposits..............................    12,423        2,477        14,557             --            --         2,164       31,621
Deferred gain.........................        --       11,326            --             --            --            --       11,326
Due to unconsolidated subsidiaries....     7,255           --            --             --            --            --        7,255
Deferred income tax liability.........     9,550        6,507         2,192         27,961            --            --       46,210
Minority interest in the Operating
 Partnerships.........................   220,177           --            --             --            --         1,421      221,598
Minority interest in other
 consolidated subsidiaries............    49,694        2,480         9,941         17,177            --         7,790       87,082
Shareholders' equity:
Preferred stock.......................        --           49 (L)        --             --            44 (R)        --           93
Common stock..........................     1,466          432 (L)       136 (P)        570 (Q)        --            --        2,604
Paid-in capital....................... 1,070,973      588,144 (L)   187,127 (P)    750,571 (Q)   102,156 (R)        --    2,698,971
Unearned stock compensation, net......   (13,116)          --            --             --            --            --      (13,116)
Notes receivable from stockholders....        --      (17,389)(M)        --             --            --            --     (17,389)
Receivable from affiliates............        --       (1,228)(N)        --             --            --            --       (1,228)
Distributions in excess of retained
 earnings.............................   (69,431)     (23,615)(O)        --             --       (66,626)(S)        --     (159,672)
                                      ----------     --------      --------     ----------       -------      --------   ---------
   Total shareholders' equity.........   989,892      546,393       187,263        751,141        35,574            --    2,510,263
                                      ----------     --------      --------     ----------       -------      --------    ---------
   Total liabilities and
     shareholders'
     equity...........................$2,507,853   $1,012,753      $485,753     $2,317,822       $35,574      $141,108   $6,500,863
                                      ==========   ==========      ========     ==========       =======      ========   ==========

   See notes on following page.

                     PATRIOT AMERICAN HOSPITALITY, INC. AND
                          WYNDHAM INTERNATIONAL, INC.

              NOTES TO PRO FORMA CONDENSED COMBINED BALANCE SHEET
                            AS OF DECEMBER 31, 1997
                    (IN THOUSANDS, EXCEPT FOR SHARE AMOUNTS)

(A) Represents the historical combined financial position of Patriot and Wyndham International as of December 31, 1997.
(B) Represents adjustments to the Companies' combined financial position assuming the Wyndham Merger and the related transactions had been consummated as of December 31, 1997.
(C) Represents adjustments to the Companies' combined financial position assuming the WHG Merger had been consummated and Patriot's acquisition of equity interests in certain WHG affiliated entities had occurred as of December 31, 1997.
(D) Represents adjustments to the Companies' combined financial position assuming the Interstate Merger had been consummated as of December 31, 1997.
(E) Represents adjustments to the Companies' combined financial position assuming the CHCI Merger had been consummated as of December 31, 1997.
(F) Represents adjustments to the Companies' combined financial position assuming Patriot had acquired the Buena Vista Palace Hotel and Wyndham International's Participating Note encumbering the hotel had been modified as of December 31, 1997.
(G) Represents the elimination of the Participating Note balance related to the Buena Vista Palace Hotel as of December 31, 1997.
(H) Represents the elimination of Wyndham International's cost to acquire the Participating Note in excess of the outstanding balance of the note prior to its modification.
(I) Represents the purchase consideration in excess of the fair market value of the net assets acquired.
(J) The balance of $235,780 represents the debt assumed in connection with the WHG Merger of approximately $21,327, approximately $31,000 of additional funding under the Revolving Credit Facility related to Patriot's acquisition of certain partners interest in the partnerships that own the El San Juan Hotel & Casino and the El Conquistador Hotel & Casino and approximately $183,453 of debt related to these partnerships which are now consolidated with the Companies' financial statements as a result of Wyndham International acquiring a controlling interest in these partnerships.
(K) The balance of $1,441,132 represents debt assumed in connection with the Interstate Merger of approximately $800,124, of which approximately $666,850 will be retired, and approximately $1,307,858 of additional funding under a series of new term loans.
(L) Represents adjustments to record the exchange of Old Wyndham Common Stock for 21,594,137 Paired Shares and 4,860,876 shares of Series A Convertible Preferred Stock of Patriot.
(M) Represents shareholder notes purchased by Old Wyndham in connection with its initial public offering. Such shareholder notes were acquired by Patriot in connection with the Wyndham Merger.
(N) Represents deferred management fees owed by an affiliate of Old Wyndham that are deferred until certain operating criteria, as defined per the management and loan agreement, are met. Such deferred management fees were acquired by Patriot in connection with the Wyndham Merger.
(O) Represents mortgage prepayment penalties incurred from refinancing of Old Wyndham debt.
(P) Represents adjustments to record the issuance of 6,822,872 Paired Shares in connection with the WHG Transactions.
(Q) Represents adjustments to record the exchange of Interstate Common Stock for approximately 28,503,000 Paired Shares.
(R) Represents adjustments to record the exchange of CHCI Shares for an aggregate of approximately 4,396,000 shares of Wyndham International Series A Preferred Stock and Wyndham International Series B Preferred Stock.
(S) Represents an adjustment for the write-off of the estimated cost to acquire the Participating Leases related to hotels leased by Patriot to CHC Lease Partners. In connection with the CHCI Merger, Wyndham International will acquire the remaining 17 Participating Leases held by CHC Lease Partners. The cost of acquiring these leases will be recorded as an operating expense in Wyndham International's results of operations. However, because the intent of the pro forma financial statements is to reflect, among other things, the expected continuing impact of the CHCI Merger on Wyndham International, this adjustment has been excluded from the pro forma statement of operations and has been reflected as an adjustment to retained earnings for pro forma presentation purposes.

                      PATRIOT AMERICAN HOSPITALITY, INC.

           PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                     For the Year Ended December 31, 1997
                                  (unaudited)

-------------------------------------------------------------------------------------------------------------------------------
                                     PATRIOT          1997           WYNDHAM          INTERSTATE          OTHER
                                    HISTORICAL    TRANSACTIONS        MERGER            MERGER         ADJUSTMENTS    PRO FORMA
                                       (A)            (B)               (C)               (D)              (E)          TOTAL
                                    ----------    ------------      ----------       ------------     ------------    ---------
                                                             (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
Revenue:
Participating lease revenue.......    $177,659     $105,825 (F)     $ 38,389 (F)       $163,588 (F)     $27,259 (F)    $512,720
 Racecourse facility, land and
  hotel lease revenue.............       2,792        2,802 (G)       23,134 (H)         83,880 (H)          --         112,608
Interest and other income.........       5,103       (2,046)              --                 --              --           3,057
                                      --------     --------         --------           --------         -------        --------
   Total revenue..................     185,554      106,581           61,523            247,468          27,259         628,385
                                      --------     --------         --------           --------         -------        --------
Expenses:
General and administrative........      11,157       (1,406)(I)          200                 --              --           9,951
Ground and hotel lease expense....       4,117        1,707 (J)       19,336 (K)         84,974 (K)       5,154         115,288
Interest expense..................      51,000       48,802 (L)       33,500 (L)        120,360 (L)      14,802 (L)     268,464 (W)

Real estate and personal property
 taxes and casualty insurance.....      17,958       10,579            8,060             23,294           2,700          62,591
Cost of acquiring leaseholds......      54,499      (54,499)(M)           --                 --              --              --
Depreciation and amortization.....      49,069       35,841 (N)       19,019 (N)         72,119 (N)       5,802 (N)     181,850
                                      --------     --------         --------           --------         -------        --------
     Total expenses...............     187,800       41,024           80,115            300,747          28,458         638,144
                                      --------     --------         --------           --------         -------        --------
Income (loss) before equity in
 earnings of unconsolidated
 subsidiaries, income tax
 provision, minority interests
 and extraordinary item...........      (2,246)      65,557          (18,592)           (53,279)         (1,199)         (9,759)

Equity in earnings(losses) of
 unconsolidated subsidiaries......       6,015           --           (5,039)(O)          8,830 (P)      (1,986)(Q)       7,820
                                      --------     --------         --------           --------         -------        --------
Income (loss) before income tax
 provision, minority interests
 and extraordinary item...........       3,769       65,557          (23,631)           (44,449)         (3,185)         (1,939)

Income tax provision..............          --         (125)(R)           --               (700)(R)          --            (825)
                                      --------     --------         --------           --------         -------        --------
Income (loss) before minority
 interests and extraordinary item.       3,769       65,432          (23,631)           (45,149)         (3,185)         (2,764)
Minority interest in Patriot
 Partnership......................      (1,713)      (7,449)(S)       10,393 (S)         (4,867)(S)         312 (S)      (3,324)
Minority interest in consolidated
 subsidiaries.....................      (1,674)        (652)(T)           --             (7,470)(U)          --          (9,796)
                                      --------     --------         --------           --------         -------        --------
Income (loss) before
 extraordinary item...............         382       57,331          (13,238)           (57,486)         (2,873)        (15,884)

Extraordinary loss from early
 extinguishment of debt...........      (2,534)       2,534 (L)           --                 --              --              --
                                      --------     --------         --------           --------         -------        --------

Net income (loss).................    $ (2,152)    $ 59,865         $(13,238)          $(57,486)        $(2,873)       $(15,884)(W)

                                      ========     ========         ========           ========         =======        ========
Basic net income (loss)
per share (V):
Income before extraordinary item..    $   0.01
Extraordinary item................       (0.05)
                                      --------
Net loss per common share.........    $  (0.04)                                                                        $  (0.12)(W)
                                      ========                                                                         ========
Diluted net loss per share (V)....    $  (0.04)                                                                        $  (0.12)
                                      ========                                                                         ========

See notes on following page.

                       PATRIOT AMERICAN HOSPITALITY, INC.

       NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                  (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)

(A) Represents Patriot's historical results of operations for the year ended December 31, 1997.
(B) Represents adjustments to Patriot's results of operations assuming that the acquisition of 45 hotels, mergers and other acquisitions and the various financing transactions completed by the Companies during 1997 had occurred as of January 1, 1997.
(C) Represents adjustments to Patriot's results of operations assuming the Wyndham Merger and the related transactions had been consummated as of January 1, 1997.
(D) Represents adjustments to Patriot's results of operations assuming the Interstate Merger and the related transactions had been consummated as of January 1, 1997.
(E) Represents adjustments for other transactions, including the Buena Vista Acquisition, the WHG Merger and the CHCI Merger.
(F) Represents adjustments to participating lease revenue assuming the hotels owned by Patriot and its subsidiaries (excluding the six hotels which are not leased to Lessees and excluding the Park Shore Hotel) had been leased to the Lessees or Wyndham International as of January 1, 1997.
(G)  Represents adjustments to Racecourse facility rental revenue as a result of
     (i) the new lease agreement between Patriot and Wyndham International subsequent to the Cal Jockey Merger and (ii) rental income related to the land lease with Borders, Inc.
(H) Represents hotel lease revenue for those hotels which are leased by Patriot from third-party owners and then sub-leased to Wyndham International.
(I) Represents adjustment to the amortization of unearned stock compensation computed on the straight-line method over the 3 to 5-year vesting periods of $1,971 (primarily to allocate a portion of the costs to Wyndham International), net of estimated incremental general and administrative expense of $565.
(J) Represents ground lease payments pursuant to the ground lease agreement with an affiliate of PaineWebber of $1,625 and pro forma ground lease payments to be made with respect to certain of the hotels of $82.
(K) Represents hotel lease expense related to the hotels leased by Patriot from third-party owners, which Patriot sub-leases to Wyndham International.
(L)  Interest expense consists of the following components:

                                                       1997                   Wyndham           Interstate             Other
                                                   Transactions               Merger              Merger            Adjustments
                                                   ------------               -------           ----------          -----------
Related to acquisition of hotels or investment
 interests in hotels............................          $33,943             $    --            $     --             $12,779
Related to debt assumed or refinanced in
 connection with mergers........................               --              31,316             114,884                  --
Related to Subscription Notes payable to
 Wyndham International..........................            1,026               2,021                  --                 214
Related to Participating Note payable to
 Wyndham International..........................               --                  --                  --               1,809
Related to amortization of deferred loan costs..           13,696                 163               5,476                  --
Related to amortization of capitalized interest
 expense........................................              137                  --                  --                  --
                                                          -------             -------            --------             -------
                                                          $48,802             $33,500            $120,360             $14,802
                                                          =======             =======            ========             =======

     Amortization of deferred loan costs is computed using the straight-line method (which approximates the interest method) over the term of the related loans. As a result of the closing of the Revolving Credit Facility, deferred loan costs totaling approximately $2,910 related to the Old Line of Credit were written off. This amount, net of the minority interest share, was reported as an extraordinary item in Patriot's historical results of operations and has been eliminated for pro forma presentation purposes. In addition, as a result of the increase in Patriot's existing credit facilities, additional deferred loan costs totaling approximately $25,875 have been included in the Borrowings under the credit facility and mortgage notes in the pro forma financial statements.

(M) The costs incurred in connection with Patriot's acquisition of eight leasehold interests from CHC Lease Partners in 1997 were expensed as incurred. Because these costs are non-recurring, they have been eliminated for pro forma presentation purposes.
(N)  Represents the following adjustments to depreciation and amortization:

                                                           1997               Wyndham            Interstate            Other
                                                       Transactions           Merger               Merger           Adjustments
                                                       ------------           --------           ----------         -----------
Related to acquisition of hotels or investment
 interests in hotels............................          $34,894             $19,019             $72,119              $5,802
Related to amortization of goodwill.............              947                  --                  --                  --
                                                          -------             -------             -------              ------
                                                          $35,841             $19,019             $72,119              $5,802
                                                          =======             =======             =======              ======

     Depreciation is computed using the straight-line method and is based upon the estimated useful lives of 35 years for hotel buildings and improvements, 7 years for the Racecourse facility and 5 to 7 years for furniture, fixtures and equipment ("FF&E"). These estimated useful lives are based on management's knowledge of the properties and the industry in general. Amortization of goodwill related to the Cal Jockey Merger is computed using the straight-line method over a 40-year estimated useful life. Because the paired share structure is "grandfathered" under the Code, management believes the life of the paired share structure is perpetual. Under generally accepted accounting principles, however, the maximum amortization period is 40 years for intangible assets.
(O) Represents equity in losses of the New Non-Controlled Subsidiaries which own the Wyndham trade names and franchise related assets, the management and franchising contracts and the hotel management company and which are controlled by Wyndham International.
(P) Represents Patriot's share of the earnings of the Interstate Non-Controlled Subsidiaries which will own the management contracts and hotel management business and will be controlled by Wyndham International following the Interstate Merger.
(Q) Represents equity in losses of the partnerships that own the El San Juan Hotel & Casino and the El Conquistador and the WHG management company. These entities are controlled by Wyndham International.
(R)  Represents an adjustment for estimated state income tax liabilities.
(S) Represents the adjustment to minority interest to reflect the estimated minority interest percentage subsequent to the assumed transactions of approximately 9.8%.
(T) Represents the minority interest related to partnerships and limited liability companies that own certain of the hotels assuming such entities had been formed and the 16 hotels owned by such entities had been acquired at January 1, 1997.
(U) Represents the minority interest in income of consolidated entities which will be acquired by Patriot in connection with the Interstate Merger.
(V) The Companies have adopted Statement of Financial Accounting Standards No. 128 "Earnings Per Share" ("Statement 128") for the year ended December 31, 1997. Pro forma earnings per share disclosures have been calculated in accordance with requirements of Statement 128. Patriot's pro forma basic earnings per share is computed based on 129,389 weighted average common shares outstanding for the period. Shares of common stock granted to officers and employees of Patriot are included in the computation only after the shares become fully vested. Pro forma diluted earnings per share is computed based on 141,044 weighted average common shares and common share equivalents outstanding for the period if dilutive. Diluted earnings per share includes dilutive common stock equivalents and options to purchase common stock which were outstanding during the period. The number of shares outstanding related to the options has been calculated by application of the "treasury stock" method. The number of shares used for the calculation also includes adjustments to reflect the impact of the conversion of shares of Patriot and Wyndham International preferred stock into paired shares of common stock.
(W) If the interest rate on all the variable rate debt increased by 0.25%, pro forma interest expense would increase to approximately $275,454, pro forma net loss would increase to $22,456 and basic net loss per common share would increase to $0.17.

                          WYNDHAM INTERNATIONAL, INC.

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                                  (unaudited)

---------------------------------------------------------------------------------------------------------
                                               WYNDHAM
                                            INTERNATIONAL       1997           WYNDHAM           WHG
                                             HISTORICAL     TRANSACTIONS       MERGER           MERGER
                                                 (A)             (B)             (C)             (D)
                                            -------------   -------------   -------------   -------------
                                                    (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
Revenue:
 Room revenue............................     $ 95,095       $306,555         $146,859          $ 90,461
 Other hotel revenue.....................       72,632        203,549           55,356           125,713
 Racecourse facility revenue.............       26,344         22,538               --                --
 Management fee and service fee income...        7,088         10,586           46,461             6,018
 Interest and other income...............        2,975          1,757            3,782             2,807
                                              --------       --------         --------          --------
     Total revenue.......................      204,134        544,985          252,458           224,999
                                              --------       --------         --------          --------
Expenses:
 Departmental costs -- hotel operations..       84,758        209,306           72,456           114,082
 Racecourse facility operations..........       24,245         20,282 (H)           --                --
 Direct operating costs of management
  company and service department.........        1,216          3,605           39,892             4,150
 General and administrative..............        6,001         50,975           18,523            22,013
 Ground and hotel lease expense..........           --            681           23,134 (I)            --
 Repair and maintenance..................        7,821         26,833            8,899             8,086
 Utilities...............................        7,144         22,173            7,871             4,805
 Marketing...............................       15,437         42,158           14,672            14,176
 Management fees.........................        1,941         12,577           (4,663)(J)         1,809
 Real estate and personal property taxes
  and casualty insurance.................           23            241               --             5,285
 Depreciation and amortization...........        3,616          7,883 (K)       17,995 (K)        15,685 (K)
 Participating lease payments............       50,626        161,390 (L)       38,389 (L)            --
 Interest expense........................          933            202               --            29,060 (M)
                                              --------       --------         --------          --------
     Total expenses......................      203,761        558,306          237,168           219,151
                                              --------       --------         --------          --------
Income (loss) before income tax provision
 and minority interests..................          373        (13,321)          15,290             5,848
 Income tax provision....................         (481)         3,249 (N)       (3,937)(N)        (4,368)(N)
                                              --------       --------         --------          --------
Income (loss) before minority interest...         (108)       (10,072)          11,353             1,480
 Minority interest in OpCo Partnership...           29          1,282 (O)       (2,159)(O)           318 (O)
 Minority interest in other consolidated
  subsidiaries...........................           59          1,438 (P)        5,039 (Q)            28
                                              --------       --------         --------          --------
Net income (loss)........................     $    (20)      $ (7,352)        $ 14,233          $  1,826
                                              ========       ========         ========          ========
Basic earnings (loss)
 per common share (S)....................     $     --
                                              ========
Diluted earnings (loss)
 per common share (S)....................     $     --
                                              ========

---------------------------------------------------------------------------------------------------------

                                                CHCI          INTERSTATE     BUENA VISTA
                                               MERGER           MERGER       ACQUISITION      PRO FORMA
                                                (E)              (F)             (G)            TOTAL
                                            -------------   -------------   -------------   -------------
                                                    (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
Revenue:
 Room revenue............................     $117,619         $514,713         $42,587      $1,313,889
 Other hotel revenue.....................       61,135          209,010          27,633         755,028
 Racecourse facility revenue.............           --               --              --          48,882
 Management fee and service fee income...        2,227           42,760              --         115,140
 Interest and other income...............        2,144            1,757              --          15,222
                                              --------         --------         -------      ----------
     Total revenue.......................      183,125          768,240          70,220       2,248,161
                                              --------         --------         -------      ----------
Expenses:
 Departmental costs -- hotel operations..       68,975          260,495          28,841         838,913
 Racecourse facility operations..........           --               --              --          44,527
 Direct operating costs of management
  company and service department.........       19,884           21,265              --          90,012
 General and administrative..............       18,304           70,077           4,446         190,339
 Ground and hotel lease expense..........           --           83,880 (I)          --         107,695
 Repair and maintenance..................        6,449           30,374           3,020          91,482
 Utilities...............................        6,964           28,338           2,401          79,696
 Marketing...............................       13,715           58,260           4,003         162,421
 Management fees.........................        2,571            5,524             562          20,321
 Real estate and personal property taxes
  and casualty insurance.................           --            2,316              --           7,865
 Depreciation and amortization...........        5,195 (K)       20,437 (K)          --          70,811
 Participating lease payments............       53,685 (L)      163,588 (L)      27,259 (L)     494,937
 Interest expense........................           --               --              --          30,195
                                              --------         --------         -------       ---------
     Total expenses......................      195,742          744,554          70,532       2,229,214
                                              --------         --------         -------       ---------
Income (loss) before income tax provision
 and minority interests..................      (12,617)          23,686            (312)         18,947
 Income tax provision....................        4,341 (N)       (9,991)(N)          --         (11,187)
                                              --------         --------         -------       ---------
Income (loss) before minority interest...       (8,276)          13,695            (312)          7,760
 Minority interest in OpCo Partnership...          591 (O)         (448)(O)          34 (O)        (353)
 Minority interest in other consolidated
  subsidiaries...........................       (1,497)(P)       (8,830)(R)          --          (3,763)
                                              --------         --------         -------       ---------
Net income (loss)........................     $ (9,182)        $  4,417         $  (278)      $   3,644
                                              ========         ========         =======       =========
Basic earnings (loss)
 per common share (S)....................                                                     $    0.03
                                                                                              =========
Diluted earnings (loss)
 per common share (S)....................                                                     $    0.03
                                                                                              =========

   See notes on following page.

                          WYNDHAM INTERNATIONAL, INC.

       NOTES TO CONDENSED CONSOLIDATED PRO FORMA STATEMENT OF OPERATIONS
                     FOR THE YEAR ENDED DECEMBER 31, 1997
                   (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

(A) Represents the historical results of operations of Wyndham International for the six months ended December 31, 1997.
(B) Represents adjustments to Wyndham International's results of operations assuming that Patriot's acquisition of 45 hotels, the mergers and other acquisitions and the various financing transactions completed by the Companies during 1997 had occurred as of January 1, 1997 and assuming 55 of Patriot's hotels had been leased to Wyndham International as of January 1, 1997.
(C) Represents adjustments to Wyndham International's results of operations for the hotel leases and management contracts acquired as a result of the Wyndham Merger assuming such leases and management contracts had been acquired as of January 1, 1997.
(D) Represents adjustments to Wyndham International's results of operations for the hotel investments and management operations acquired by Wyndham International as a result of the WHG Merger assuming such investments had been acquired as of January 1, 1997.
(E) Represents adjustments to Wyndham International's results of operations for the hotel leases and management contracts acquired by Wyndham International as a result of the CHCI Merger assuming such leases and management contracts had been acquired as of January 1, 1997.
(F) Represents adjustments to Wyndham International's results of operations for the hotel leases and management contracts acquired as a result of the Interstate Merger, assuming such leases and management contracts had been acquired as of January 1, 1997.
(G) Represents adjustments to Wyndham International's results of operations for the Buena Vista Acquisition, assuming Patriot had leased such hotel to Wyndham International as of January 1, 1997.
(H) Represents adjustment to Racecourse facility operating expenses as a result of the new lease agreement between Patriot and Wyndham International subsequent to the Cal Jockey Merger and the related transactions.
(I) Represents hotel lease expense related to the hotels Old Wyndham and Interstate leased from third-party owners at December 31, 1997. Subsequent to the Wyndham Merger and Interstate Merger, these hotels will be sub-leased by Patriot to Wyndham International.
(J) Represents the elimination of management fees for the Patriot hotels previously managed by Old Wyndham which are managed by a subsidiary controlled by Wyndham International subsequent to the Wyndham Merger.
(K)  Represents the following adjustments to depreciation and amortization:

                                            1997             Wyndham             WHG               CHCI          Interstate
                                        Transactions         Merger            Merger             Merger           Merger
                                        ------------      ------------      ------------       ------------     ------------
Depreciation related to buildings and
 improvements.........................  $         --      $         --      $      9,570       $         --     $         --
Depreciation related to FF&E..........         3,818             2,333             5,018                 --               --
Amortization of goodwill..............           876             8,072             1,097                363            5,699
Amortization of trade names...........           303             2,444                --                250               --
Amortization of management contract
 costs................................         2,886             5,146                --              4,582           14,738
                                        ------------     -------------      ------------       ------------     ------------
                                        $      7,883     $      17,995      $     15,685       $      5,195     $     20,437
                                        ============     =============      ============       ============     ============

     Depreciation is computed using the straight-line method and is based upon the estimated useful lives of 35 years for buildings and improvements and 5 to 7 years for FF&E. Amortization of goodwill related to the Cal Jockey Merger is computed using the straight-line method over a 40-year estimated useful life. Amortization of goodwill related to the acquisition of the management operations of Grand Heritage Hotels, Inc., GAH, CHCI, Old Wyndham, WHG and Interstate is computed using the straight-line method over estimated useful lives of 20 to 35 years. Amortization of trade names is computed using the straight-line method over estimated useful lives of 20 to 35 years. Amortization of management contract costs is computed using the straight-line method over the estimated remaining term of the contracts.
(L) Represents pro forma lease payments from Wyndham International to Patriot calculated based upon the historical revenue of the hotels for the year ended December 31, 1997.
(M) Represents pro forma interest expense on debt and capital lease obligations related to the Condado Plaza Hotel, the El San Juan Hotel & Casino and the El Conquistador. As a result of the WHG Transactions, Wyndham International acquired a controlling interest in the partnerships that own the El San Juan Hotel & Casino and the El Conquistador. As a result, the results of operations of these partnerships are included in Wyndham International's consolidated operating results. These debt and capital lease obligations bear interest at rates ranging from LIBOR plus 0.9% (estimated as 6.5176%) to 12.0% per annum.
(N) Represents an adjustment to the estimated federal and state tax liability as a result of the pro forma adjustments to the operating results of Wyndham International for the year ended December 31, 1997.
(O) Represents the adjustment to minority interest to reflect the estimated minority interest percentage in the OpCo Partnership subsequent to the assumed transactions of approximately 8.8%.
(P) Represents adjustments for the minority interest in GAH and the acquisition of such minority interest upon consummation of the CHCI Merger.
(Q) Represents adjustment for the minority interest in the New Non-Controlled Subsidiaries held by Patriot.
(R) Represents adjustment for the minority interest in the non-controlled subsidiaries related to the Interstate Merger which is held by Patriot.
(S) The Companies have adopted Statement of Financial Accounting Standards No. 128 "Earnings Per Share" ("Statement 128") for the year ended December 31, 1997. Pro forma earnings per share disclosures have been calculated in accordance with requirements of Statement 128. Pro forma basic earnings per share is computed based on 129,389 weighted average common shares outstanding for the period. Shares of common stock granted to officers and employees of Wyndham International are included in the computation only after the shares become fully vested. Pro forma diluted earnings per share is computed based on 141,044 weighted average common shares and common share equivalents outstanding for the period. Diluted earnings per share includes dilutive common stock equivalents and options to purchase common stock which were outstanding during the period. The number of shares outstanding related to the options has been calculated by application of the "treasury stock" method. The number of shares used for the calculation also includes adjustments to reflect the impact of the conversion of shares of Patriot and Wyndham International preferred stock into paired shares of common stock.

                        REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders
Wyndham Hotel Corporation:


         We have audited the accompanying consolidated balance sheets of Wyndham Hotel Corporation (the "Company") as of December 31, 1996 and 1997 and the related consolidated statements of income, partners' capital and stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 1996 and 1997 and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.


                                         /s/ Coopers & Lybrand L.L.P.



Dallas, Texas
February 12, 1998

                            WYNDHAM HOTEL CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                        (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                        DECEMBER 31,
                                                                                --------------------------
                                                                                   1996            1997
                                                                                -----------    -----------
                                     ASSETS
Current assets:
    Cash and cash equivalents...............................................    $    11,517    $     5,777
    Cash, restricted........................................................            865            721
    Accounts receivable, less allowance of $941 and $2,740 at December 31,
       1996 and 1997, respectively..........................................         13,330         23,035
    Due from affiliates.....................................................         12,686         14,545
    Inventories.............................................................          1,430          2,217
    Deferred income taxes...................................................          1,539          1,844
    Other...................................................................          1,412         12,018
                                                                                -----------    -----------

       Total current assets.................................................         42,779         60,157

Investments in hotel partnerships...........................................          1,125          4,028
Notes and other receivables from affiliates.................................          7,685         18,513
Notes receivable............................................................          6,307          4,092
Property and equipment, net.................................................        134,176        329,359
Management contract costs, net..............................................          7,766          9,525
Security deposits...........................................................         15,288         23,999
Deferred income taxes.......................................................         14,148              -
Other  .....................................................................         13,688         17,101
Goodwill....................................................................              -         20,726
                                                                                -----------    -----------

       Total assets.........................................................    $   242,962    $   487,500
                                                                                ===========    ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
    Accounts payable and accrued expenses...................................    $    23,556    $    45,507
    Deposits................................................................            959          2,413
    Deposits from affiliates................................................            344             64
    Current portion of long-term debt and capital lease obligations.........            510          1,722
                                                                                -----------    -----------
       Total current liabilities............................................         25,369         49,706
                                                                                -----------    -----------
Borrowings under revolving credit facility..................................              -        115,500
Long-term debt and capital lease obligations................................        129,944        162,126
Deferred income taxes.......................................................              -          6,507
Deferred gain...............................................................         12,065         11,326
                                                                                -----------    -----------
                                                                                    142,009        295,459
                                                                                -----------    -----------
Minority interest...........................................................              -          2,480
                                                                                -----------    -----------
Stockholders' equity:
    Common stock, par value $.01 per share, 45,000,000 shares authorized,
       20,018,299 and 21,618,310 shares issued and outstanding at December 31,
       1996 and 1997, respectively..........................................            200            216
    Additional paid-in capital..............................................         84,342        133,143
    Retained earnings.......................................................         11,714         25,396
    Unrealized foreign exchange loss........................................              -           (805)
    Unrealized gain on securities available for sale........................              -            522
    Receivable from affiliates..............................................         (1,223)        (1,228)
    Notes receivable from stockholders......................................        (19,449)       (17,389)
                                                                                -----------    -----------
       Total stockholders' equity...........................................         75,584        139,855
                                                                                -----------    -----------
          Total liabilities and stockholders' equity........................    $   242,962    $   487,500
                                                                                ===========    ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                            WYNDHAM HOTEL CORPORATION
                        CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                            YEAR ENDED DECEMBER 31,
                                                                    -------------------------------------
                                                                       1995          1996          1997
                                                                    ----------    ----------    ---------
Revenues:
    Hotel revenues..............................................    $   54,673    $  104,620    $  180,054
    Management fees.............................................         7,354         8,556         9,211
    Management fees - affiliates................................         9,567        15,257        20,754
    Service fees................................................         2,192         1,428         2,196
    Service fees - affiliates...................................         1,928         2,878         3,393
    Reimbursements..............................................         4,378         6,593         7,168
    Reimbursements - affiliates.................................         6,458         8,384         8,402
    Other.......................................................         1,340           359        13,138
                                                                    ----------    ----------    ----------
       Total revenues...........................................        87,890       148,075       244,316
                                                                    ----------    ----------    ----------
Operating costs and expenses:
    Hotel expenses..............................................        37,125        77,016       137,879
    Selling, general and administrative expenses................        15,001        19,050        24,323
    Equity participation compensation...........................         3,992         2,919             -
    Reimbursable expenses.......................................         4,378         6,593         7,168
    Reimbursable expenses - affiliates..........................         6,458         8,384         8,402
    Depreciation and amortization...............................         6,311         8,110        13,369
    Merger expenses.............................................             -             -        13,386
                                                                    ----------    ----------    ----------
       Total operating costs and expenses.......................        73,265       122,072       204,527
                                                                    ----------    ----------    ----------
Operating income................................................        14,625        26,003        39,789
Interest income.................................................           344         1,175         1,652
Interest income - affiliates....................................           100           716           918
Interest expense................................................        (8,465)      (11,810)      (16,405)
Equity in earnings of hotel partnerships........................         1,664           870           198
Foreign currency gain...........................................           405             -             -
Amortization of deferred gain...................................             -           505           739
                                                                    ----------    ----------    ----------
Income before minority interests, income taxes and extraordinary
       item.....................................................         8,673        17,459        26,891
Income (loss) attributable to minority interests................           724           571          (433)
                                                                    ----------    ----------    ----------
Income before income taxes and extraordinary item...............         7,949        16,888        27,324
Income tax (provision) benefit..................................             -         8,209       (14,346)
                                                                    ----------    ----------    ----------
Income before extraordinary item................................         7,949        25,097        12,978
Extraordinary item net of applicable taxes of $270 and $195 for
    1996 and 1997, respectively.................................             -        (1,131)         (298)
                                                                    ----------    ----------    ----------
Net income......................................................    $    7,949    $   23,966    $   12,680
                                                                    ==========    ==========    ==========
Basic earnings per share:
    Income before extraordinary item............................           N/A    $     1.25    $      .62
    Extraordinary item..........................................           N/A          (.06)         (.01)
                                                                                  ----------    ----------
    Net income..................................................           N/A    $     1.19    $      .61
                                                                                  ==========    ==========
Diluted earnings per share:
    Income before extraordinary item............................           N/A    $     1.25    $      .61
    Extraordinary item..........................................           N/A          (.06)         (.01)
                                                                                  ----------    ----------
    Net income..................................................           N/A    $     1.19    $      .60
                                                                                  ==========    ==========
Weighted average number of common shares outstanding............           N/A        20,018        20,693
Weighted average number of common shares outstanding and dilutive
    common shares ..............................................           N/A        20,111        21,120

   The accompanying notes are an integral part of the consolidated financial statements.

                            WYNDHAM HOTEL CORPORATION
      CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL AND STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)


                                                                                                     FOREIGN    UNREALIZED
                                                                                           NOTES     CURRENCY    GAIN ON
                                                                            RECEIVABLE  RECEIVABLE  TRANSLATION MARKETABLE
                                        PARTNERS' COMMON  PAID-IN  RETAINED    FROM       FROM        ADJUST-     SECURI-
                                         CAPITAL  STOCK   CAPITAL  EARNINGS AFFILIATES STOCKHOLDERS    MENT        TIES      TOTAL
                                        --------- ------ --------- -------- ---------- ------------ ----------- ---------- ---------


Balance at January 1, 1995 ..........   $  3,921  $  --  $     --  $     -- $      --  $      --    $      --   $     --   $  3,921
Capital contributions ...............     14,795     --        --        --        --         --           --         --     14,795
Capital distributions ...............    (10,931)    --        --        --        --         --           --         --    (10,931)

Distributions made to withdrawing
 partners............................     (2,577)    --        --        --        --         --           --         --     (2,577)

Affiliate stock options .............      2,711     --        --        --        --         --           --         --      2,711
Equity participation compensation ...      3,992     --        --        --        --         --           --         --      3,992
Net income ..........................      7,949     --        --        --        --         --           --         --      7,949
Receivable from affiliates ..........         --     --        --        --    (2,303)        --           --         --     (2,303)

                                        --------  -----  --------  -------- ---------  ---------    ---------   --------   --------

Balance at December 31, 1995 ........     19,860     --        --        --    (2,303)        --           --         --     17,557
Capital contributions ...............      4,801     --        --        --        --         --           --         --      4,801
Capital distributions ...............    (29,593)    --        --        --        --         --           --         --    (29,593)

Issuance of common stock ............     (1,998)   200    78,184        --        --       (195)          --         --     76,191
Equity participation compensation ...         --     --     2,919        --        --         --           --         --      2,919
Payment to affiliate for release of
 an obligation ......................         --     --        --    (6,000)       --         --           --         --     (6,000)

Deferred income taxes from
 incorporation ......................         --     --     3,239        --        --         --           --         --      3,239
Notes receivable from stockholders ..         --     --        --        --        --    (18,576)          --         --    (18,576)

Receivable from affiliates ..........         --     --        --        --     1,080         --           --         --      1,080
Accrued interest on notes receivable
 from stockholders ..................         --     --        --       678        --       (678)          --         --         --
Net income ..........................      6,930     --        --    17,036        --         --           --         --     23,966
                                        --------  -----  --------  -------- ---------   --------    ---------    -------   --------
Balance at December 31, 1996 ........         --    200    84,342    11,714    (1,223)   (19,449)          --         --     75,584
Issuance of common stock ............         --     16    48,801        --        --         --           --         --     48,817
Notes receivable from stockholders ..         --     --        --        --        --      3,062           --         --      3,062
Receivable from affiliates ..........         --     --        --        --        (5)        --           --         --         (5)

Accrued interest on notes receivable
 from stockholders ..................         --     --        --     1,002        --     (1,002)          --         --         --
Foreign currency translation
 adjustment..........................         --     --        --        --        --         --         (805)        --       (805)

Unrealized gain on marketable
 securities..........................         --     --        --        --        --         --           --        522        522
Net income ..........................         --     --        --    12,680        --         --           --         --     12,680
                                        --------  -----  --------  -------- ---------   --------    ---------    -------   --------
Balance at December 31, 1997 ........   $     --  $ 216  $133,143  $ 25,396 $  (1,228)  $(17,389)   $    (805)   $   522   $139,855
                                        ========  =====  ========  ======== =========   ========    =========    =======   ========

   The accompanying notes are an integral part of the consolidated financial statements.

                            WYNDHAM HOTEL CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                             YEAR ENDED DECEMBER 31,
                                                                    -----------------------------------
                                                                       1995        1996          1997
                                                                    ----------  -----------   ---------
Cash flows from operating activities:
    Net income .................................................   $   7,949    $  23,966    $  12,680
    Adjustments to reconcile net income to cash provided by
       operating activities:
       Depreciation and amortization ...........................       6,311        7,328       11,948
       Provision for bad debt ..................................         265        1,018        2,116
       Deferred income taxes ...................................          --      (12,958)        (631)
       Current income taxes ....................................          --        5,390       14,959
       Amortization of deferred debt issuance costs ............          --          782        1,421
       Write-off of predecessor deferred debt issuance costs ...          --        1,401          493
       Amortization of deferred gain ...........................          --         (505)        (875)
       Equity in (earnings) loss of hotel partnerships .........         372           --         (198)
       Foreign currency translation gain .......................        (405)          --           --
       Equity participation compensation .......................       3,992        2,919           --
       Capitalized interest ....................................          --           --       (1,315)
       Non-cash termination fee income .........................          --           --       (4,000)
       Income/(loss) attributable minority interests ...........         724          571         (433)
    Changes to operating assets and liabilities, net of effects from purchase of hotels:
       Net withdrawals from/(deposits to) restricted cash ......        (485)       2,576          144
       Accounts receivables ....................................      (1,842)      (4,038)     (10,597)
       Net change in due to/from affiliates ....................     (11,165)      (9,233)      (1,997)
       Inventories and other ...................................      (3,105)      (3,773)      (9,912)
       Accounts payable and accrued expenses ...................         (63)       7,975       (5,495)
       Deposits ................................................         453       (1,796)       1,118
       Security deposits .......................................          --      (13,738)      (6,747)
                                                                   ---------    ---------    ---------
          Net cash provided by operating activities ............       3,001        7,885        2,679
                                                                   ---------    ---------    ---------
Cash flows from investing activities:
    Additions/improvements to property and equipment ...........      (3,556)     (11,272)     (35,787)
    Proceeds from sale of property and equipment ...............          --      136,374           --
    Investments in management contracts ........................      (4,346)      (1,536)      (2,744)
    Advances on notes receivable ...............................      (2,451)      (3,857)     (14,511)
    Collections on notes receivable ............................          --           --        3,742
    Purchase of hotels, net of cash acquired ...................          --      (33,470)     (34,465)
    Purchase of equity investments in hotel partnerships .......          --       (1,125)      (2,705)
    Acquisition of minority interests ..........................          --       (5,479)          --
    Increase in long-term restricted cash ......................        (212)      (1,661)        (546)
                                                                   ---------    ---------    ---------
          Net cash provided by (used in) investing activities ..     (10,565)      77,974      (87,016)
                                                                   ---------    ---------    ---------
Cash flows from financing activities:
    Partners' contributed capital ..............................      14,795        4,801           --
    Partners' capital distributions ............................     (10,932)     (29,593)          --
    Distributions made to withdrawing partners .................      (2,577)        (982)          --
    Proceeds from borrowings under revolving credit facility ...          --           --      130,250
    Repayments of revolving credit facility ....................          --           --      (14,750)
    Proceeds from issuance of common stock .....................          --       69,504           --
    Proceeds from long-term borrowings and issuance of debt ....      13,600       94,383       12,094
    Repayments on long-term debt and lease obligations .........      (6,782)    (197,726)     (51,552)
    Collections/(advances) on notes receivable from stockholders          --      (18,889)       3,062
    Other ......................................................          --           --          296
                                                                   ---------    ---------    ---------
          Net cash provided by (used in) financing activities ..       8,104      (78,502)      79,400
                                                                   ---------    ---------    ---------
Effect of foreign currency rate fluctuation on cash and cash
 equivalents ...................................................          --           --         (803)
                                                                   ---------    ---------    ---------
Increase (decrease) in cash and cash equivalents ...............         540        7,357       (5,740)
Cash and cash equivalents at beginning of year .................       3,620        4,160       11,517
                                                                   ---------    ---------    ---------
Cash and cash equivalents at end of year .......................   $   4,160    $  11,517    $   5,777
                                                                   =========    =========    =========


The accompanying notes are in integral part of the consolidated financial statements. See Note 27 for supplemental cash flows information.

                            WYNDHAM HOTEL CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.   BASIS OF PRESENTATION:

         The accompanying consolidated financial statements of Wyndham Hotel Corporation at December 31, 1996 and 1997 and for the period since WHC's initial public offering in May 1996 through December 31, 1996 include the accounts of WHC, its majority-owned subsidiaries and certain equity interests in hotel partnerships (collectively, the "Company"). Financial statements at December 31, 1995 and for the periods prior to the Company's initial public offering (January 1, 1995 through May 24, 1996) include the combined accounts of WHC and its majority owned entities. All significant intercompany balances and transactions have been eliminated.

         The consolidated financial statements at December 31, 1997 include the accounts of the Company which consist of the following entities:

        Management entities:

             Wyndham Management Corporation (a Delaware corporation)
             WHCMB, Inc. (a Delaware corporation)
             Waterfront Management Corporation (a Delaware corporation)
             WHCMB, Toronto, Inc. (a Canada corporation)
             Wyndham Hotels & Resorts Management, Ltd. (a Bermuda corporation) Wyndham Hotels & Resorts (Aruba) N. V. (an Aruba corporation) WHCMB Overland Park, Inc. (a Kansas corporation)
             CHMB, Inc. (a Texas corporation)
             MBAH, Inc. (a Texas corporation)
             PSMB, Inc. (a California corporation)
             GHMB, Inc. (a Texas corporation)

        Hotel entities:

             Wyndham Hotel Corporation (a Delaware corporation) GHALP Corporation (a Delaware corporation)
             WHC Vinings Corporation (a Delaware corporation)
             WHC Development Corporation (a Delaware corporation) WHC Franchise Corporation (a Delaware corporation)
             WHC Columbus Corporation (a Delaware corporation) Wyndham IP Corporation (a Delaware corporation)
             WHC Salt Lake City Corporation (a Delaware corporation) XERXES Limited (a Texas corporation)
             WH Interest, Inc. (a Texas corporation)
             WHC Caribbean Limited (a Jamaican corporation)
             WHC Chicago, LLC (a Delaware corporation)
             WHC Atlanta GP, LLC (a Delaware corporation)
             WHC Airport Corporation (a Delaware corporation) ClubHouse Hotels, Inc. (a Kansas Corporation)

        Partnership entity:

             Rose Hall Associates, L. P. (a Texas limited partnership)

         The Company has a 30% investment in a hotel partnership which owns a hotel located in Columbus, Ohio. The Company, through a subsidiary, has minority interests in two other hotel partnerships located in Chicago, Illinois and Pittsburgh, Pennsylvania. The Company does not have voting or operational control over these hotel partnerships, therefore, these investments are accounted for using the equity method in the accompanying financial statements. The Company also has a 70% interest in a hotel partnership whose results of operations have been included in the consolidated financial statements and the remaining 30% ownership is reported as minority interest.


         The management entities were formed to provide management and development services to hotel property owners. As of December 31, 1997, 107 properties, located in 27 states, the District of Columbia, Ontario, Canada and 5 Caribbean islands were under management or franchise contracts. The Company operates 27 Wyndham hotels, 55 Wyndham garden hotels, 10 Wyndham resort hotels and 10 ClubHouse hotels. The Company provides management services to 3 non-Wyndham brand hotels and provides construction and development services for 2 hotels under renovation or construction.

         The hotel entities, which own 27 hotels and lease 14 hotels, were formed for the purpose of acquiring, owning, leasing and operating hotels throughout the United States, and the Caribbean. Hotel revenues are primarily dependent upon the individual business traveler and small business groups.

         The partnership entity, which is comprised of one limited partnership, was formed for the purpose of managing and investing in a hotel entity.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Cash

         For purposes of reporting cash flows, all highly liquid debt instruments with original maturities of three months or less at the time of purchase are considered to be cash equivalents.

         As of December 31, 1997, restricted cash includes a depository account balance of $400,000 which collaterizes a letter of credit. Management anticipates the deposit will be reduced concurrent with reductions in the letter of credit commitment.

Inventories

         Inventories consisting of food, beverage, china, linen, glassware, silverware, uniforms, and supplies are stated at cost which approximates market, with cost determined using the first-in, first-out method.

Other Current Assets

         Other current assets include prepaid insurance and certain other prepaid costs. For 1997, other current assets also included a note receivable from an affiliated entity of $4,000,000 and equity securities of $3.0 million. The note receivable from affiliate, bearing interest at 7% per annum and payable in May 1998, was acquired at the termination of a management contract. The note with accrued interest was collected in January 1998. Equity securities of $3.0 million are classified as securities available for sale and are carried at market value with the unrealized gain reported as a separate component of stockholders' equity.

Property and Equipment

         Buildings are carried at cost and depreciated over forty years using the straight-line method. Furniture and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives, which range from three to nine years. Assets recorded under capital leases and leasehold improvements are amortized over the shorter of the lives of the assets or the terms of the related leases. Normal repairs and maintenance are charged to expense as incurred.

         The Company periodically reviews the carrying value of each of its properties and equipment to determine if circumstances exist indicating an impairment in the carrying value or that depreciation periods should be modified. If facts or circumstances support the possibility of impairment, the Company will prepare a projection of the undiscounted future operating cash flows. In cases when the Company does not expect to recover its carrying value, the Company recognizes an impairment loss. Management of the Company does not believe that there are any factors or circumstances indicating impairment of any of its properties and equipment.

Management Contracts

         The Company has entered into management agreements which required payment of certain costs associated with the change in the management of hotels. These costs have been recorded as deferred management contract costs and are being amortized on a straight-line basis over the terms of the agreements. The Company periodically evaluates the recoverability of management contract costs to determine whether such costs will be recovered from future operations.

         Certain management agreements include repayment provisions if termination occurs prior to the term of the agreement. During 1997, the Company recorded $12.6 million for termination of management contracts that is included in other revenues (net of write-off of the unamortized costs).

Goodwill

         Goodwill, representing the excess of the purchase price over the fair value of the net assets of the acquired entities, is being amortized on a straight-line method over a period of forty years. The amortization of goodwill recorded for 1997 was $218,000. The carrying value of goodwill will be reviewed based on the undiscounted cash flows of the entities acquired over the remaining amortization period. Should this review indicate that goodwill will not be recoverable, the Company's carrying value of the goodwill will be reduced by the estimated shortfall of undiscounted cash flows.

Other Assets

         Other non-current assets consisted of the following at December 31, 1996 and 1997 (in thousands):

                                                                                    DECEMBER 31,
                                                                               --------------------
                                                                                  1996       1997
                                                                               ---------   --------
         Debt issuance costs ...............................................   $  8,410    $  9,941
         Repair and replacement funds for property and equipment, restricted
           cash ............................................................      2,277       3,734
         Earnest money for the acquisition of hotel properties .............      2,191       2,007
         Capitalized litigation costs ......................................      1,187       1,324
         Pre-opening and organization costs ................................        165       2,051
         Non-competition agreement .........................................         --       1,000
         Other .............................................................        292         365
                                                                               --------    --------
                                                                                 14,522      20,422
         Less accumulated amortization .....................................       (834)     (3,321)
                                                                               --------    --------
                                                                               $ 13,688    $ 17,101
                                                                               ========    ========

         Non-competition agreement is carried at cost and amortized over five years, the life of the agreement. Debt issuance costs are amortized over the lives of related loan agreements.

Deposits

         Deposits represent cash received from guests for future hotel reservations at the hotel entities and cash received from the owners of certain hotels managed by the Company for various operating expenses paid by the Company on behalf of managed properties. Upon termination of the management contracts, the excess, if any, of the deposits over the actual operating expenses owed to the Company would be refunded to owners.

Income Taxes

         Since the Company's initial public offering in May 1996, federal income taxes have been provided in accordance with Statement of Financial Accounting Standard No. 109 ("SFAS 109"). Under the liability method of SFAS 109, deferred taxes are determined based on the difference between the financial statements and tax bases of assets and liabilities using enacted tax rates in effect in the years the differences are expected to reverse. See Note 17 for the components of deferred tax assets and income tax benefit.

         For periods prior to the Company's initial public offering, each of the combined companies was either a partnership, an S corporation or a nontaxable Bermuda corporation, and consequently, was not subject to federal income taxes. Thus, taxable income or loss was allocated directly to the taxable income of the individual partners and stockholders. The Company's tax returns and the amount of allocable income or loss are subject to examination by federal and state taxing authorities. If such examinations result in changes to income or loss, the tax liability of the partners and stockholders could be changed accordingly.

Revenue Recognition

         Hotel revenue, management fees, service fees, reimbursements and other income are recognized when earned.

Advertising Costs

         The Company participates in various advertising and marketing programs with a related party. All costs are expensed in the period incurred. The Company recognized advertising expenses of $7.6 million and $13.4 million for the years ended December 31, 1996 and 1997, respectively.

Foreign Currency Translation

         Financial statements of foreign subsidiaries not maintained using U.S. dollars are remeasured into the U.S. dollar functional currency for consolidation and reporting purposes. Assets and liabilities of non-U.S. operations are translated into U.S. dollars at the exchange rate in effect at the balance sheet date. Revenues and expenses of non-U.S. operations are translated at the weighted average exchange rate during the year. Resulting translation adjustments are reflected in stockholders' equity. Realized foreign currency gains and losses are included in results of operation.

Use of Estimates and Assumptions

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amount of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Concentration of Credit Risk

         Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash investments. The Company maintains cash and cash equivalents in accounts with major financial institutions in excess of the amount insured by the Federal Deposit Insurance Corporation. Management believes credit risk related to these deposits is minimal.

Reclassifications

         Certain prior year amounts have been reclassified to conform to the current year presentation with no effect to previously reported net income.

Self Insurance

         The Company is self insured for various levels of general liability, workers' compensation and employee medical coverage. Accrued expenses include the estimated cost from unpaid incurred claims.

Earnings Per Share

         The Company adopted Statement of Financial Accounting Standards No. 128 ("SFAS 128"), Earnings Per Share ("EPS") beginning with the Company's fourth quarter of 1997. SFAS 128 requires basic EPS to be computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period and diluted EPS to reflect the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. All prior period EPS data has been restated to conform to the provision of this statement. See Note 5 for the computation and reconciliation of the numerators and the denominators of the basic and diluted per-share computation.

         Earnings per share data for the years ended December 31, 1995 relates to periods prior to the Company's formation and therefore is not presented.

Stock-Based Compensation Plans

         The Company sponsors a stock-based incentive compensation plan. Under the plan, stock options are granted to certain employees. The Company applies Accounting Principles Board Opinion 25 and related Interpretations in accounting for the plan. No compensation costs are recognized for options granted at the market price at grant date. The Company recognizes compensation expense for options granted at a lower than market price. In 1997, the Company recognized such expense in the amount of $83,000. In 1995, Financial Accounting Standard Board issued SFAS 123 "Accounting for Stock-Based Compensation" which, if fully adopted by the Company, would change the methods the Company applies in recognizing the cost of the plan. Adoption of the cost recognition provisions of SFAS 123 is optional and the Company decided not to elect the provisions in SFAS
123. However, pro forma disclosures as if the Company adopted the cost recognition provisions of SFAS 123 are presented in Note 19.

Pending Adoption of Authoritative Statement

         In June 1997, Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 requires that an enterprise classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS 130 is effective for fiscal years beginning after December 15, 1997. Reclassification of financial statements for earlier periods provided for comparative purposes is required. The Company plans to adopt SFAS 130 for the year ended December 31, 1998.

         In June 1997, the FASB also issued SFAS No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information." SFAS 131 specifies revised guidelines for determining an entity's operating segments and the type and level of financial information to be disclosed. SFAS 131 changes current practice by establishing a new framework on which to base segment reporting, including the determining of a segment and the financial information to be disclosed for each segment, referred to as the "management" approach. The management approach requires that management identify "operating segments" based on the way that management disaggregates the entity for making internal operating decisions. SFAS 131 is effective for fiscal years beginning after December 31, 1997, and requires restatement of information for earlier periods. Management is determining the segments to be disclosed and intends to adopt the statement for the year ended December 31, 1998.

3.    ACQUISITIONS:

         In January 1997, the Company entered into a lease agreement relating to the Wyndham hotel property in Salt Lake City. The lease qualifies as an operating lease. The lease required the Company to make deposits totaling $10.0 million with the lessor. The deposits were funded with cash borrowed under the revolving credit facility. The minimum rent under the lease is $4.4 million per year. Beginning January 1998 through the end of the term of the lease, additional rent ranging from 5% to 8% of the excess total hotel sales, as defined, will be paid.

         On July 31, 1997, the Company acquired Kansas City-based ClubHouse Hotels, Inc., ("ClubHouse") a privately held chain of 17 hotels operating in the mid-scale segment of the lodging industry. The acquisition added 2,456 rooms, or approximately 10% to the Company's current portfolio of hotels open or under construction. In connection with the acquisition of ClubHouse, the Company acquired direct or indirect ownership of 13 ClubHouse hotels, ownership of partial interests in three additional managed ClubHouse hotels, ownership of the ClubHouse Inns brand name and one license for a franchised ClubHouse hotel. The terms of the merger and related transactions were reached following arms-length negotiations among the parties involved. Total consideration paid by the Company in connection with the merger and related transactions included (1) the issuance of 1,599,448 shares of common stock of the Company pursuant to the merger (with the total number of shares issuable subject to a working capital adjustment to be made in the future), (2) the assumption of approximately $23.5 million of debt and (3) the payment of approximately $55.6 million in cash. The cash portion of the purchase price was borrowed under the Company's revolving credit facility with Bankers Trust Company, as agent for a group of financial institutions.

         In connection with the acquisition of ClubHouse, the Company amended the revolving credit facility to (i) increase the aggregate amount of the credit facility by $50 million to a total of $150.0 million, (ii) make certain revisions to the method of calculating the borrowing base, (iii) amend certain financial covenants, (iv) permit the Company to make certain debt and equity investments and (v) make certain other amendments.

         On September 26, 1997, the Company elected to fund a cash shortfall related to renovation costs and assumed a 67.5% interest in a hotel partnership, as the owner of the hotel partnership failed to fund the shortfall. The Company contributed and converted its outstanding note receivable and accrued interest thereon to equity totaling $5.9 million. In the fourth quarter of 1997, the Company funded an additional cash shortfall totaling $919,000 and increased the ownership interest to 70.0%.

         In October 1997, the Company acquired the remaining 95% interest in a 138 room ClubHouse hotel for cash consideration of $6.4 million. The Company acquired the initial 5% interest in the hotel property at the merger with ClubHouse in July 1997.

         In November 1997, the Company entered into a capital lease agreement with a hotel partnership for a 155-room hotel in Virginia. The Company paid cash of $2.6 million including the purchase of the previous partners' notes totaling $2.2 million.

         In December 1997, the Company acquired a hotel property located in Atlanta for $16.1 million. Cash used to fund this acquisition was borrowed under the revolving credit facility. The hotel property is currently under construction and renovation.

4.   MERGER WITH PATRIOT AMERICAN HOSPITALITY, INC.:

         On April 14, 1997, the Company entered into a merger agreement with Patriot American Hospitality, Inc. ("Patriot"), (as amended, the "Patriot Merger Agreement"). Pursuant to the Patriot Merger Agreement, on January 5, 1998, the Company merged with and into the successor to Patriot ("New Patriot REIT") following Patriot's merger with and into California Jockey Club (the "Cal-Jockey Merger"), with New Patriot REIT being the surviving company (the "Patriot Merger"). Patriot also entered into a related stock purchase agreement with the principal stockholder of the Company (the "Stock Purchase Agreement"), to acquire all of such stockholder's shares of the Company's common stock (the "Stock Purchase.") The Cal-Jockey Merger was completed on July 1, 1997. As a result of the Patriot Merger and the Stock Purchase, New Patriot REIT acquired all of the outstanding shares of common stock of the Company. Pursuant to the Patriot Merger Agreement and the Stock Purchase Agreement, each outstanding share of common stock of the Company ("Wyndham Common Stock") generally was converted into 1.372 shares (the "Patriot Exchange Ratio") of common stock of each of New Patriot REIT and Patriot American Hospitality Operating Company ("New Patriot Operating Company"), which shares are paired and transferable and trade together only as a single unit (the "Paired Shares"). In lieu of receiving Paired Shares, certain stockholders elected to receive cash in an amount per share equal to the Patriot Exchange Ratio multiplied by the average of the closing prices of the Paired Shares on the five trading days immediately preceding the closing of the Patriot Merger, totaling $101.0 million (including a $1.0 million dividend payment). In connection with the Patriot Merger, New Patriot REIT assumed the Company's existing indebtedness, which was approximately $277.6 million as of December 31, 1997.

         On April 14, 1997, an action styled Kwalbrun v. James D. Carreker, et. al., was filed in the Delaware Court of Chancery in and for New Castle County, purportedly as a class action on behalf of the Company's stockholders, against the Company and the members of the Board of Directors of the Company. The complaint also purported to name Patriot as a defendant. The complaint alleges that the Company's Board of Directors breached its fiduciary duties owed to the Company's public stockholders in connection with the Board of Director's approval of the Patriot Merger. In particular, the complaint alleges that the Patriot Merger was negotiated at the expense of the Company's public stockholders, and that the Company's Board of Directors permitted Patriot to negotiate on more favorable terms the Crow Acquisition with members of the Trammell Crow family. The complaint seeks to enjoin, preliminarily and permanently, consummation of the Patriot Merger under the terms presently proposed and also seeks unspecified damages. Wyndham and the individual defendants filed a motion to dismiss the complaint and a motion to stay discovery on July 24, 1997. The parties subsequently entered into a memorandum of understanding setting forth terms of a settlement. The settlement is subject to, among other things, approval of the Delaware Court of Chancery. Pursuant to the proposed settlement, defendants made certain supplemental disclosure, provided an updated fairness opinion and agreed to certain amendments to the merger agreement. Defendants agreed to pay plaintiff's fees and expenses aggregating no more than $350,000.

5.   EARNINGS PER SHARE:

         Computation of basic and diluted earnings per share in accordance with SFAS 128 are as follows (in thousands, except per share amounts):

                                                                   YEAR ENDED                 YEAR ENDED
                                                               DECEMBER 31, 1996          DECEMBER 31, 1997
                                                          -------------------------  -------------------------
                                                             BASIC        DILUTED       BASIC        DILUTED
                                                          -----------   -----------  ----------    -----------
             Income before extraordinary item..........   $   25,097    $   25,097   $   12,978    $  12,978
             Extraordinary item.........................
                                                              (1,131)       (1,131)        (298)        (298)
                                                          ----------    ----------   ----------    ---------

             Income available to common stockholders....  $   23,966    $   23,966   $   12,680     $  12,680
                                                          ==========    ==========   ==========    =========
             Weighted average number of common shares
               outstanding..............................      20,018        20,018       20,693       20,693
                                                          ==========                 ==========

             Effect of dilutive securities:
                Common stock equivalents................                         4                         8
                Dilutive stock options..................                        89                       419
                                                                        ----------                 ---------
                                                                            20,111                    21,120
                                                                        ==========                 =========

             Earnings per share:
                Income before extraordinary item          $     1.25    $     1.25   $      .62    $     .61
                Extraordinary item......................        (.06)         (.06)        (.01)        (.01)
                                                          ----------    ----------   ----------    ---------

                Net income..............................  $     1.19    $     1.19   $      .61    $     .60
                                                          ==========    ==========   ==========    =========

         For the effect of Statement of Financial Accounting Standard No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123") on earnings per share, see Note 19, "Stock-Based Compensation Plans."

6.   NOTES AND OTHER RECEIVABLES FROM AFFILIATES:

         As of December 31, 1996 and 1997, notes and other receivables from affiliates consisted of the following (in thousands):

                                                                                              DECEMBER 31,
                                                                                        ---------------------
                                                                                           1996        1997
                                                                                        ---------   ---------

             Promissory notes bearing interest at 9% per annum, payable in 2005......   $   6,431   $   2,789
             Promissory note bearing interest at prime plus 2% (8.5% at December 31,
                1997) per annum, payable in 2000.....................................       1,254       1,277
             Promissory note bearing interest at LIBOR plus 2.75% per annum (7.73% at
                December 31, 1997), payable at the earlier of May 9, 2004 or the
                termination of the management agreement..............................           -      10,000
             Promissory note bearing interest at 10% per annum, payable in 2012......           -       2,035
             Advances to a managed hotel bearing interest at 18% per annum, payable
                as the permanent financing is available..............................           -       1,939
             Advances to a managed hotel bearing interest at 14.5% per annum, payable as the related hotel's cash flows permit, matures in February
                2009.................................................................           -         473
                                                                                        ---------   ---------
                                                                                        $   7,685   $  18,513
                                                                                        =========   =========

         The promissory notes represent loans made to affiliated entities to acquire hotels which then have executed management agreements with the Company. The loans are collateralized by the partnership interests in the respective entities. Interest income of $716,000 and $993,000 was earned for the years ended December 31, 1996 and 1997, respectively.

7.   NOTES RECEIVABLE:

         As of December 31, 1996 and 1997, notes receivable consisted of the following (in thousands):

                                                                                      DECEMBER 31,
                                                                                    ----------------
                                                                                      1996     1997
                                                                                    -------   ------
         Promissory note bearing interest at 13.5% per annum, payable in
            2011, converted to equity in 1997 ....................................   $4,329   $   --
         Promissory note, non interest bearing, payable in installments  based on the hotel's excess gross operating profit and excess gross operating profit and excess proceeds from capital transactions, as defined in
            the management agreement, matures in December 2005 ...................    1,878    1,942
         Promissory note bearing interest at 6.5% per annum,  interest  payable
            monthly, principal payable in 2007 ...................................       --    2,150
         Promissory note bearing interest at 9.5% per annum, payable 2001 ........      100       --
                                                                                     ------   ------
                                                                                     $6,307   $4,092
                                                                                     ======   ======

         The promissory notes represent loans made to entities to renovate hotels or to cover working capital deficits. The entities then have executed management agreements with the Company.

         The $4.3 million outstanding note receivable at December 31, 1996 was converted to an investment in 1997 as the Company continued to fund the cash shortfalls on the related hotel. See Note 3.

8.   PROPERTY AND EQUIPMENT:

     Property and equipment, at cost, consisted of the following (in thousands):

                                                                   DECEMBER 31,
                                                              ---------------------
                                                                 1996        1997
                                                              ---------   ---------
             Land...........................................  $  16,078   $  31,945
             Buildings and improvements.....................    111,698     259,567
             Furniture, fixture and equipment...............     36,801      75,780
             Work in progress...............................      3,513      20,226
             Leasehold improvements.........................        205       3,596
                                                              ---------   ---------
                                                                168,295     391,114
             Less accumulated depreciation..................    (34,119)    (61,755)
                                                              ---------   ---------
                                                              $ 134,176   $ 329,359
                                                              =========   =========

         Interest has been capitalized for hotel properties under construction and renovation. Capitalized interest is determined using interest recognized on borrowings for construction and renovation that has explicit interest rates. In 1997, such interest totaling $1,315,000 was capitalized and included in buildings and improvements. No interest was capitalized for 1996.

         Property and equipment totaling $73,999,000 were collateralized for the underlying mortgage debt and other lines of credit of $38,889,000. The Company's $100 million senior subordinated notes and the outstanding balance of the revolving credit facility are guaranteed by substantially all of the assets of Company's subsidiaries.

9.   MANAGEMENT SERVICES AND RELATED REVENUES:

         The Company has entered into management agreements for hotels. The owners of certain hotels the Company manages are affiliates related by common ownership or control. Management fees earned for hotels owned by affiliates in 1995, 1996 and 1997 were $9,567,000, $15,257,000 and $20,754,000, respectively.

         Wyndham has paid various operating expenses on behalf of managed properties. As of December 31, 1995, 1996 and 1997, accounts receivable from hotels owned by affiliates were $3,002,000, $5,582,000 and $4,936,000, respectively.

         The Company provides centralized accounting services such as accounts payable, payroll and financial statement preparation for certain managed hotels. The Company charges an accounting fee to these hotels for such services. Design fees are additional service fees paid to the Company for the development, and design and construction of new hotels as well as for the refurbishment of existing hotels. In addition, the Company receives purchasing fees based on a percentage of cost of goods ordered for purchasing various items.

         Reimbursements represent revenues recognized for the reimbursement of expenses associated with providing sales and marketing, centralized reservations, partnership accounting and other support services. Included in reimbursable expenses are advertising and promotional expenses of $4,905,000, $6,217,000 and $6,637,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

10.  SECURITY DEPOSITS:

         Security deposits represent cash payments made by the Company related to various leases of real estate and equipment. At December 31, 1997, security deposits consisted primarily of $23.6 million in deposits related to leased properties.

11.  ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

         Accounts payable and accrued expenses at December 31, 1996 and 1997 consisted of the following (in thousands):

                                                                     DECEMBER 31,
                                                             -----------------------
                                                                1996          1997
                                                             ----------   ----------
             Accounts payable.............................   $    5,719   $    6,103
             Due to medical benefit trusts................        2,756            -
             Managed hotels' insurance liabilities........        3,602        7,197
             Taxes........................................        2,799        4,423
             Payroll and related costs....................        5,284        7,769
             Accrued interest.............................        1,390        1,941
             Accrued merger expenses and settlements......            -       12,456
             Accrued advertising..........................          395        1,149
             Other........................................        1,611        4,469
                                                             ----------   ----------
                                                             $   23,556   $   45,507
                                                             ==========   ==========

12.  BORROWINGS UNDER REVOLVING CREDIT FACILITY:

         The Company, at its initial public offering in May 1996, entered into a $100 million revolving credit facility (the "Revolving Credit Facility") with a financial institution. The Revolving Credit Facility was amended to $150 million along with certain other covenant amendments in connection with the ClubHouse acquisition. See Note 3 for the ClubHouse merger. The Revolving Credit Facility is a direct obligation of the Company and is fully and unconditionally guaranteed by each of the Company's subsidiaries. At December 31, 1997, approximately $115.5 million aggregate principal amount was outstanding at an average interest rate of 7.8%. The outstanding balance was borrowed mainly for the acquisition of hotel properties. The Revolving Credit Facility will mature in May 2000. On January 5, 1998, upon the merger with Patriot, Patriot repaid all of the outstanding balance on the Revolving Credit Facility. See Note 4 for the Patriot Merger.

13.  LONG-TERM DEBT:

         Long-term debt at December 31, 1996 and 1997 consisted of the following (in thousands):


                                                                                             DECEMBER 31,
                                                                                      -----------------------
                                                                                          1996         1997
                                                                                      ----------   ----------
             Senior  subordinated  notes,  interest payable  semi-annually at 10.5%, principal  maturing May 15, 2006,  redeemable  after May 15, 2001 at
                prices ranging from 105.25% to 100.00% of the principal............   $  100,000   $  100,000

             Industrial  revenue  bond  indebtedness,  collaterized  by a first lien mortgage,  interest  payable  monthly to trustee at 5.72%,  maturing
                October 1, 2025,  refinanced in February 1997,  the refinanced  debt with  maturity in 2023 bears  interest at  prevailing  revenue  bond
                rate  (4.15%  plus 2% letter of credit  fee at  December  31,  1997)       9,675        9,675
                payable monthly ...................................................

             Four  mortgage  notes,  each  bearing  interest  at  8.7%,  four  hotel properties  are pledged as  collateral,  each  mortgage note is also cross-collateralized  by the other three  affiliated  hotel entities
                (related through common  ownership),  principal and interest payable           -       20,030
                monthly, all notes maturing October, 2005..........................

             Mortgage note,  bearing  interest at 7.95%, a hotel property is pledged as  collateral,  the  mortgage  note is  cross  collaterized  by the assets of certain  affiliated  hotel  entities and the assets of the hotel  property are subject to similar  cross  collateralization  on
                mortgage  notes  of  these   affiliates   (related   through  common
                ownership),   principal  and  interest  payable  monthly,   maturing           -        3,229
                October 2005.......................................................

             Note  payable,  bearing  interest  at LIBOR rate plus  2.75%  (reviewed every 90 days),  such rate at December  31, 1997 was 8.66%,  a hotel
                property   and   related   management   contracts   are  pledged  as
                collateral, maturing December 2003 ................................            -        3,325

             Line of  credit,  bearing an average  interest  rate of 8.62%,  a hotel
                property   and   related   management   contracts   are  pledged  as
                collateral, maturing March 1998....................................            -          250

             Construction  line of  credit,  bearing  an  average  interest  rate of
                8.61%,  a  hotel  property  and  related  management  contracts  are pledged as collateral,  beginning April 1998, principal and interest will be  payable  in 84  monthly  installments  based  on a  15-year
                amortization table.................................................            -        2,380
                                                                                      ----------   ----------
                                                                                         109,675      138,889
             Current portion of long-term debt.....................................            -        1,067
                                                                                      ----------   ----------
             Long-term debt, excluding current portion.............................   $  109,675   $  137,822
                                                                                      ==========   ==========


         Maturity of long-term debt in each of the next five years are as follows (in thousands):

             Year ending December 31:
               1998.............................................................................   $    1,067
               1999.............................................................................          954
               2000.............................................................................        1,019
               2001.............................................................................        1,089
               2002.............................................................................        1,171
               Thereafter.......................................................................      133,589
                                                                                                   ----------
                                                                                                   $  138,889
                                                                                                   ==========


         The indentures of the $100.0 million senior subordinated notes and the Revolving Credit Facility contain covenants restricting the Company's ability to incur indebtedness, pay dividends and otherwise limiting the Company's activities. The Indenture of the Revolving Credit Facility, which contains the most restrictive covenants, requires the Company to maintain a minimum net worth of $55.0 million; maintain annually increasing consolidated fixed charge coverage ratios (before and after capital expenditures) as defined in the covenants, and maintain annually decreasing consolidated debt to consolidated earnings before interest, taxes, depreciation and amortization (before and after capital expenditures) ratios as defined in the covenants. On January 5, 1998, upon the consummation of the Patriot Merger, Patriot paid $116.6 million (including accrued interest of $1.5 million) for the redemption of $98.5 million of the outstanding senior subordinated notes.

14.  LEASES:

         The Company leases various types of property including land and buildings of hotel properties, office facilities and equipment under agreements ranging from 1 to 30 years. Leased capital assets included in property and equipment at December 31, 1996 and 1997 were as follows (in thousands):

                                                                 DECEMBER 31,
                                                          -----------------------
                                                             1996          1997
                                                          ----------   ----------
             Property...................................  $   14,530   $   18,845
             Equipment..................................       3,734        4,466
                                                          ----------   ----------
                                                              18,264       23,311
             Accumulated amortization...................      (7,132)      (8,053)
                                                          ----------   ----------
                                                          $   11,132   $   15,258
                                                          ==========   ==========

         The Company incurred rental expense totaling $1,199,000, $10,319,000 and $21,211,000, respectively, in 1995, 1996 and 1997.

         The future minimum lease payments required under the capital leases (together with the present value of net minimum lease payments) and future minimum lease payments required under operating leases that have an initial term or remaining non-cancelable lease term in excess of one year at December 31, 1997 are as follows (in thousands):

                                                                   CAPITAL     OPERATING
                                                                    LEASE        LEASE
                                                                 -----------  -----------
             Year ending December 31:
                1998..........................................   $    3,091   $   15,832
                1999..........................................        3,137       15,832
                2000..........................................        3,169       15,832
                2001..........................................        3,123       15,082
                2002..........................................        3,081       15,082
                Thereafter....................................       38,459      155,858
                                                                 ----------   ----------
             Total minimum lease payments.....................       54,060   $  233,518
                                                                              ==========
             Less imputed interest............................      (29,101)
                                                                 ----------
             Present value of net minimum lease payment.......       24,959
             Less current portion.............................         (655)
                                                                 ----------
             Long term portion of net minimum lease payments..   $   24,304
                                                                 ==========

         Under certain lease agreements, the Company is required to pay contingent rent based on a percentage of the operating income or hotel revenues of related hotels as defined in the lease agreements. For fiscal years 1995, 1996 and 1997, the Company incurred contingent rent totaling $59,000, $515,000 and $808,000, respectively.

         A capital lease agreement provides for a reserve for capital expenditures equal to 4% of the gross income of the respective hotel. At the end of the lease term, the Company is required to refund to the lessor the excess of amounts reserved over actual capital expenditures. At December 31, 1996 and 1997 the reserved amount exceeded expenditures by $974,000 and $999,000, respectively.

15.   MERGER EXPENSES:

         During the year ended December 31, 1997, the Company incurred expenses relating to the Patriot Merger totaling $13.4 million. These expenses were incurred for legal services, investment banker fees and certain other professional services. Total investment banker fees included in the merger expenses were $7.8 million.

16.  Deferred Gain:

         The deferred gain represents the gain resulting from the sale of the land, buildings, furnishings and equipment of GHALP Leases to Hospitality Properties Trust in a sale and lease back transaction on May 2, 1996. The gain is being amortized over the initial term of the GHALP Leases of 17 years.

17.  INCOME TAXES:

         The Company's provision for income taxes is comprised of the following (in thousands):

                                                                    YEAR ENDED
                                                                    DECEMBER 31,
                                                              -----------------------
                                                                 1996         1997
                                                              ----------   ----------
          Current:
             Federal.......................................   $    3,453   $   12,104
             State.........................................          516        2,679
                                                              ----------   ----------
                Total current expense......................        3,969       14,783
                                                              ----------   ----------
          Deferred:
             Federal.......................................          472           (8)
             State.........................................           38         (623)
                                                              ----------   ----------
                Total deferred expense.....................          510         (631)
                                                              ----------   ----------
                   Total income tax expense................   $    4,479   $   14,152
                                                              ==========   ==========

         A reconciliation of the statutory federal income tax rate and the effective tax rate to income before income taxes and extraordinary items as included in the consolidated statements of income is as follows:

                                                                    YEAR ENDED
                                                                   DECEMBER 31,
                                                              ---------------------
                                                                 1996         1997
                                                              ---------    --------
          Federal..........................................      35.0%        35.0%
          State............................................       3.0         (3.7)
          Tax reduction due to FICA tax credit.............      (2.3)        (1.2)
          Merger expenses..................................         -         17.5
          Other............................................       3.4          5.1
                                                              -------      -------
               Total current expenses......................      39.1%        52.7%
                                                              =======      =======

         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets consist of the following (in thousands):

                                                                        YEAR ENDED
                                                                       DECEMBER 31,
                                                                 ----------------------
                                                                    1996         1997
                                                                 ---------    ---------
          Deferred tax assets:
             Other current assets.............................   $     674    $   2,743
             Land.............................................          99          428
             Depreciation and amortization....................         800            -
             Management contracts.............................       7,439        7,478
             Other current liabilities........................         754            -
             Long-term lease..................................       7,632        7,691
             Deferred gain....................................       4,557        4,447
             Other non-current deferred assets................           -          428
                                                                 ---------    ---------

                Total deferred tax assets.....................      21,955       23,215
                                                                 ---------    ---------
          Deferred tax liabilities:
             Other non-current liabilities....................        (522)        (873)
             Depreciation and amortization....................           -      (20,334)
             Security deposits................................      (5,746)      (6,671)
                                                                 ---------    ---------
                Total deferred tax liabilities................      (6,268)     (27,878)
                                                                 ---------    ---------
                Net deferred tax asset (liability)............   $  15,687    $  (4,663)
                                                                 =========    =========

         On May 24, 1996, the Company, previously a non-taxable entity, became a taxable entity. Upon the conversion of a non-taxable to a taxable entity, the Company recognized a deferred tax asset of approximately $16.2 million, of which $3.2 million was recognized in retained earnings and $13.0 million was recognized in continuing operations as a tax benefit. The book income for the period from May 24, 1996 through December 31, 1996 was approximately $11.5 million.

18.  STOCKHOLDERS' EQUITY:

         In connection with the initial public offering, the Company authorized Common Stock of 45,000,000 shares, $.01 par value per share. The Company's Certificate of Incorporation ("Certificate") authorized 5,000,000 shares of preferred stock ("Preferred Stock"), none of which is outstanding. The Board of Directors (the "Board") has the authority, without any further vote or action by the stockholders, to issue Preferred Stock in one or more series and to fix the number of shares, designations, and relative rights. In the event of voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities subject to prior distribution rights of any Preferred Stock then outstanding. The Company has no present intention to issue shares of Preferred Stock.

          At December 31, 1997, 21,618,310 shares of the Company's common stock were issued and outstanding. Holders of the Common Stock have no preemptive or conversion rights and the Common Stock is not subject to further calls or assessment by the Company. There are no redemption or sinking fund provisions with respect to the Common Stock. On January 5, 1998, upon the consummation of Patriot Merger, the Company's outstanding common stock was converted into Patriot's common stock in accordance with the ratio specified in the merger agreement.

19.  STOCK-BASED COMPENSATION PLANS:

         The Company sponsors the "Wyndham Hotel Corporation 1996 Long Term Incentive Plan" (the "Plan'), which is a stock-based incentive compensation plan as described below. The Company applies Accounting Principles Board Opinion 25 ("APB Opinion 25") and related Interpretations in accounting for the Plan. In 1995, the FASB issued FASB Statement No. 123 "Accounting for Stock-Based Compensation" ("SFAS 123") which, if fully adopted by the Company, would change the methods the Company applies in recognizing the cost of the Plan. Adoption of the cost recognition provisions of SFAS 123 is optional and the Company has decided not to elect these provisions of SFAS 123. However, pro forma disclosures as if the Company adopted the cost recognition provisions of SFAS 123 in 1996 and 1997 are required by SFAS 123 and are presented below.

         Under the Plan, the Company is authorized to issue shares of Common Stock or cash pursuant to "Awards" granted in the form of incentive stock options qualified under Section 422 of the Internal Revenue Code of 1986, as amended, non-qualified stock options, restricted shares, stock appreciation rights, and performance units. Awards may be granted to key executives and other key employees of the Company, including officers of the Company and its subsidiaries.

         According to the Plan, Awards may be granted with respect to a maximum of 2,133,811 shares of Common Stock. No participant may be granted, in any year, Awards with respect to more than 500,000 shares of Common Stock. The Compensation Committee administers the Plan and has broad discretion in selecting Plan participants and determining the vesting period and other terms applicable to Awards granted under the Plan.

         In 1996 and 1997, the Company granted nonqualified stock options totaling 820,700 and 401,477, respectively, under the Plan.

         A summary of the status of the Company's stock options as of December 31, 1997 and the changes since the Company's initial public offering through December 31, 1997 is summarized below:

                                                                      NUMBER OF     WEIGHTED
                                                                      SHARES OF     AVERAGE
                                                                     UNDERLYING     EXERCISE
                                                                       OPTIONS      OPTIONS
                                                                     ----------    ----------
           Outstanding at initial public offering...................          -    $        -
           Granted..................................................    820,700    $    16.09
           Exercised................................................          -    $        -
           Forfeited................................................   (128,000)   $   (16.00)
           Expired..................................................          -    $        -
                                                                     ----------
           Outstanding at December 31, 1996.........................    692,700    $    16.11
           Granted..................................................    401,477    $    24.67
           Exercised................................................          -             -
           Forfeited................................................    (53,600)   $   (19.23)
           Expired..................................................          -             -
                                                                     ----------
           Outstanding at December 31, 1997.........................  1,040,577    $    19.25
                                                                     ==========
           Exercisable at December 31, 1996 and 1997................          -             -
           Weighted-average fair value for 1996..................... $     6.86
           Weighted-average fair value for 1997..................... $    10.16

         The fair value of each stock option granted is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                                         1996         1997
                                                                       -------      -------
      Expected term..................................................   5             5
      Expected volatility............................................  36.54%        34.67%
      Expected dividend yield........................................      -             -
      Risk-free interest rate........................................   6.40%         6.26%

Options outstanding as of December 31, 1997 are summarized as follows:

                               OUTSTANDING                                              EXERCISABLE
          ---------------------------------------------------------------------  ----------------------------
                                          WEIGHTED AVERAGE     WEIGHTED AVERAGE              WEIGHTED AVERAGE
           EXERCISE PRICE      OPTIONS     REMAINING TERM       EXERCISE PRICE    OPTIONS     EXERCISE PRICE
          ---------------    -----------  ----------------     ----------------  ---------   ----------------
          $16.00 to $29.99     1,015,500        8.63              $  18.81           -               -
          $32.84 to $43.75        25,077        9.91                 37.41           -               -
          ----------------   -----------       -----              --------
          $16.00 to $43.75     1,040,577        8.66              $  19.25           -               -

         Had the compensation cost for the Company's stock-based compensation plans been determined consistent with SFAS 123, the Company's net income and net income per common share for 1997 would approximate the pro forma amounts below (in thousands, except per share amounts):

                                                                   YEAR ENDED                YEAR ENDED
                                                               DECEMBER 31, 1996         DECEMBER 31, 1997
                                                            -----------------------   ----------------------
                                                            AS REPORTED   PRO FORMA   AS REPORTED  PRO FORMA
                                                            -----------   ---------   -----------  ---------
              SFAS 123 charge............................   $        -    $     577   $       -    $   1,541
              APB 25 charge..............................   $        -    $       -   $      83    $       -
              Net income.................................   $   23,966    $  23,615   $  12,838    $  11,380
              Net income per common share (basic EPS)....   $     1.19    $    1.18   $     .62    $     .54

         The effects of applying SFAS 123 in this pro forma disclosure are not indicative of future amounts.

20.  RECEIVABLES FROM AFFILIATES:

         Management fees for one managed hotel, owned by an affiliate of the Company, are deferred until certain operating criteria, as defined in the partnership's management agreement and loan agreement, are met. As of December 31, 1996 and 1997, the deferred balances, a receivable from an affiliate included in partners' capital, were $1,223,000 and $1,228,000, respectively. These management fees will be collected upon meeting the operating criteria as defined in the agreement.

         In addition, included in partners' capital at December 31, 1995 were receivables from affiliates that include certain partner capital contributions and accrued interest of $1,080,000.

21.  TERMINATION OF MANAGEMENT AGREEMENTS:

         On July 25, 1997, the Company agreed to the termination of its management relationship with Homegate Hospitality, Inc. ("Homegate") which operates extended-stay hotels. The termination was effective October 31, 1997 as a result of the pending merger of Homegate with another company in the lodging industry. The Company received cash of $8.0 million and a note receivable of $4.0 million in exchange for the termination.

         During 1997, two other management agreements were also terminated and the Company received fees totaling $712,000 on the termination.

22.   EXTRAORDINARY ITEMS:

         Extraordinary items for 1996 and 1997 of $1,131,000 and $298,000 consisted of the write-off of the unamortized debt issuance costs on the debt repaid at the Company's initial public offering for 1996 and in the ClubHouse merger for 1997, net of applicable taxes.

23.  COMMITMENTS AND CONTINGENCIES:

         Litigation has been initiated against the Company pertaining to the right to use the Wyndham name for hotel service in the New York metropolitan area. On January 29, 1996, a temporary restraining order was issued by the Supreme Court of the State of New York, which, pending the outcome of the trial, prevented the Company from using the Wyndham name in the New York area. The plaintiffs sought to prevent the Company from operating Wyndham brand hotels or advertising the Wyndham name in connection with the operation of a Wyndham brand hotel within a 50 mile radius of plaintiff's hotel in Manhattan operated under the "Wyndham" name. Among other things, the temporary restraining order prevented the Company from using the mark "Wyndham" in connection with its operation of a hotel in the vicinity of LaGuardia Airport.

         A decision was rendered on December 31, 1997 wherein the Company was enjoined from the use of the mark "Wyndham" in the Borough of Manhattan, New York County. The scope of the injunction permits the use by the Company of the "Wyndham" mark anywhere in New York State other than the Borough of Manhattan, subject to compliance with certain disclaimer procedures. In particular, the decision enables the Company to immediately brand the hotel operated by the Company in the vicinity of LaGuardia Airport. The Company is evaluating an appeal of all of or part of the decision. The cost of $1,221,000 at December 31, 1997 for defending the trademark has been capitalized and is being amortized over 17 years.

         The Company received a Notice of Intent to make Sales and Use Tax audit changes from the Tampa Region of the Florida Department of Revenue for the period from July 31, 1990 through June 30, 1995. The audit assessed additional taxes of $584,000, penalty of $224,000 and interest of $201,000 for a total assessment of $1,009,000. The previous owners (an affiliate) have agreed to indemnify the Company with respect to any additional sales and use tax paid by the Company for the audit period. Management, after review and consultation with legal counsel, believes the Company has meritorious defenses to this matter and that any potential liability in excess of the $189,000 initially recorded would not materially effect the Company's consolidated financial statements.

         On April 14, 1997, an action styled Kwalbrun v. James D. Carreker, et. Al., was filed in the Delaware Court of Chancery in and for New Castle County, purportedly as a class action on behalf of the Company's stockholders, against the Company and the member of the Board of Directors of the Company. The Complaint also purported to name Patriot as a defendant. The complaint alleges that the Company's Board of Directors breached its fiduciary duties owed to the Company's public stockholders in connection with the Board of Director's approval of the Patriot Merger. In particular, the complaint alleges that the Patriot Merger was negotiated at the expense of the Company's public stockholders, and that the Company's Board of Directors permitted Patriot to negotiate on more favorable terms the Crow Acquisition with member of the Trammell Crow family. The complaint seeks to enjoin, preliminarily and unspecified damages. Wyndham and the individual defendants filed a motion to dismiss the complaint and a motion to stay discovery on July 24, 1997. The parties subsequently entered into a memorandum of understanding setting forth terms of a settlement. The settlement is subject to, among other things, approval of the Delaware Court of Chancery. Pursuant to the proposed settlement, defendants made certain supplemental disclosure, provided an updated fairness opinion and agreed to certain amendments to the merger agreement. Defendants agreed to pay plaintiff's fees and expenses aggregating no more than $350,000.

         The Company has pending several other claims incurred in the normal course of business which, in the opinion of management, based on the advice of legal counsel, will not have a material effect on the consolidated financial statements.

         Pursuant to the terms of a management agreement of a hotel in which the Company has a 30% ownership, the Company has committed to fund up to $2.5 million for the renovation of the hotel property. The loan will bear an interest rate at 10% and will be collaterized by the outstanding partnership interest of owners. Interest will be due monthly and principal is payable in installment beginning January 1998 pending the operating income of the hotel. At December 31, 1997, $2.0 million of such amount has been advanced. The Company also guarantees $2,340,000 in indebtedness of this hotel.

         Pursuant to the terms of a management agreement with an affiliate-owned hotel under construction, the Company has undertaken certain commitments to provide furniture, fixtures and equipment for the hotel at a fixed price totaling $6.0 million. As of December 31, 1997, the Company has satisfied such commitments totaling $4.9 million. The Company has also guaranteed to fund up to $230,000 in working capital per year for three years on a hotel in the event that the hotel generates inadequate cash flow and the Company has guaranteed $875,000 of its indebtedness. The Company has not to date been required to make any capital contribution under the guarantee.

         Pursuant to the terms of a management agreement of a hotel owned by an affiliate, the Company has guaranteed to fund up to $600,000 of working capital per year to the extent the entity experiences operating deficits, with a maximum required contribution of $2.3 million over the term of the guarantee extending from 1995 to 2000. The Company has not to date been required to make any capital contribution under the guarantee.

        The Company is subject to environmental regulations related to the ownership, management, development and acquisition of real estate (hotels). The cost of complying with the environmental regulations was not material to the Company's consolidated statements of income for the years ended December 31, 1995, 1996 and 1997. The Company is not aware of any environmental condition on any of its properties which is likely to have a material adverse effect on the Company's financial statements.

24.  EMPLOYEE BENEFIT PLANS:

         The Company sponsors 401(k) retirement savings plans. Employees who are over 21 years of age and have completed one year of service are eligible to participate in the plans. The Company matches employee contributions up to 4% of an employee's salary. The aggregate expense under the plans amounted to approximately $202,000, $229,000 and $277,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

         Wyndham maintains a self-insured group health plan through a Voluntary Employee Benefit Association ("VEBA"). This plan is funded to the limits provided in the Internal Revenue Code, and liabilities have been recorded for estimated incurred but unreported claims. Aggregate and stop loss insurance exists at amounts which limit exposure to the Company. The Company has recognized expenses related to the plan of $832,000, $1,504,000 and $2,821,000 for the years ended December 31, 1995, 1996 and 1997, respectively.

         In prior years, certain management employees were partners in an equity participation plan, Wyndham Employees, Ltd. ("WEL"). The Company accounted for WEL in a manner similar to a formula unit incentive plan. For financial reporting purposes, the Company recognized compensation expense under WEL and the Senior Executive Officer equity participation of $3,992,000 and $2,919,000 for the years ended December 31, 1995 and 1996, respectively. The primary component of such expense was fixed at the Company's initial public offering price, and the Company did not incur additional expense for periods subsequent to the initial public offering. In February 1997, WEL was terminated upon the distribution of 646,696 shares of the Company's Common Stock held by WEL to its participants.

25.  FAIR VALUE OF FINANCIAL INSTRUMENTS:

         The Company has estimated the fair value of its financial instruments at December 31, 1997 as required by Statement of Financial Accounting Standards No. 107. The carrying values of cash and cash equivalents, accounts receivable, accounts payable and accrued expenses are reasonable estimates of their fair values. Long-term debt had a fair value of $112,135,000 and $117,250,000 at December 31, 1996 and 1997, respectively, based on the quoted market prices. The carrying values of fixed rate debt are reasonable estimates of their fair values based on their discounted cash flows at discount rates currently available to the Company for debt with similar terms and remaining maturity at December 31, 1996.

26.  TRANSACTIONS WITH RELATED PARTIES:

         The following discussion of certain relationships and transactions includes (i) hotel management and related fees paid to the Company by certain affiliates, (ii) capital contributions, loans and other payments made by the Company to certain affiliates in connection with the Company's entry into hotel management contracts with related parties, (iii) transactions between the Company and Mr. and Mrs. Trammell Crow (together with various descendants of Mr. and Mrs. Crow and various corporations and entities beneficially owned or controlled by such person, the "Crow Family Members"), four senior officers of the Company (the "Senior Executive Officers") and (iv) loans made to the Senior Executive Officers of the Company that the Company purchased in connection with its formation.

         During 1995 and 1996, the Senior Executive Officers incurred indebtedness to Wyndham Finance Limited Partnership ("WFLP"), a partnership owned by Crow Family Members. In addition, Wyndham Employees Ltd. ("WEL"), in which certain executive officers of the Company have an interest, incurred indebtedness to WFLP. Notes representing such loans were purchased by the Company in May of 1996 in connection with its formation for a cash payment to WFLP in the amount of $18,576,000 which is equivalent to the aggregate outstanding principal and accrued interest severally owing by the Senior Executive Officers and WEL to WFLP. Such promissory notes, which are made payable to the Company, accrue interest at 6% per annum and are fully secured by the pledge of shares of Common Stock held by the note obligors. The outstanding principal and accrued interest (compounded quarterly) is payable in a single lump sum in May 2001. The aggregate principal amounts of such loans, including interest, purchased by the Company in connection with its formation, are as follows (in thousands):

                                                             DECEMBER 31,
                                                      -----------------------
                                                         1996         1997
                                                      ----------   ----------

           James D. Carreker........................  $    5,135   $    5,443
           Leslie V. Bentley........................  $    1,890   $    2,003
           Anne L. Raymond..........................  $    4,625   $    4,903
           Stanley M. Koonce, Jr....................  $    1,926   $    2,041
           Eric Danziger*...........................  $    2,829   $    2,999
           WEL......................................  $    3,044   $        -

           --------------
           * Resigned in 1996, the full outstanding amount was collected in January 1998.

         During 1995 and 1996, the Company made cash advances in the aggregate amounts of $1,381,000 and $329,000, respectively, to the Hotel Partnerships in which Bedrock has an ownership interest. The advances were used to pay certain renovations costs for Wyndham Garden hotels that were redeveloped by Bedrock. The advances are repaid through Bedrock's redevelopment fund. No such advances were made during 1997 and no amounts were outstanding at December 31, 1997.

         During 1995, 1996 and 1997, the Company made payments in the aggregate amounts of $1,740,000, $1,742,000 and $2,452,000, respectively, to Wyndham Travel Management Ltd., an entity owned by Lucy Billingsley (the daughter of Trammell Crow), for travel services provided to the Company.

         During 1995, the Company made payments in the aggregate amount of $830,000 to Caribbean Hotel Management Company ("CHMC"), which is owned by Crow Family Members. The Company's payment obligations under the agreement were released and discharged in connection with the formation of the Company in exchange for a cash payment paid by the Company to CHMC.

         During 1995, 1996 and 1997, the Company made payments in the aggregate amounts of $875,000, $850,000 and $946,000, respectively, as lease payments for its corporate office space to Tower 2001 Limited Partnership and IM Joint Venture, entities in which Crow Family Members have an ownership interest. The Company's lease on its corporate office space expired in May 1997 and the Company's corporate offices were relocated to another building leased from an entity affiliated with members of the Crow Family.

         During 1995, the owners of hotels owned or leased by the Company made contributions to a loss prevention fund in the amounts of $624,000, which funds were deposited to WFLP pending the use of such contributions by the loss prevention fund. The contributions were used to cover a portion of the deductible on insurance policies for such hotels in connection with insured claims made against the hotels.

         In 1995, the Company made payments in connection with entering into a management contract for the Wyndham Anatole Hotel (the "Anatole Hotel"), in which Crow Family Members have an ownership interest. The amount of such payment was $523,000 and the purpose was to pay costs associated with converting the property to the Wyndham brand. In 1997, the Company entered into a construction loan agreement with the Anatole Hotel. Under the agreement, the Company made a loan in the amount of $10.0 million for the construction costs of the hotel.

         During 1995, 1996 and 1997, the Company made payments in the aggregate amounts of $321,000, $332,000, and $304,000, respectively, to GHMB, Inc., an entity owned by a Senior Executive Officer for the operation of liquor concessions at a Wyndham Garden hotel.

         During 1995, 1996 and 1997, the Company received payments in the aggregate amount of $73,000, $514,000 and $545,000, respectively, from Convention Center Boulevard Hotel Limited, Waterfront Hotel Associates, S.E. and WHC-LG Hotel Associates, L.P., Hotel Partnerships in which Crow Family Members and some or all of the Senior Executive Officers have an interest. The payments were received as construction and renovation fees for the Wyndham Riverfront and Wyndham San Juan Hotels and for the Company's La Guardia Airport hotel.

         Pursuant to the terms of its management agreement relating to the Wyndham Hotel at Los Angeles Airport (the "LAX"), Wyndham agreed to loan $4,560,000 to be applied to costs of refurbishment of the LAX. The refurbishment loan is evidenced by a promissory note (the "Note Receivable"), which has been partially funded in the amount of $4,237,000 as of December 31, 1997. The Company's obligation to make the remaining advances under the refurbishment loan is secured by a letter of credit, which, in turn, is collateralized by $400,000 as of December 31, 1997 in cash. Prior to the formation of the Company, WHC LAX Associates, L.P. ("WHC LAX"), a limited partnership owned by Crow Family Members and the Senior Executive Officers, paid to Wyndham $4,560,000 in return for Wyndham's agreement to pay to WHC LAX all payments that Wyndham receives under the Note Receivable. Wyndham also agreed that, insofar as the WHC LAX's $4,560,000 payment to the Company exceeds advances that Wyndham is obligated to make, but has not yet made, under the Note Receivable, it would pay to WHC LAX interest at a variable rate that has ranged from 5.25% to 5.81% per annum on the unfunded amounts. As of December 31, 1997, the Company has accrued such interest in the amount of $49,000.

         In 1996, the Company entered into a five year service agreement with ISIS 2000, an entity owned by Crow Family Members and the Senior Executive Officers, whereby ISIS 2000 will provide centralized reservations and property management services to all Wyndham brand hotels. The services will be provided for a fee comprised of an initial link-up charge plus a per reservation fee and a per hotel charge for the property management system. The service fee incurred by the Company totaling $772,000 and $2,522,000 in 1996 and 1997, respectively. The Company has entered into an asset management agreement with ISIS 2000 providing for human resource, finance, accounting, payroll, legal and tax services. In addition, the Company has guaranteed operating leases on behalf of ISIS 2000 in the approximate amount of $1,853,000 million as of December 31, 1997.

         In 1995, 1996 and 1997, the Company made payments to Trammell
Crow Company in the amount of $387,000, $937,000 and $294,000, respectively, for contract labor (including related costs) provided to the Company for management information services.

         The Company has made insurance premium payments to Wynright Insurance ("Wynright"), an entity owned by Crow Family Members and the Senior Executive Officers, with respect to certain insurance policies maintained for the benefit of the Company and hotels owned or leased by the Company. Such payments totaled $593,000 and $730,000 in 1996 and 1997, respectively. The Company also will enter into an asset management agreement with Wynright providing for human resource, finance, accounting, payroll, legal and tax services.

         In 1996, a subsidiary of the Company entered into a master management agreement with Homegate, an affiliated entity, which provides for the Company to manage up to 60 extended-stay hotel properties and to provide Homegate with other services. The Company and Homegate agreed that Homegate would pay Wyndham or an affiliate a one-time fee of $25,000 for Wyndham's provision of design services in developing the initial prototype, certain other fees for the provision of software and other services, and a commission of 5% of the aggregate purchase price of all items that Homegate purchases through Wyndham's purchasing department. Homegate also would reimburse Wyndham for up to $100,000 for the costs incurred in developing Homegate's payroll and accounts payable software and for developing a marketing database, which costs would be reimbursed ratably upon the signing of the first 10 management contracts On October 31, 1997, the management agreement with Homegate was terminated and the Company received cash of $8.0 million and a promissory note in the amount of $4.0 million in exchange for the termination. The promissory note was collected on January 9, 1998.

         In May 1994, the Company entered into an Investment Agreement and an Option Agreement (collectively, the "Bedrock Agreements") with Bedrock pursuant to which, as amended, Bedrock agreed to provide up to $335 million in equity and debt capital (the "Investment Program") to acquire hotels or hotel management companies and to make hotel related investments that are approved by both the Company and Bedrock. Approximately $196 million of debt and equity capital had been invested pursuant to the Investment Program as of December 31, 1996. Although the commitments of certain of the participants in the Investment Program expire in mid-1997, the Company will be entitled to manage any Investment Program hotel for a term of 15 years. Pursuant to the terms of the Investment Agreement, Bedrock is not required to invest a minimum amount of capital through the Investment Program, and Wyndham had not invested in any of the 17 hotels acquired pursuant to the Investment Program. Pursuant to the Investment Agreement, as amended, the Company and Bedrock have agreed that the Company will be permitted to manage any hotel with 250 or fewer rooms that is sourced by Bedrock. Subject to certain limitations, certain Crow Family Members have the right to co-invest with Bedrock in the Investment Program. The Company also has certain limited rights to co-invest with Bedrock in the Investment Program; provided, however, that once the Company elects to co-invest in Investment Program projects, it must co-invest in each subsequent project or it would forfeit additional rights to co-invest. The Company had executed management contracts with Bedrock for 15 at December 31, 1995 and 17 at December 31, 1996 and 1997 Wyndham brand hotels, respectively, through the Investment Program.

27.  SUPPLEMENTAL CASH FLOW INFORMATION:

         The following table set forth certain cash and non-cash investing and financing activities and other cash flow information (in thousands):

                                                                                  YEAR ENDED DECEMBER 31,
                                                                            ---------------------------------
                                                                                1995       1996        1997
                                                                            ----------  ----------  ---------
           Cash activities:
              Interest paid..............................................   $   8,154   $  11,292   $  17,237
              Income taxes paid..........................................           -       3,939      15,995
           Non-cash investing activities:
              Acquisition of business -
                 Fair value of assets acquired...........................           -      49,967     158,267
                 Liabilities assumed.....................................           -      16,497      27,068
           Non-cash financing activities:
              Capital lease obligations incurred.........................         283         429       4,701
              Common stock issued for the acquisition of hotel properties           -           -      48,798

28.  SUBSEQUENT EVENTS (UNAUDITED):

         On January 5, 1998, the Patriot Merger was consummated, each share of the Company's outstanding common stock was converted into 1.372 shares of common stock of New Patriot REIT and Patriot American Hospitality Operating Company (Wyndham International, Inc.), which shares are paired and transferable and trade together only as a single unit. At the merger, Patriot repaid the Company's outstanding senior subordinated notes and substantially all of the outstanding balance of the revolving credit facility plus accrued interest.

29.  PRO FORMA FINANCIAL INFORMATION (UNAUDITED):

         The unaudited pro forma condensed consolidated statements of income of the Company are presented as if the acquisition of the remaining 70% of GHALP Leases, the acquisition of ClubHouse and certain other acquisitions had occurred on January 1, 1996. These unaudited pro forma condensed consolidated statements of income are presented for informational purpose only and are not necessarily indicative of what actual results of operations of the Company would have been assuming such transactions had been completed as of January 1, 1996, nor do they purport to represent the results of operations for future periods.

                                                                         YEAR ENDED DECEMBER 31,
                                                                         -----------------------
                                                                            1996         1997
                                                                         ----------   ----------
                                                                        (IN THOUSANDS, EXCEPT PER
                                                                              SHARE AMOUNTS)
           Total revenues.............................................   $  211,673   $  266,476
           Operating income...........................................   $   37,346       45,350
           Income before income taxes and extraordinary item..........   $   20,309       31,047
           Income before extraordinary item...........................   $   12,725       14,746
           Earnings per share:
              Basic...................................................   $      .59   $      .68
              Diluted.................................................   $      .58   $      .67
           Weighted average number of common shares outstanding.......       21,617       21,618
           Weighted average number of diluted shares..................       21,834       22,045

30.  QUARTERLY FINANCIAL DATA (UNAUDITED):

     Quarterly financial data for 1996 and 1997 are summarized as follows (in thousands, except per share data):

                                                                             QUARTER ENDED
                                                          ---------------------------------------------------
           1996                                             MARCH 31      JUNE 30      SEPT. 30      DEC. 31
           ----                                           ----------    ----------   -----------  -----------
           Total revenues...............................  $   26,484    $   34,042   $   41,415   $   46,134
           Operating income.............................       6,615         3,803        7,079        8,506
           Income before extraordinary item.............       5,168        13,624        2,769        3,536
           Net income...................................       5,168        12,493        2,769        3,536
           Basic EPS:
              Income before extraordinary item..........         N/A           .68          .14          .18
              Net income................................         N/A           .62          .14          .18
           Diluted EPS:
              Income before extraordinary item..........         N/A           .67          .14          .18
              Net income................................         N/A           .62          .14          .18
                                                                             QUARTER ENDED
                                                          --------------------------------------------------
           1997                                            MARCH 31       JUNE 30      SEPT. 30     DEC. 31
           ----                                           ----------    ----------   -----------  ----------
           Total revenues...............................  $   52,853    $   53,488   $   58,915   $   79,060
           Operating income.............................      10,344         8,097       10,356       10,992
           Income before extraordinary item.............       4,584         2,242        3,676        2,476
           Net income...................................       4,584         2,242        3,378        2,476
           Basic EPS:
              Income before extraordinary item..........         .23           .11          .17          .12
              Net income................................         .23           .11          .16          .12
           Diluted EPS:
              Income before extraordinary item..........         .22           .11          .17          .11
              Net income................................         .22           .11          .16          .11

Note: Earnings per share data for the first quarter of 1996 relates to period prior to the Company's formation and therefore is note presented.

                        REPORT OF INDEPENDENT AUDITORS

To the Stockholders and Board of Directors
WHG Resorts & Casinos Inc.

  We have audited the accompanying consolidated balance sheets of WHG Resorts & Casinos Inc. as of June 30, 1997 and 1996, and the related consolidated statements of operations, cash flows and stockholders' equity for each of the three years in the period ended June 30, 1997. Our audits also included the financial statement schedule of valuation and qualifying accounts for each of the three years in the period ended June 30, 1997. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of WHG Resorts & Casinos Inc. as of June 30, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 1997 in conformity with generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /s/ Ernst & Young LLP

San Juan, Puerto Rico
August 7, 1997, except for Note
 18, as to which the date is
 September 17, 1997.

                           WHG RESORTS & CASINOS INC.

                          CONSOLIDATED BALANCE SHEETS
                            (THOUSANDS OF DOLLARS)

                                                            DECEMBER 31,          JUNE 30,
                                                            ------------   -----------------------
                                                                1997          1997        1996
                                                            ------------   ----------- -----------
                                                            (UNAUDITED)
ASSETS
------
Current assets:
  Cash and cash equivalents............................    $    17,555     $    17,886 $     6,616
  Receivables, net of allowances of $649 and $475 at
   June 30, 1997 and 1996, respectively, and $533 at
   December 31, 1997...................................          5,241           3,477       2,534
  Receivables from nonconsolidated affiliates..........          2,640           1,105         608
  Inventories..........................................            577             590         651
  Other current assets.................................          1,367             791         689
                                                           -----------     ----------- -----------
    Total current assets...............................         27,380          23,849      11,098
Investments in, receivables and advances to
 nonconsolidated affiliates............................         28,793          30,603      27,126
Property and equipment, net............................         43,224          43,861      44,919
Land held as investment................................          5,095           5,095       5,095
Excess of purchase cost over amount assigned to net
 assets acquired, net of accumulated amortization of
 $3,739 and $3,340 at June 30, 1997 and 1996,
 respectively, and $3,934 at December 31, 1997.........          8,515           8,710       9,109
Other assets...........................................          5,176           5,355       7,387
                                                           -----------     ----------- -----------
                                                           $   118,183     $   117,473 $   104,734
                                                           ===========     =========== ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------
Current liabilities:
  Accounts payable.....................................    $     4,280     $     3,760 $     3,297
  Accrued compensation and related benefits............          2,391           2,855       2,128
  Other accrued liabilities............................          5,207           3,723       2,721
  Dividend payable on preferred stock of Condado
   Plaza...............................................            --              --           94
  Notes payable........................................            500           1,000       2,000
  Current maturities of long-term debt.................          3,143           3,681       3,299
                                                           -----------     ----------- -----------
    Total current liabilities..........................         15,521          15,019      13,539
Long-term debt, less current maturities................         18,360          19,868      23,555
Deferred income taxes..................................          2,192           2,638       2,291
Other noncurrent liabilities...........................          4,452           4,532       4,542
Payable to WMS Industries Inc..........................            --              102         397
Minority interests.....................................         21,279          19,990      18,810
Preferred stock of Condado Plaza held by WMS
 Industries Inc........................................            --              --        4,100
Stockholders' equity:
  Preferred stock, $.01 par value, 2,000,000 shares
   authorized, 300,000 shares issued and outstanding...              3             --          --
  Common stock, class A, $.01 par value, non-voting,
   3,000,000 shares authorized, none issued and
   outstanding.........................................            --              --          --
  Common stock, $.01 par value, 12,000,000 shares
   authorized, 6,050,200 shares issued and outstanding
   in 1997 and 1,000 shares authorized and 100 shares
   outstanding in 1996.................................             61              61           1
Additional paid-in capital.............................         17,293          14,296       3,849
Retained earnings......................................         39,022          40,967      33,650
                                                           -----------     ----------- -----------
    Total stockholders' equity.........................         56,379          55,324      37,500
                                                           -----------     ----------- -----------
                                                           $   118,183     $   117,473 $   104,734
                                                           ===========     =========== ===========

                See Notes to Consolidated Financial Statements.

                           WHG RESORTS & CASINOS INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                            (THOUSANDS OF DOLLARS)

                                                 SIX MONTHS ENDED
                                                   DECEMBER 31,           YEARS ENDED JUNE 30,
                                                ------------------   -------------------------------
                                                   1997     1996       1997       1996       1995
                                                --------- --------   ---------  ---------  ---------
                                                    (UNAUDITED)
Revenues:
 WHGI management fees from nonconsolidated
  affiliates.................................  $   5,497  $   4,904  $  13,937  $  13,372  $  13,348
Condado Plaza hotel/casino:
 Casino......................................     13,664     10,809     23,720     22,438     24,584
 Casino promotional allowances...............     (4,335)    (3,454)    (7,721)    (6,986)    (6,872)
 Rooms.......................................     11,342     11,161     25,629     25,477     25,210
 Food and beverages..........................      5,238      5,275     11,034     11,478     11,412
 Other.......................................      1,513      1,359      3,035      2,915      3,196
                                               ---------  ---------  ---------  ---------  ---------
                                                  27,422     25,150     55,697     55,322     57,530
                                               ---------  ---------  ---------  ---------  ---------
   Total revenues............................     32,919     30,054     69,634     68,694     70,878
Costs and expenses:
 WHGI operating expenses (excl.
  depreciation)..............................      2,067      1,827      3,910      3,882      5,175
 Condado Plaza operating expenses (excl.
  depreciation):
  Casino.....................................      6,271      5,284     11,334     12,375     13,737
  Rooms......................................      3,732      3,674      7,639      8,593      9,081
  Food and beverages.........................      4,436      4,378      9,076     10,088     10,503
  Other......................................      2,257      2,430      4,968      5,281      6,463
                                               ---------  ---------  ---------  ---------  ---------
                                                  16,696     15,766     33,017     36,337     39,784
Selling and administrative...................      5,142      4,550      9,913      9,487     12,301
Depreciation and amortization................      3,027      2,809      5,707      5,430      5,994
                                               ---------  ---------  ---------  ---------  ---------
   Total costs and expenses..................     26,932     24,952     52,547     55,136     63,254
                                               ---------  ---------  ---------  ---------  ---------
Operating income.............................      5,987      5,102     17,087     13,558      7,624
Interest income, primarily from
 nonconsolidated affiliates, and
 other income................................      1,564      1,091      2,334      1,830      2,548
Interest expense.............................     (1,510)    (1,674)    (3,265)    (3,689)    (4,300)
Equity in loss of nonconsolidated
 affiliates..................................     (2,836)    (3,028)    (1,196)    (3,465)    (7,003)
Merger costs to date.........................     (2,436)        --         --         --         --
                                               ---------  ---------  ---------  ---------  ---------
Income (loss) before tax credit (provision)
 and minority interests......................        769      1,491     14,960      8,234     (1,131)
Credit (provision) for income taxes..........     (1,195)      (224)    (3,397)    (1,645)       234
Minority interests in income.................     (1,404)    (1,262)    (4,000)    (3,636)    (2,910)
Dividend on preferred stock of Condado
 Plaza.......................................         --       (164)      (246)      (516)      (557)
                                               ---------  ---------  ---------  ---------  ---------
Net income (loss)............................  $  (1,830) $    (159) $   7,317  $   2,437  $  (4,364)
                                               =========  =========  =========  =========  =========
Basic earnings (loss) per share..............  $   (0.32) $   (0.03) $    1.20  $     .40  $    (.72)
                                               =========  =========  =========  =========  =========
Shares used in basic earnings per share
 calculation.................................  6,050,000  6,050,200  6,086,443  6,050,200  6,050,200
                                               =========  =========  =========  =========  =========
Diluted earnings (loss) per share............  $   (0.32) $   (0.03) $    1.17  $     .40  $    (.72)
                                               =========  =========  =========  =========  =========
Shares used in diluted earnings per
 share calculation...........................  6,050,000  6,050,200  6,247,241  6,050,200  6,050,200
                                               =========  =========  =========  =========  =========
Pro forma information reflecting income taxes
 on a separate return basis (unaudited):
 Income (loss) before tax provision and
  minority interests.........................              $ 1,491   $  14,960  $   8,234  $  (1,131)
 Provision for income taxes..................               (1,305)     (3,478)    (2,545)    (1,902)
 Minority interests in income................               (1,262)     (4,000)    (3,636)    (2,910)
 Dividend on preferred stock of Condado
  Plaza......................................                 (164)       (246)      (516)      (557)
                                                          ---------  ---------  ---------  ---------
   Net income (loss).........................             $  (1,240) $   7,236  $   1,537  $  (6,500)
                                                          =========  =========  =========  =========

                See Notes to Consolidated Financial Statements.

                           WHG RESORTS & CASINOS INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (THOUSANDS OF DOLLARS)

                                                     SIX MONTHS ENDED
                                                       DECEMBER 31,          YEARS ENDED JUNE 30,
                                                    ------------------    --------------------------
                                                       1997     1996       1997      1996     1995
                                                    --------  --------    -------  --------  -------
                                                        (UNAUDITED)
Operating activities:
 Net income (loss)................................. $  (1,830) $    (159) $ 7,317  $  2,437  $(4,364)
  Adjustments to reconcile net income (loss) to net
   cash provided by operating activities:
   Depreciation and amortization...................     3,027      2,809    5,707     5,430    5,994
   Provision for loss on receivables...............       407         69      366     1,457    1,842
   Undistributed loss of nonconsolidated
    affiliates.....................................     2,836      3,028    1,196     3,465    7,003
   Deferred income taxes...........................      (446)        --      347     3,239   (1,626)
   Minority interests..............................     1,404      1,262    4,000     3,636    2,910
   Increase (decrease) resulting from changes in
    operating assets and liabilities:
    Receivables....................................    (2,171)    (2,231)  (1,309)      342     (541)
    Other current assets...........................      (563)         8       54       459      471
    Accounts payable and accruals..................     1,540      1,938    2,192       (12)  (1,152)
    Net amounts due from nonconsolidated
     affiliates....................................    (1,535)    (3,007)  (5,170)   (1,931)  (5,906)
    Other assets and liabilities not reflected
     elsewhere.....................................        99        319      (10)     (618)     218
                                                     --------  ---------  -------  --------  -------
 Net cash provided by operating activities.........     2,768      4,036   14,690    17,904    4,849
Investing activities:
 Purchase of property and equipment................    (2,195)    (1,727)  (3,153)   (1,149)  (2,066)
 Purchase of additional shares of subsidiaries.....        --         --   (1,500)       --   (3,925)
 Investments in and advances to nonconsolidated
  affiliates.......................................    (1,026)      (186)      --        --   (1,360)
 Collections from nonconsolidated affiliates.......        --        612       --       985    2,010
 Other investing...................................        --         --    1,760        --       --
                                                     --------  ---------  -------  --------  -------
 Net cash used in investing activities.............    (3,221)    (1,301)  (2,893)     (164)  (5,341)
Financing activities:
 Payment of long-term debt and notes payable.......    (2,648)    (2,628)  (8,703)   (3,887)  (4,568)
 Proceeds from short-term note.....................        --         --    4,500        --       --
 Capital contribution from WMS Industries Inc......        --         --    1,643        --       --
 Net intercompany transactions with WMS Industries
  Inc..............................................        --       (909)   4,273    (6,275)   3,125
 Issuance of preferred stock.......................     3,000         --       --        --       --
 Purchase of preferred stock of Condado Plaza by
  WMS Industries Inc...............................        --         --       --        --    2,500
 Redemption of preferred stock of Condado Plaza
  from WMS Industries Inc..........................        --         --       --    (3,400)      --
 Dividends on preferred stock......................      (115)        --       --        --       --
 Dividends paid to minority shareholders of
  subsidiary.......................................      (115)      (151)  (2,240)   (1,189)    (783)
                                                     --------  ---------  -------  --------  -------
 Net cash (used) provided by financing activities..       122     (3,688)    (527)  (14,751)     274
                                                     --------  ---------  -------  --------  -------
Increase (decrease) in cash and cash equivalents...      (331)      (953)  11,270     2,989     (218)
Cash and cash equivalents at beginning of year.....    17,886      6,616    6,616     3,627    3,845
                                                     --------  ---------  -------  --------  -------
Cash and cash equivalents at end of year...........  $ 17,555  $   5,663  $17,886  $  6,616  $ 3,627
                                                     ========  =========  =======  ========  =======

                See Notes to Consolidated Financial Statements.

                           WHG RESORTS & CASINOS INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                          ADDITIONAL              TOTAL
                                                      PREFERRED    COMMON  PAID-IN   RETAINED  STOCKHOLDERS'
                                                        STOCK       STOCK   CAPITAL   EARNINGS     EQUITY
                                                      ---------    ------ ---------- --------  -------------
                                                                            (THOUSANDS OF DOLLARS)
Balance as of June 30, 1994............................. $ --       $  1   $ 3,849   $35,577      $39,427
  Net loss..............................................   --        --        --     (4,364)      (4,364)
                                                                    ----   -------   -------      -------
Balance as of June 30, 1995.............................   --          1     3,849    31,213       35,063
  Net income............................................   --        --        --      2,437        2,437
                                                         -----      ----   -------   -------      -------
Balance as of June 30, 1996.............................   --          1     3,849    33,650       37,500
  Net income............................................   --        --        --      7,317        7,317
  Capital contributions by WMS Industries Inc...........   --        --     10,507       --        10,507
  6,050.2 for 1 stock split.............................   --         60       (60)      --           --
                                                         -----      ----   -------   -------      -------
Balance as of June 30, 1997.............................   --         61    14,296    40,967       55,324
  Net loss (unaudited)..................................   --        --        --     (1,830)      (1,830)
  Issue preferred stock (unaudited).....................     3       --      2,997       --         3,000
  Preferred stock dividends (unaudited).................   --        --        --       (115)        (115)
                                                         -----      ----   -------   -------      -------
Balance as of December 31, 1997 (unaudited)............. $   3      $ 61   $17,293   $39,022      $56,379
                                                         =====      ====   =======   =======      =======

                See Notes to Consolidated Financial Statements.

                          WHG RESORTS & CASINOS INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1: BASIS OF PRESENTATION AND COMPANY OPERATIONS

 Basis of Presentation

  WHG Resorts & Casinos Inc. ("WHG") was formerly known as WMS Hotel Corporation. Prior to the April 21, 1997 spin-off, WHG was a wholly owned subsidiary of Williams Hotel Corporation ("WHC"). WHC was a wholly-owned subsidiary of WMS Industries Inc. ("WMS"). WMS merged WHC, just prior to the April 21, 1997 spin-off, into WHG at which time the predecessor financial statements of WHC appearing herein became the financial statements of WHG.

  The consolidated financial statements of WHG reflect results of operations, cash flows, financial position and changes in stockholders' equity and have been prepared using the historical basis in the assets and liabilities and historical results of operations of WHG and subsidiaries and affiliates.

  The pro forma information reflecting income taxes on a separate return basis (unaudited), included with the consolidated statements of operations, reflects the provision for income taxes without the tax benefits allocated to WHG from WMS for utilization of partnership losses in the WMS consolidated Federal income tax return, see Note 6--Income Taxes. WHG during the periods presented did not have income subject to Federal income tax that could have been included in its consolidated Federal income tax return or in the separate tax returns of certain of its subsidiaries along with the partnership losses to be able to realize the tax benefits.

 Company Operations

  WHG through its subsidiaries and affiliates owns, operates and manages two of the leading hotels and casinos located in San Juan, Puerto Rico, and through a second affiliate, the El Conquistador Resort & Country Club, a destination resort complex in Las Croabas, Puerto Rico. WHG's holdings include: a 100% interest in Posadas de Puerto Rico Associates, Incorporated, the owner of the Condado Plaza Hotel & Casino ("Condado Plaza"); a 50% interest in Posadas de San Juan Associates, a partnership which owns the El San Juan Hotel & Casino ("El San Juan"); a 23.3% indirect interest in El Conquistador Partnership L.P. which owns the El Conquistador Resort & Country Club; and a 62% interest in Williams Hospitality Group Inc. ("WHGI"), the management company for the above properties.

  WHG was a wholly owned subsidiary of WMS prior to April 21, 1997. On April 21, 1997 WMS distributed 100% of the outstanding voting common stock of WHG to WMS's stockholders, thereby creating a new independent public corporation.

  The consolidated interim financial statements as of and for the six months ended December 31, 1997 and 1996 included herein are unaudited. Such information reflects all adjustments consisting solely of normal recurring adjustments, which are in the opinion of management necessary for a fair presentation of the consolidated balance sheet as of December 31, 1997 and the consolidated results of operations and cash flows for the six months ended December 31, 1997 and 1996. Due to the seasonality of the businesses, the reported results are not necessarily indicative of those expected for the entire year. Certain information and disclosures normally included in annual financial statements in accordance with generally accepted accounting principles have been excluded or omitted in presentation of the consolidated interim financial statements.



NOTE 2: PRINCIPAL ACCOUNTING POLICIES

 Consolidation Policy

  The consolidated financial statements include the accounts of WHG and its majority-owned subsidiaries (the "Company"). All significant intercompany accounts and transactions have been eliminated. Investments in companies that are 20% to 50% owned are accounted for by the equity method. WHG records its equity in the results of operations of El Conquistador Partnership L.P., based on that partnership's fiscal year end of March 31.

 Use of Estimates

  The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and revenue and expenses during the period reported. Actual results could differ from those estimates.

                          WHG RESORTS & CASINOS INC.

 Cash and Cash Equivalents

  All highly liquid investments with a maturity of three months or less when purchased are considered to be cash equivalents.

 Inventories

  Inventories, which consist mainly of food, beverages and supplies, are valued at the lower of cost (determined by the first-in, first-out method) or market.

 Property and Equiptment

  Property and equipment are stated at cost and depreciated by the straight-line method over their estimated useful lives.

 Excess of Purchase Cost Over Amount Assigned to Net Assets Acquired
(Goodwill)

  Goodwill arising from acquisitions is being amortized by the straight-line method over 20 to 40 years.

 Casino Revenues

  Casino revenues are the net win from gaming activities, which is the difference between gaming wins and losses.

 Casino Promotional Allowances

  Casino promotional allowances represent the retail value of complimentary food, beverages and hotel services furnished to patrons, commissions and transportation costs.

 Advertising Expense

  The cost of advertising is charged to earnings as incurred and for fiscal 1997, 1996 and 1995 was $809,000, $988,000 and $1,103,000, respectively.

NOTE 3: ACQUISITIONS

  In July 1994, the Company acquired 5% of Williams Hospitality increasing its interest from 57% to 62%. In July 1994, the Company acquired 2.5% of Posadas de Puerto Rico Associates, Incorporated increasing its interest from 92.5% to 95%. In April 1997, the Company acquired the remaining 5% of Posadas de Puerto Rico Associates, Incorporated increasing its interest from 95% to 100%.


NOTE 4: INVESTMENTS IN NONCONSOLIDATED AFFILIATES

  Investments in nonconsolidated affiliates consist of a 50% interest in Posadas de San Juan Associates, a partnership ("PSJA") and a 23.3% indirect interest in El Conquistador Partnership L.P. ("El Conquistador") through a 46.5% interest in WKA El Con Associates, a partnership ("WKA El Con").

                          WHG RESORTS & CASINOS INC.

  Current receivables from nonconsolidated affiliates at June 30 were:

                                                               1997      1996
                                                             --------  --------
                                                              (IN THOUSANDS)
     PSJA................................................... $    252  $     61
     WKA El Con.............................................       85        64
     El Conquistador........................................      768       483
                                                             --------  --------
                                                             $  1,105  $    608
                                                             ========  ========

  Investments in and noncurrent receivables and advances to nonconsolidated affiliates at June 30 were:

                                                               1997      1996
                                                             --------  --------
                                                              (IN THOUSANDS)
     Investments:
       PSJA................................................. $ (6,690) $ (7,678)
       WKA El Con...........................................   (2,813)     (612)
     Receivables and advances:
       PSJA.................................................   25,541    23,148
       WKA El Con...........................................    5,062     4,556
       El Conquistador......................................    9,503     7,712
                                                             --------  --------
                                                             $ 30,603  $ 27,126
                                                             ========  ========

  PSJA operates as a partnership, therefore, 50% of its accumulated deficit is recorded as an investment. Summarized financial data for PSJA's financial position at June 30, 1997 and 1996 and PSJA's results of operations for fiscal 1997, 1996 and 1995 and the six months ended December 31, 1997 and 1996 were:

                                    DECEMBER 31,  DECEMBER 31,
                                       1997          1996       JUNE 30, 1997 JUNE 30, 1996 JUNE 30, 1995
                                    ------------  ------------  ------------- ------------- -------------
                                          (IN THOUSANDS)                     (IN THOUSANDS)
                                           (UNAUDITED)
   Current assets...................  $    --            --       $  8,133      $  6,558           --
   Noncurrent assets................       --            --         35,804        35,198           --
   Total assets.....................       --            --         43,937        41,756           --
   Payable to affiliates............       --            --            237            61           --
   Other current liabilities........       --            --         10,659        10,101           --
   Total current liabilities........       --            --         10,896        10,162           --
   Noncurrent payable to
    affiliates......................       --            --         25,591        23,148           --
   Other noncurrent liabilities.....       --            --         20,831        23,803           --
   Total noncurrent liabilities.....       --            --         46,422        46,951           --
   Partners' capital deficiency.....       --            --        (13,381)      (15,357)          --
   Total liabilities and partners'
    capital deficiency..............       --            --         43,937        41,756           --
   Revenues.........................  $ 24,913        22,161        51,732        50,124      $ 51,797
   Management fees and interest
    payable to WHGI.................     2,459         2,099         5,325         4,738         4,691
   Other costs and expenses.........    23,265        21,621        44,431        46,746        49,507
   Net income (loss)................  $   (811)    $  (1,559)     $  1,976      $ (1,360)     $ (2,401)

                          WHG RESORTS & CASINOS INC.

  The Company has a 46.5% interest in WKA El Con which has a 50% interest in El Conquistador. Summarized financial data for WKA El Con's financial position at June 30, 1997 and 1996 and WKA El Con's results of operations for fiscal 1997, 1996 and 1995 and the six months ended December 31, 1997 and 1996 were:

                                      DECEMBER 31,  DECEMBER 31,
                                          1997           1996     JUNE 30, 1997  JUNE 30, 1996  JUNE 30, 1995
                                      ------------  ------------  -------------  -------------  -------------
                                            (IN THOUSANDS)                       (IN THOUSANDS)
                                              (UNAUDITED)
   Loans receivable from El
    Conquistador....................         --            --         $ 18,343      $ 16,116           --
   Investment in El Conquistador,
    net.............................         --            --          (12,464)       (7,763)          --
   Other assets, net................         --            --            2,384         3,566           --
   Total assets.....................         --            --            8,263        11,919           --
   Current payable to WHGI..........         --            --               85            64           --
   Long-term note payable including
    interest........................         --            --            5,527         5,197           --
   Long-term notes payable to
    partners including interest.....         --            --           10,475         9,791           --
   Partners' (capital deficiency)...         --            --           (7,824)       (3,133)          --
   Total liabilities and partners'
    capital deficiency..............         --            --            8,263        11,919           --
   Net operating income (loss)......       $ 20         $ (11)              10          (178)     $   (356)
   Equity in net loss of El
    Conquistador to March 31 for
     fiscal years and to June 30 for
     the six months ended
     December 31....................     (5,244)       (4,819)          (4,701)       (6,120)      (13,739)
   Equity in income of Las Casitas..         --            --               --           313         1,627
   Net (loss).......................    $(5,224)      $(4,830)        $ (4,691)     $ (5,985)     $(12,468)

  The WKA El Con's long-term note payable is collateralized by a pledge of a second mortgage on land owned by the Company that cost $3,761,000 and a WMS guarantee of $1,000,000 as to which WHG will indemnify WMS in the event of any payments made on the guarantee. The other partners of WKA El Con have pledged cash and a portion of their interest in WHGI stock, in proportion to their interests in WKA El Con, to WHG to be used in the event the guarantee is drawn on.

  El Conquistador is a destination resort and casino which began operations in November 1993. Summarized financial data for El Conquistador's financial position at March 31, 1997 and 1996 (the partnership's fiscal year end) and El Conquistador's results of operations for fiscal years ended March 31, 1997, 1996 and 1995 and the six months ended September 30, 1997 and 1996 were:

                                    SEPTEMBER 30,   SEPTEMBER 30,
                                        1997            1996       MARCH 31, 1997 MARCH 31, 1996 MARCH 31, 1995
                                    ------------    -------------  -------------- -------------- -------------
                                            (IN THOUSANDS)                        (IN THOUSANDS)
                                             (UNAUDITED)
   Current assets................          --            --          $ 13,618       $ 11,823            --
   Land, building and equipment,
    net..........................          --            --           185,552        190,463            --
   Deferred debt issuance and
    pre-opening costs, net.......          --            --             5,841          8,587            --
   Other assets..................          --            --               419            818            --
   Total assets..................          --            --           205,430        211,691            --
   Current liabilities...........          --            --            22,829         23,281            --
   Debt due February 1, 1998.....          --            --           120,000            --             --
   Long-term debt................          --            --            26,660        149,324            --
   Long-term due to partners and           --            --
    affiliates...................          --            --            48,869         42,611            --
   Partners' (capital
    deficiency)..................          --            --           (12,928)        (3,525)           --
   Total liabilities and capital
    deficiency...................          --            --           205,430        211,691            --
   Revenues......................    $  39,294     $  37,801           92,958         89,214       $ 84,743
   Management fees and interest
    payable to WHGI..............        2,272         2,227            6,282          5,820          3,874
   Interest payable to partners..          951         1,241            2,498          2,598          1,898
   Other costs and expenses......       41,927        39,415           84,434         82,538         95,324
   Depreciation and
    amortization.................        4,632         4,354            9,147         10,499         11,124
   Net (loss)....................    $ (10,488)    $  (9,636)        $ (9,403)      $(12,241)      $(27,477)

                          WHG RESORTS & CASINOS INC.

  At March 31, 1997 WHGI has provided guarantees amounting to $2,170,000 in connection with leasing and other financing transactions of El Conquistador.

  Debt of the El Conquistador of $120,000,000 is collateralized by a letter of credit which terminates on March 9, 1998. Under the terms of the loan agreement, such debt is required to be repaid on February 1, 1998 in the event the letter of credit is not renewed or replaced prior to November 9, 1997. El Conquistador has engaged investment advisors to investigate obtaining an alternative letter of credit or financing arrangement. If such an alternative is not found, the Company's investment in, receivables from, advances to and potential payments on guarantees for El Conquistador totaling $18,463,000 at June 30, 1997 may not be recoverable. In the event this amount is not recovered the 38% minority interest in WHGI would absorb approximately $5,900,000 of the charge. WHGI would also incur a loss of future management fees from El Conquistador. For the years ended June 30, 1997, 1996 and 1995, the Company accrued approximately $5,650,000, $5,395,000 and $3,704,000, respectively, in management fee revenue from El Conquistador. The Company also recorded equity in losses of El Conquistador of $2,188,000, $2,786,000 and $5,803,000 in the years ending June 30, 1997, 1996 and 1995, respectively.

  Consolidated retained earnings of the Company at June 30, 1997 is reduced by $23,262,000 for the Company's ownership percentage in the accumulated deficit of PSJA and WKA El Con which are accounted for under the equity method.

  Interest earned by the Company from all the nonconsolidated affiliates for the years ended June 30, 1997, 1996 and 1995 was $1,823,000, $1,650,000 and
$1,373,000, respectively.

NOTE 5: PROPERTY AND EQUIPMENT

  At June 30 net property and equipment were:

                                                               1997      1996
                                                             --------  --------
                                                              (IN THOUSANDS)
     Land................................................... $  7,535  $  7,535
     Buildings and improvements.............................   47,865    45,294
     Furniture, fixtures and equipment......................   31,975    30,473
                                                             --------  --------
                                                               87,375    83,302
     Less accumulated depreciation..........................  (43,514)  (38,383)
                                                             --------  --------
     Net property and equipment............................. $ 43,861  $ 44,919
                                                             ========  ========

NOTE 6: INCOME TAXES

  The Company's two operating subsidiaries and two nonconsolidated affiliates operate under the provisions of the Puerto Rico Tourism Incentives Act of 1993 which provides a ten-year incentive grant which may be extended for ten years. Major benefits include a 90% exemption from income taxes on income deemed to be derived from tourism operations. The grant also provides a 90% exemption from municipal real and personal property taxes. Income deemed to be derived from casino operations are not covered by the grant.

  The two operating subsidiaries, the Condado Plaza and WHGI elect to file income tax returns under Section 936 of the United States Internal Revenue Code which provides for total or, after 1994, partial exemption from Federal income taxes on income from sources within Puerto Rico if certain conditions are met. The portion of taxes that can be exempt under Section 936 is determined by the calculation of certain limits prescribed by Section 936. These limits are either based on certain costs and expenses ("economic activity method") or a fixed

                          WHG RESORTS & CASINOS INC.

percentage as prescribed in Section 936 ("percentage limitation method"). Corporations that operate under Section 936 cannot be members of a consolidated Federal income tax return. The tax exemption under Section 936 generally decreases each year until the benefits terminate in 2005.

  The Condado Plaza elected the economic activity method which results in a 100% exemption from Federal income taxes. WHGI elected the percentage limitation method which resulted in a Federal tax provision of $2,793,000 in fiscal 1997, $1,741,000 in fiscal 1996 and $1,149,000 in fiscal 1995.

  Deferred income taxes reflect the net tax effects of temporary differences between the amount of assets and liabilities for financial reporting purposes and the amounts used for income taxes in the consolidated Federal income tax return of WMS and allocated to the Company through April 22, 1997.

  Significant components of the Company's deferred tax assets and liabilities at June 30 were:

                                                               1997     1996
                                                              -------  -------
                                                              (IN THOUSANDS)
     Deferred tax liabilities resulting from:
     Tax over book deductions of WKA El Con.................. $(1,033) $  (686)
     Tax over book deductions of PSJA........................  (1,605)  (1,605)

                                                              -------  -------
     Deferred tax liability.................................. $(2,638) $(2,291)
                                                              =======  =======

  The Company's provision for income taxes was calculated on a historical basis. WHG and certain of its subsidiaries were members of the WMS consolidated Federal income tax return since their inception until April 21, 1997, the effective date of the spin off. Accordingly, losses for Federal income tax purposes which were primarily generated by the Company's equity in loss of nonconsolidated affiliates in the form of partnership losses were utilized by WMS in its consolidated tax return and resulted in tax benefits. The Company received the tax benefits of $428,000, $4,139,000 and $510,000 for usage of such losses during the years ended June 30, 1997, 1996 and 1995, respectively.

  Significant components of the (provision) credit for income taxes for the years ended June 30, 1997, 1996 and 1995 were:

                                                     1997     1996     1995
                                                    -------  -------  -------
                                                        (IN THOUSANDS)
   Current:
    Federal:
     Certain Puerto Rico corporate income subject
      to federal tax............................... $(2,793) $(1,741) $(1,149)
     U.S. subsidiaries--primarily partnership
      losses of nonconsolidated affiliates.........     428    4,139      510
                                                    -------  -------  -------
       Total federal...............................  (2,365)   2,398     (639)
    Puerto Rico....................................    (685)    (804)    (753)
                                                    -------  -------  -------
       Total current (provision) credit............  (3,050)   1,594   (1,392)
   Deferred--federal, primarily from book to tax
    differences on partnership losses..............    (347)  (3,239)   1,626
                                                    -------  -------  -------
   (Provision) credit for income taxes............. $(3,397) $(1,645) $   234
                                                    =======  =======  =======

                          WHG RESORTS & CASINOS INC.

  For financial reporting purposes, income (loss) before income tax credit (provision) and minority interests is comprised of the following components for the years ended June 30:

                                                     1997     1996     1995
                                                    -------  -------  -------
                                                        (IN THOUSANDS)
   Income (loss) before income tax credit
    (provision) and minority interests:
     Puerto Rico corporate income.................. $16,908  $11,487  $ 5,652
     U.S. subsidiaries--primarily partnership
      losses of nonconsolidated affiliates.........  (1,948)  (3,253)  (6,783)
                                                    -------  -------  -------
                                                    $14,960  $ 8,234  $(1,131)
                                                    =======  =======  =======

  The provision (credit) for income taxes differs from the amount computed using the statutory federal income tax rate as follows for the years ended June 30:

                                                     1997     1996     1995
                                                    -------  -------  -------
                                                        (IN THOUSANDS)
   Statutory federal income tax at 35%............. $ 5,236  $ 2,882  $  (395)
   Puerto Rico corporate loss resulting in no tax
    benefit........................................     --       199    1,525
   Puerto Rico corporate income taxed at lower
    rates..........................................  (2,180)  (1,671)  (1,602)
   Other, net......................................     341      235      238
                                                    -------  -------  -------
                                                    $ 3,397  $ 1,645  $  (234)
                                                    =======  =======  =======

  Undistributed earnings of the Puerto Rico subsidiaries that operate as
Section 936 corporations under Federal income tax regulations were approximately $41,800,000 at June 30, 1997. Those earnings are considered indefinitely reinvested and, accordingly, no provision for income or toll gate taxes has been provided thereon. Upon distribution of those earnings in the form of dividends, the Company would be subject to U.S. income tax of approximately $2,300,000 and toll gate withholding taxes of approximately $750,000.

  WHG and WMS have entered into a tax sharing agreement that provides for the rights and obligations of each company regarding deficiencies and refunds, if any, relating to Federal and Puerto Rico income taxes for tax years up to and including fiscal 1997.

  During fiscal 1997, 1996 and 1995 income taxes paid to taxing authorities were $2,728,000, $2,289,000 and $1,549,000, respectively.

NOTE 7: NOTES PAYABLE AND LONG-TERM DEBT

  The Condado Plaza has a $2,000,000 bank line of credit which is payable on demand with interest at the prime rate plus 1 percentage point, 9.5% and 9.25% at June 30, 1997 and 1996, respectively. Borrowings under the line were $1,000,000 on June 30, 1997 and $2,000,000 on June 30, 1996. The line of credit is collateralized by a mortgage on the Condado Plaza property and accounts receivable.

                          WHG RESORTS & CASINOS INC.

  Long-term debt at June 30 was:

                                                             1997     1996
                                                            -------  -------
                                                            (IN THOUSANDS)
     Condado Plaza mortgage note, due in increasing semi-
      annual amounts through 1999, 12%..................... $21,900  $24,150
     Other.................................................   1,649    2,704
                                                            -------  -------
                                                             23,549   26,854
     Less current maturities...............................  (3,681)  (3,299)
                                                            -------  -------
                                                            $19,868  $23,555
                                                            =======  =======

  Scheduled payments by fiscal year on long-term debt are as follows:
$3,681,000 in 1998 and $19,868,000 in 1999.

  The amount of interest paid during fiscal 1997, 1996 and 1995 was $3,255,000, $3,679,000 and $4,306,000, respectively.

NOTE 8: AUTHORIZED SHARES

  At June 30, 1997 the authorized common stock of WHG consists of 12,000,000 shares of $.01 par value of which 6,050,200 shares were issued and outstanding. The Company's capital structure at June 30, 1997 also consists of 3,000,000 shares of Class A non-voting common stock of which none are outstanding. The Company also has 2,000,000 shares of authorized preferred stock, none were issued at June 30, 1997. The preferred stock will be issuable in series, and the relative rights and preferences and the number of shares in each series are established by the Board of Directors. At June 30, 1997, 300,000 shares of the Preferred Stock were designated as Series B Preferred Stock and reserved for issuance. See Note 16. At June 30, 1996 the capital structure consisted of 1,000 shares of no par value common stock of which 100 were issued and outstanding.

NOTE 9: STOCK OPTION PLAN

  The Company's stock option plan allows for the grant of both incentive stock options and nonqualified options on shares of voting common stock through the year 2007. The stock option plan allows for the grant of options on 900,000 shares of common stock to officers, directors, employees and under certain conditions to consultants and advisers to the Company and its subsidiaries. The stock option committee has the authority to fix the terms and conditions upon which each option is granted, but in no event shall the term exceed ten years or be granted at less than 100% of the fair market value of the stock at the date of grant in the case of incentive stock options and 85% of the fair market value of the stock on the date of grant in the case of non-qualified stock options.

  The Company accounts for stock options for purposes of determining net income in accordance with APB Opinion No. 25 "Accounting for Stock Issued to Employees." SFAS No. 123 regarding stock option plans permits the use of APB No. 25 but requires the inclusion of certain pro forma disclosures in the footnotes.

  If the Company had adopted the expensing provisions of SFAs No. 125 the Company's pro forma net income for fiscal 1997 would have been $5,876,000. Pro forma primary and fully diluted earnings per share for fiscal 1997 would have been $0.97 and $0.96, respectively. There is no effect on reported amounts for fiscal 1996, since the options were not granted until fiscal 1997.

  The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants, all of which were in 1997: dividend yield 0%; expected volatility 32%; risk free interest rates of 6.2%; and expected lives of four years.

                          WHG RESORTS & CASINOS INC.

  The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

  During fiscal 1997, there were 898,000 options granted, all of which were outstanding on June 30, 1997 and have a weighted average exercise price of $8.49, a weighted average fair market value of $2.94, a weighted average contractual life of 9.8 years and exercise prices that range from $8.38 to $11.00. At June 30, 1997, 472,000 options are exercisable with a weighted average exercise price of $8.38.

NOTE 10: CONCENTRATION OF CREDIT AND MARKET RISK AND FAIR VALUE DISCLOSURES OF FINANCIAL INSTRUMENTS

  Financial instruments which potentially subject the Company to concentrations of credit and market risk consist primarily of cash equivalents and accounts receivable. By policy, the Company places its cash equivalents only in high credit quality securities and limits the amounts invested in any one security. At June 30, 1997, accounts receivable are from hotel and casino guests and travel agents located throughout North America and Latin America and because of the number and geographic distribution, concentration is limited.

  The estimated fair value of financial instruments at June 30, 1997 has been determined by the Company, using available market information and valuation methodologies considered to be appropriate. The amounts reported for cash equivalents and current notes payable are considered to be a reasonable estimate of their fair value.

  At June 30, 1997, the $21,900,000 Condado Plaza 12% mortgage note payable is estimated to have a fair value of $22,781,000 using discounted cash flow analysis based on an estimated interest rate of 8.25%. The mortgage note is subject to a substantial prepayment penalty based on interest rate differentials plus a fixed percentage.

NOTE 11: LEASE COMMITMENTS

  Operating leases relate principally to hotel facilities and equipment. A portion of the Condado Plaza hotel facilities are leased from a partnership owned by a former minority shareholder of the Condado Plaza. The former minority shareholder lease extends through 2008 at an annual rent of $684,000 through September 30, 1998 with periodic escalations thereafter to an annual rent of $827,000 in 2004. Rent expense for fiscal 1997, 1996 and 1995 was $760,000, $1,027,000 and $1,077,000, respectively (including $684,000, paid in each fiscal 1997, 1996 and 1995, under the former minority shareholder lease at the Condado Plaza). Total net future lease commitments for minimum rentals at June 30, 1998, 1999, 2000, 2001, 2002 and thereafter are $718,000,
$769,000, $786,000, $786,000, $786,000 and $1,490,000, respectively.

                          WHG RESORTS & CASINOS INC.

NOTE 12: TRANSACTIONS WITH WMS

  The Company's two operating subsidiaries and two nonconsolidated affiliates have each provided for its off-season cash needs through its own operating cash and from individual short-term note arrangements. Plant and equipment additions at each property have also generally been provided by its own cash from operations or third party financing. Cash advances from WMS, for the periods reported, have been used for investment purposes. A summary of advances and repayments between WMS and the Company prior to the April 21, 1997 spin-off for the years ended June 30, 1997, 1996 and 1995 were:

                                                       1997    1996     1995
                                                      ------  -------  ------
                                                         (IN THOUSANDS)
   Advances from (repayments to) WMS by use or
    source:
    Purchase of additional shares in subsidiaries.... $  --   $   --   $3,738
    Investment in and advances to (repayments from)
     WKA El Con......................................    --      (546)    157
    Cash primarily generated from Williams
     Hospitality dividends...........................    --    (1,590)   (260)
    Cash received from WMS for cumulative tax
     benefits........................................  4,357      --      --
    Other, net.......................................    409      --      --
    Income tax benefits from partnership losses
     utilized by WMS-- see Note 6....................   (493)  (4,139)   (510)
                                                      ------  -------  ------
                                                      $4,273  $(6,275) $3,125
                                                      ======  =======  ======

  During fiscal 1995 the Condado Plaza sold to WMS 50 shares of 8% non-voting preferred stock with a liquidation preference of $50,000 per share for $2,500,000 bringing the total of such preferred stock held by WMS to 150 shares and $7,500,000 at June 30, 1995. During fiscal 1996 the Condado Plaza redeemed 68 of those preferred shares at $50,000 per share for $3,400,000. During fiscal 1997 the remaining 82 preferred shares were contributed to the capital of WHG. In April 1997, the Condado Plaza redeemed 41 of those preferred shares at $50,000 per share for $2,050,000. Subsequent to June 30, 1997 (July and August 1997), an additional 24 shares were redeemed at $50,000 per share for $1,200,000.

   During fiscal 1997 WMS contributed the following to the capital of
    WHG (in thousands):
    Net, intercompany payable to WMS.................................  $ 4,764
    Cash contribution................................................    1,643
    82 preferred shares of PPRA, liquidation preference of $50,000...    4,100
                                                                       -------
    Total contribution...............................................  $10,507
                                                                       =======

NOTE 13: PENSION PLAN

  Certain subsidiaries are required to make contributions on behalf of unionized employees to defray part of the costs of the multi-employer pension plans established by their respective labor unions. Such contributions are computed using a fixed charge per employee. Contributions to the plans for fiscal 1997, 1996 and 1995 were $377,000, $340,000 and $352,000, respectively.

                          WHG RESORTS & CASINOS INC.

NOTE 14: QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

  Summarized quarterly financial information for fiscal 1997 and 1996 are as follows, in thousands except per share amounts:

                             SEPTEMBER 30, DECEMBER 31, MARCH 31,    JUNE 30,
                                 1996          1996        1997        1997
                             ------------- ------------ ----------  ----------
Fiscal 1997 Quarters:
 Revenues...................  $   12,879    $   17,175  $   21,592  $   17,988
                              ==========    ==========  ==========  ==========
 Operating income...........  $      790    $    4,312  $    8,115  $    3,870
 Interest expense, net......        (301)         (282)       (263)        (85)
 Equity in income (loss) of
  nonconsolidated
  affiliates................      (1,289)       (1,739)        633       1,199
 Credit (provision) for
  income taxes..............          89          (313)     (2,078)     (1,095)
 Minority interests.........        (421)         (841)     (1,670)     (1,068)
 Dividend on preferred stock
  of subsidiary.............         (82)          (82)        (82)        --
                              ----------    ----------  ----------  ----------
 Net income (loss)..........  $   (1,214)   $    1,055  $    4,655  $    2,821
                              ==========    ==========  ==========  ==========
 Primary earnings per
  share.....................  $     (.20)   $     (.17) $      .77  $      .46
                              ==========    ==========  ==========  ==========
 Shares used in
  calculation...............   6,050,200     6,050,200   6,050,200   6,195,774
                              ==========    ==========  ==========  ==========
 Fully diluted earnings per
  share.....................  $     (.20)   $     (.17) $      .77  $      .45
                              ==========    ==========  ==========  ==========
 Shares used in
  calculation...............   6,050,200     6,050,200   6,050,200   6,247,241
                              ==========    ==========  ==========  ==========
 Pro forma net income (loss)
  reflecting income taxes on
  a separate return basis...  $   (1,675)   $      435  $    5,121  $    3,355
                              ==========    ==========  ==========  ==========
                             SEPTEMBER 30, DECEMBER 31, MARCH 31,    JUNE 30,
                                 1995          1995        1996        1996
                             ------------- ------------ ----------  ----------
Fiscal 1996 Quarters:
 Revenues...................  $   13,404    $   17,452  $   21,450  $   16,388
                              ==========    ==========  ==========  ==========
 Operating income (loss)....  $     (226)   $    4,069  $    7,248  $    2,467
 Interest expense, net......        (560)         (493)       (395)       (411)
 Equity in income (loss) of
  nonconsolidated
  affiliates................      (2,087)       (1,510)       (318)        450
 Credit (provision) for
  income taxes..............         448          (153)     (1,005)       (935)
 Minority interests.........        (298)         (896)     (1,585)       (857)
 Dividend on preferred stock
  of subsidiary.............        (150)         (146)       (126)        (94)
                              ----------    ----------  ----------  ----------
 Net income (loss)..........  $   (2,873)   $      871  $    3,819  $      620
                              ==========    ==========  ==========  ==========
 Earnings per share.........  $     (.47)   $      .14  $      .63  $      .10
                              ==========    ==========  ==========  ==========
 Shares used................   6,050,200     6,050,200   6,050,200   6,050,200
                              ==========    ==========  ==========  ==========
 Pro forma net income (loss)
  reflecting income taxes on
  a separate return basis...  $   (3,623)   $      361  $    3,713  $    1,086
                              ==========    ==========  ==========  ==========

  For pro forma net income (loss), see Note 1--Basis of Presentation.

                          WHG RESORTS & CASINOS INC.

NOTE 15: SEGMENT INFORMATION

  The Company's operations are conducted through two industry segments: the operation of the Condado Plaza and the management of hotels/casinos. Industry segment information for the fiscal years ended June 30 follows:

                                                    1997      1996      1995
                                                  --------  --------  --------
                                                        (IN THOUSANDS)
   Revenues
   Condado Plaza................................  $ 55,697  $ 55,322  $ 57,530
    WHGI........................................    18,227    16,939    17,350
    Intersegment revenues elimination--WHGI fees
     charged to Condado Plaza...................    (4,290)   (3,567)   (4,002)
                                                  --------  --------  --------
      Total revenues............................  $ 69,634  $ 68,694  $ 70,878
                                                  ========  ========  ========
   Operating income (loss)
    Condado Plaza...............................  $  6,348  $  2,830  $ (1,465)
    WHGI........................................    11,923    10,837     9,174
    General corporate administrative expenses...    (1,184)     (109)      (85)
                                                  --------  --------  --------
      Total operating income....................  $ 17,087  $ 13,558  $  7,624
                                                  ========  ========  ========
   Identifiable assets
    Condado Plaza...............................  $ 55,385  $ 53,323  $ 57,879
    WHGI........................................    15,086    18,582    17,737
    General investment and corporate............    15,294     5,095     5,994
    Investments in, receivables and advances to
     nonconsolidated affiliates.................    31,708    27,734    29,696
                                                  --------  --------  --------
      Total identifiable assets.................  $117,473  $104,734  $111,306
                                                  ========  ========  ========
   Depreciation of property and equipment
    Condado Plaza...............................  $  4,227  $  4,120  $  4,656
    WHGI........................................       777       769       681
                                                  --------  --------  --------
      Total depreciation of property and
       equipment................................  $  5,004  $  4,889  $  5,337
                                                  ========  ========  ========
   Capital expenditures
    Condado Plaza...............................  $  3,181  $  1,078  $  2,030
    WHGI........................................        41        71        36
                                                  --------  --------  --------
      Total capital expenditures................  $  3,222  $  1,149  $  2,066
                                                  ========  ========  ========

NOTE 16: CONTINGENT LIABILITIES

  The Company is involved in various disputes arising in the ordinary course of business, which may result in litigation. Management expects no material adverse effect on the Company's financial condition as a result of these matters.

NOTE 17: SALE OF PREFERRED STOCK SUBSEQUENT TO JUNE 30, 1997

  The Board of Directors exercised the put provisions of a Put Option and Call Option Agreement that was established on April 21, 1997 which resulted in the Chairman of the Board purchasing on July 31, 1997, 300,000 shares of Series B Preferred Stock for $3,000,000 in cash. Each share of Series B Preferred Stock has 5 votes

                          WHG RESORTS & CASINOS INC.

per share voting collectively with the common stockholders and a liquidation preference of $10.00 per share plus accrued dividends, has a quarterly dividend equal to the prime rate plus one half percent calculated on the liquidation preference and the holder has a redemption right after three years or earlier in the event of two unpaid quarterly dividends. The holder of the Series B Preferred Stock can convert into shares of common stock. The conversion price is $9.00, which is the lower of the closing price of the voting common stock on its first day of official trading ($9.00) and the closing price in the New York Stock Exchange at the close of business on the business day immediately prior to the date of issuance of the Preferred Stock ($12.50).

NOTE 18: PROPOSED ACQUISITION SUBSEQUENT TO JUNE 30, 1997

  On September 17, 1997, the Company executed an asset purchase agreement to acquire an existing 127 room Hotel and related land next to the Condado Plaza for $9,600,000, subject to certain terms and conditions, including satisfactory due diligence. If the agreement is finalized, the Company intends to finance the purchase price through long term financing and the use of excess cash currently available.

                                  SCHEDULE II

                           WHG RESORTS & CASINOS INC.

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                FOR THE YEARS ENDED JUNE 30, 1997, 1996 AND 1995

        COLUMN A           COLUMN B         COLUMN C          COLUMN D    COLUMN E
        --------         ------------ --------------------- ------------ ----------
                          BALANCE AT  CHARGED TO CHARGED TO DEDUCTIONS-- BALANCE AT
                         BEGINNING OF COSTS AND    OTHER      AMOUNTS      END OF
      DESCRIPTION           PERIOD     EXPENSES   ACCOUNTS  WRITTEN OFF    PERIOD
      -----------        ------------ ---------- ---------- ------------ ----------
Allowance for
 receivables:
  1997..................   $474,000   $  366,000    $--      $  191,000   $649,000
                           ========   ==========    ====     ==========   ========
  1996..................   $399,000   $1,457,000    $--      $1,382,000   $474,000
                           ========   ==========    ====     ==========   ========
  1995..................   $755,000   $1,842,000    $--      $2,198,000   $399,000
                           ========   ==========    ====     ==========   ========
Unrealized holding loss
 on noncurrent
 marketable equity
 securities:
  1997..................   $    --    $      --     $--      $      --    $    --
                           ========   ==========    ====     ==========   ========
  1996..................   $    --    $      --     $--      $      --    $    --
                           ========   ==========    ====     ==========   ========
  1995..................   $    --    $      --     $--      $      --    $    --
                           ========   ==========    ====     ==========   ========

--------
(1) Included as a direct reduction of stockholders' equity.

                        REPORT OF INDEPENDENT AUDITORS

The Partners
Posadas de San Juan Associates

  We have audited the accompanying balance sheets of Posadas de San Juan Associates as of June 30, 1997 and 1996, and the related statements of operations and deficit, and cash flows for each of the three years in the period ended June 30, 1997. Our audits also included the financial statement schedule of valuation and qualifying accounts for each of the three years in the period ended June 30, 1997. These financial statements and schedule are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Posadas de San Juan Associates at June 30, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 1997, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                           /s/ Ernst & Young LLP

San Juan, Puerto Rico
August 7, 1997

                         POSADAS DE SAN JUAN ASSOCIATES

                                 BALANCE SHEETS

                                                    DECEMBER 31,           JUNE 30,
                                                    ------------   ------------------------
                                                         1997         1997         1996
                                                    ------------   -----------  -----------
                                                      (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.......................... $ 2,666,500  $ 2,681,100  $ 2,443,700
  Trade accounts receivable, less allowance for
   doubtful accounts of $606,300 and $357,100
   at June 30, 1997 and 1996, respectively, and
   $961,700 at December 31, 1997.....................   5,585,800    3,692,000    2,370,700
  Inventories........................................     987,300      969,500      906,400
  Prepaid expenses...................................     729,500      790,300      837,100
                                                      -----------  -----------  -----------
    Total current assets.............................   9,969,100    8,132,900    6,557,900
Land, building and equipment:
  Land...............................................   3,300,000    3,300,000    3,300,000
  Building...........................................  14,350,700   14,350,700   14,350,700
  Building improvements..............................  14,695,100   14,285,400   12,439,600
  Furniture, fixtures and equipment..................  36,331,100   36,114,600   33,814,000
  Construction in progress...........................   2,000,900      113,400          --
                                                      ----------   -----------  -----------
                                                       70,677,800   68,164,100   63,904,300
  Less accumulated depreciation......................  35,053,400   33,353,000   30,080,700
                                                      ----------   -----------  -----------
                                                       35,624,400   34,811,100   33,823,600
Operating equipment, net.............................     498,600      523,000      570,700
Deferred financing costs, less accumulated
 amortization of $662,400 and $530,900 at
 June 30, 1997 and 1996, respectively,
 and $729,600 at December 31, 1997...................     334,800      402,000      533,500
Other assets.........................................     293,400       68,300      270,500
                                                      ----------   -----------  -----------
Total assets......................................... $46,720,300  $43,937,300  $41,756,200
                                                      ===========  ===========  ===========
LIABILITIES AND DEFICIENCY IN PARTNERSHIP CAPITAL
Current liabilities:
  Trade accounts payable............................. $ 6,916,500  $ 4,078,700  $ 4,039,900
  Accrued compensation and related benefits..........     965,900    1,376,600    1,139,300
  Other accrued liabilities..........................   3,237,400    2,032,600    1,458,700
  Due to affiliated companies........................   1,126,400      237,600       11,600
  Note payable to bank...............................         --           --       300,000
  Current portion of long-term debt..................   3,170,600    3,170,600    3,152,000
                                                      ----------   -----------  -----------
    Total current liabilities........................  15,416,800   10,896,100   10,101,500
Long-term debt, net of current portion...............  18,938,100   20,831,400   23,805,000
Due to Williams Hospitality Group Inc................  26,556,900   25,590,800   23,206,700
Deficiency in partnership capital:
  Capital contribution...............................   7,000,000    7,000,000    7,000,000
  Deficit............................................ (21,191,500) (20,381,000) (22,357,000)
                                                      ----------   -----------  -----------
Total deficiency in partnership capital.............. (14,191,500) (13,381,000) (15,357,000)
                                                      ----------   -----------  -----------
Total liabilities and deficiency in partnership
 capital............................................. $46,720,300  $43,937,300  $41,756,200
                                                      ===========  ===========  ===========

                            See accompanying notes.

                         POSADAS DE SAN JUAN ASSOCIATES

                      STATEMENTS OF OPERATIONS AND DEFICIT

                                           SIX MONTHS ENDED
                                             DECEMBER 31,                   YEAR ENDED JUNE 30,
                                      --------------------------  ----------------------------------------
                                          1997          1996          1997          1996          1995
                                      ------------  ------------  ------------  ------------  ------------
                                              (UNAUDITED)
Revenues:
  Rooms.............................. $ 10,223,300  $  8,895,200  $ 22,588,800  $ 22,016,700  $ 21,517,300
  Food and beverage..................    6,700,200     6,075,700    13,218,000    13,424,400    12,688,200
  Casino.............................   10,286,300     8,233,600    19,582,200    18,117,600    22,575,400
  Rental and other income............    1,772,300     1,443,300     3,255,800     3,503,000     2,852,400
  Less casino promotional
   allowances........................   (4,069,000)   (2,486,800)   (6,905,300)   (6,937,900)   (7,836,300)
                                      ------------  ------------  ------------  ------------  ------------
    Net revenues.....................   24,913,100    22,161,000    51,739,500    50,123,800    51,797,000
Costs and expenses:
  Rooms..............................    3,419,900     3,082,300     6,764,600     6,891,000     6,775,000
  Food and beverage..................    4,526,800     4,421,100     9,297,400     9,506,100     9,340,600
  Casino.............................    5,583,800     4,650,600     9,729,000    10,716,800    14,027,100
  Selling, general and
   administrative....................    4,871,500     4,480,900     8,803,200     9,094,000     8,953,700
  Management and incentive management
   fees..............................    1,894,900     1,605,500     4,336,700     3,850,100     3,893,000
  Property operation, maintenance and
   energy costs......................    2,224,200     2,337,900     4,509,700     4,803,200     4,416,800
  Depreciation and amortization......    1,783,800     1,661,500     3,438,800     3,595,300     3,617,300
                                      ------------  ------------  ------------  ------------  ------------
                                        24,304,900    22,239,800    46,879,400    48,456,500    51,023,500
                                      ------------  ------------  ------------  ------------  ------------
    Income (loss) from operations....      608,200       (78,800)    4,860,100     1,667,300       773,500
Interest income......................          --            --            --            --          2,500
Interest expense.....................   (1,418,700)   (1,479,900)   (2,884,100)   (3,026,800)   (3,176,800)
                                      ------------  ------------  ------------  ------------  ------------
Net income (loss)....................     (810,500)   (1,558,700)    1,976,000    (1,359,500)   (2,400,800)
Deficit at beginning of year.........  (20,381,000)  (22,357,000)  (22,357,000)  (20,997,500)  (18,596,700)
                                      ------------  ------------  ------------  ------------  ------------
Deficit at end of year............... $(21,191,500) $(23,915,700) $(20,381,000) $(22,357,000) $(20,997,500)
                                      ============  ============  ============  ============  ============


                            See accompanying notes.

                         POSADAS DE SAN JUAN ASSOCIATES

                            STATEMENTS OF CASH FLOWS

                                           SIX MONTHS ENDED
                                              DECEMBER 31,               YEAR ENDED JUNE 30,
                                        ------------------------  -------------------------------------
                                           1997          1996        1997         1996         1995
                                        -----------  -----------  -----------  -----------  -----------
                                               (UNAUDITED)
Operating Activities
Net income (loss)...................... $  (810,500) $(1,558,700) $ 1,976,000  $(1,359,500) $(2,400,800)
Adjustments to reconcile net income
 (loss) to net cash provided by
 operating activities:
  Depreciation and amortization........   1,783,800    1,661,500    3,438,800    3,595,300    3,617,300
  Provision for losses on accounts
   receivable..........................     651,190      157,800      150,600    1,278,200    3,880,400
  Gain or sale of equipment............         --           --           --       (46,600)         --
  Changes in operating assets and
   liabilities:
   Amounts due to/from affiliated
    companies..........................   1,854,900    1,874,900    2,610,100    2,086,700      639,600
   Trade accounts receivable...........  (2,544,990)  (1,596,000)  (1,471,900)     503,900      833,200
   Inventories and prepaid expenses....      43,000      283,500      (16,400)     193,600       21,600
   Other assets........................    (225,100)      15,900      167,200      (10,500)    (125,600)
   Trade accounts payable, accrued
    expenses and other accrued
    liabilities........................   3,631,900    1,600,200      850,000     (990,600)  (2,493,100)
                                        -----------  -----------  -----------  -----------  -----------
    Net cash provided by operating
     activities........................   4,384,200    2,439,100    7,704,400    5,250,500    3,972,600
Investing Activities
  Proceeds from sale of equipment......         --           --           --       119,300          --
  Purchases of property and equipment..  (2,529,900)  (2,567,300)  (4,059,700)  (2,502,800)  (3,310,000)
  Purchases of operating equipment--
   net.................................      24,400       12,700       47,700       78,800      635,900
                                        -----------  -----------  -----------  -----------  -----------
    Net cash used in investing
     activities........................  (2,505,500)  (2,554,600)  (4,012,000)  (2,304,700)  (2,674,100)
Financing Activities
  Proceeds from long-term debt.........         --           --           --           --       156,200
  Proceeds from short-term borrowings..         --       700,000          --       300,000          --
  Payment of short-term borrowings.....         --           --      (300,000)         --           --
  Payments of long-term debt...........  (1,893,300)  (1,407,600)  (3,155,000)  (2,326,400)  (2,046,800)
                                        -----------  -----------  -----------  -----------  -----------
    Net cash used in financing
     activities........................  (1,893,300)    (707,600)  (3,455,000)  (2,026,400)  (1,890,600)
                                        -----------  -----------  -----------  -----------  -----------
Net increase (decrease) in cash and
 cash equivalents......................     (14,600)    (823,100)     237,400      919,400     (592,100)
Cash at beginning of year..............   2,681,100    2,443,700    2,443,700    1,524,300    2,116,400
                                        -----------  -----------  -----------  -----------  -----------
Cash and cash equivalents at end of
 year.................................. $ 2,666,500  $ 1,620,600  $ 2,681,100  $ 2,443,700  $ 1,524,300
                                        ===========  ===========  ===========  ===========  ===========
Included in cash provided by operating
 activities above:
  Interest paid........................         --           --   $ 2,887,600  $ 3,031,400  $ 3,232,500
                                        ===========  ===========  ===========  ===========  ===========

                            See accompanying notes.

                        POSADAS DE SAN JUAN ASSOCIATES

                         NOTES TO FINANCIAL STATEMENTS

                                 JUNE 30, 1997

1. INTERIM INFORMATION (UNAUDITED)

  The interim financial statements as of and for the six months ended
December 31, 1997 and 1996 included herein are unaudited. Such information reflects all adjustments, consisting solely of normal recurring adjustments, which are in the opinion of management necessary for a fair presentation of the balance sheet as of December 31, 1997 and the results of operations and cash flows for the six months ended December 31, 1997 and 1996. Due to the seasonality of the business, the reported results are not necessarily indicative of those expected for the entire year. Certain information and disclosures normally included in annual financial statements in accordance with generally accepted accounting principles have been excluded or omitted in presentation of the interim financial statements.


2. ORGANIZATION AND PRINCIPAL ACCOUNTING POLICIES

 Organization

  Posadas de San Juan Associates (the Partnership), is a joint venture organized under the General Partnership Laws of the State of New York, pursuant to a Joint Venture Agreement dated July 27, 1984, as amended (the Agreement). The Partnership is 50% owned by ESJ Hotel Corporation, a wholly-owned subsidiary of Posadas de Puerto Rico Associates, Incorporated (Posadas de Puerto Rico), with the remainder owned by entities owned by individual investors (collectively, the Partners). Posadas de Puerto Rico is 100% owned by WHG Resorts & Casinos Inc., a publicly-held corporation. The Partnership shall continue to exist until July 27, 2024, unless terminated earlier by mutual agreement of the Partners pursuant to the Agreement. The Agreement provides that the net profits or losses of the Partnership shall be allocated to the Partners in the same proportion as their capital contributions.

  The Partnership owns and operates the El San Juan Hotel & Casino (the "Hotel"), a luxury resort hotel and casino property in San Juan, Puerto Rico.

 Basis of Presentation

  The financial statements have been prepared in conformity with generally accepted accounting principles which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash Equivalents

  The Partnership considers all highly liquid investments with a maturity of three months or less when purchased as cash equivalents.

 Inventories

  Inventories, which consist mainly of food, beverages and supplies, are valued at the lower of cost (first-in, first-out method) or market.

 Land, Building and Equipment

  Land, building and equipment are stated on the basis of cost. Building and equipment are depreciated by the straight-line method over their estimated useful lives.

 Deferred Financing Costs

  Deferred financing costs are being amortized over the maturities of the related debt.

 Casino Revenues

  Casino revenues are the net win from gaming activities, which is the difference between gaming wins and losses.

                        POSADAS DE SAN JUAN ASSOCIATES

                                 JUNE 30, 1997

 Promotional Allowances

  Casino promotional allowances represent the retail value of complimentary food, beverage and hotel services furnished to patrons, commissions and transportation costs.

 Advertising Costs

  Advertising costs are charged to operations as incurred. Advertising costs for fiscal years 1997, 1996 and 1995 amounted to approximately $1,388,000, $1,394,000 and $1,299,000, respectively.

 Fair Values of Financial Instruments

  The methods and assumptions used to estimate the fair value of the different classes of financial instruments were as follows:

  Long-term debt: The carrying amount of the long-term borrowings at June 30, 1997 approximates fair value. The fair values were estimated using discounted cash flows, based on the current borrowing rates for similar types of borrowing arrangements.

3. FURNITURE, FIXTURES AND EQUIPMENT FUND

  In accordance with the terms of the Management Agreement and a certain loan agreement (see Note 6), the Partnership is required to deposit cash equal to 4% of hotel gross revenues each month into a furniture, fixtures and equipment fund.

  Williams Hospitality Group Inc. (Williams Hospitality), a hotel/casino management company that is an affiliated company, (on behalf of the Partnership) withdraws from the fund amounts required to pay the cost of replacements of, and additions to, furniture, fixtures and equipment at the Hotel. At June 30, 1997 and 1996, there were no unexpended funds available.

4. TRADE ACCOUNTS RECEIVABLE

  At June 30, 1997 and 1996 trade accounts receivable consisted of the following:

                                                             1997       1996
                                                          ---------- ----------
     Trade accounts receivable--casino................... $2,001,600 $1,045,100
     Less allowance for doubtful accounts................    516,100    266,100
                                                          ---------- ----------
                                                           1,485,500    779,000

     Trade accounts receivable--hotel....................  2,296,700  1,682,700
     Less allowance for doubtful accounts................     90,200     91,000
                                                          ---------- ----------
                                                           2,206,500  1,591,700
                                                          ---------- ----------
                                                          $3,692,000 $2,370,700
                                                          ========== ==========

  Approximately 51% and 31% of the trade accounts receivable--casino, as of June 30, 1997 and 1996, respectively, are from customers in Latin America.

                        POSADAS DE SAN JUAN ASSOCIATES

                                 JUNE 30, 1997


5. DUE TO AFFILIATED COMPANY

  Amounts due to affiliated company consist of fees earned by Williams Hospitality and other payments made by Williams Hospitality for services rendered on behalf of the Partnership. At June 30, 1997 and 1996 amounts due to an affiliated company consisted of the following:

                                                           1997        1996
                                                        ----------- -----------
     Due to Williams Hospitality--noncurrent:
       Incentive management fees....................... $11,283,400 $ 9,878,900
       Interest on incentive management fees...........   5,506,400   4,526,800
       Basic management fees...........................   8,801,000   8,801,000
                                                        ----------- -----------
                                                        $25,590,800 $23,206,700
                                                        =========== ===========

  Payment of substantially all the noncurrent amounts due to Williams Hospitality are restricted under the terms of the Loan Agreement (see Note 6).

6. LINE OF CREDIT

  The Partnership has available a $1,000,000 revolving line of credit with a bank, which is payable on demand, bearing interest at one percentage over the prime rate. The line of credit is collateralized by substantially all trade accounts receivable and leases with concessionaires as well as the mortgage covering long-term debt. As of June 30, 1997, there was no balance outstanding under the line of credit.

7. LONG-TERM DEBT

  Long-term debt at June 30, 1997 and 1996 consisted of the following:

                                                           1997        1996
                                                        ----------- -----------
Mortgage note payable to bank.......................... $23,250,000 $26,250,000
Capital lease obligation bearing interest at 11.18%
 payable in monthly installments of $3,450, including
 interest through 1999.................................      70,000     109,600
Capital lease obligation bearing interest at 9.5%
 payable in monthly installments of $10,413, including
 interest through 2001.................................     396,100     480,700
Chattel mortgage note payable bearing interest at 9%,
 payable in monthly installments of $3,900, including
 interest through 1998, collateralized with personal
 property..............................................      85,900     116,700
Note payable to a non-related party, non-interest
 bearing, payable in two annual installments of
 $100,000 beginning on October 1, 1998.................     200,000         --
                                                        ----------- -----------
                                                         24,002,000  26,957,000
Less current portion...................................   3,170,600   3,152,000
                                                        ----------- -----------
                                                        $20,831,400 $23,805,000
                                                        =========== ===========

  The mortgage note payable to bank is collateralized by all the Partnership's real and personal property. The note is payable in accelerating monthly installments with a final installment of $7,500,000 due in fiscal 2003. Interest is payable at rates from 6.7% to 7.3% on $18,250,000 of the note. Interest rates have not been fixed on

                        POSADAS DE SAN JUAN ASSOCIATES

                                 JUNE 30, 1997

$5,000,000 of the note, which at June 30, 1997 was at an interest rate of 7.97%, which is reset every seven days. Under the terms of the loan agreement, 50% of the excess net free cash flow, as defined, each year is required to be used to prepay the final installment of the note until it is reduced to $3,000,000. Further, distributions to the partners and payment of basic and incentive management fees and accrued interest thereon outstanding at the date of the borrowing may only be paid to the extent of the remaining 50% of the excess net free cash flow. Excess net free cash flow, as defined, amounted to $648,000 at June 30, 1997.

  Maturities of long-term debt are as follows:

  Fiscal year ending in:

     1998........................................................... $ 3,170,600
     1999...........................................................   3,392,000
     2000...........................................................   3,726,000
     2001...........................................................   3,588,400
     2002...........................................................   2,625,000
     Thereafter.....................................................   7,500,000
                                                                     -----------
                                                                     $24,002,000
                                                                     ===========

8. INCOME TAXES

  The Partnership operated under the provisions of the Puerto Rico Tourism Incentives Act of 1993 (the 1993 Act). The 1993 Act provides for a ten-year grant which may be extended for an additional ten-year term. Major benefits of this grant are: a 90% exemption from income taxes on hotel income through the entire term of the grant, and a 90% exemption from municipal real and personal property taxes for the first five years. The Partnership's casino operations are not covered by the tax exemption grant and are fully taxable.

  As of June 30, 1997, the Partnership had net operating loss carryforwards of approximately $20,391,600, net of approximately $1,600,000 used to offset 1997 taxable income for Puerto Rico income tax purposes from its combined hotel and casino operations and, accordingly, no Puerto Rico taxes have been provided in the accompanying financial statements. Such losses may be utilized to offset future Puerto Rico taxable income through June 30, 2001 as follows: 1998, $2,064,000; 1999, $3,271,000; 2000, $3,896,600; 2001, $6,046,000 and 2002,
$5,114,000.

  Following the provisions of SFAS No. 109, the deferred tax asset that results from the cumulative net operating loss carryforwards has been fully reserved.

  For Puerto Rico income tax purposes the Partnership is taxed as if it were a corporation. Income of the Partnership for federal income tax purposes is taxable to the Partners.

9. TRANSACTIONS WITH RELATED PARTIES

  The Partnership has an Operating and Management Agreement (the Management Agreement) dated October 2, 1986 with Williams Hospitality. The Management Agreement provides that Williams Hospitality is to manage the Hotel until the year 2005 for a basic management fee of 5% of the Hotel's gross revenues (as defined in the Management Agreement) and an incentive management fee of 12% of the Hotel's gross operating profits (as defined in the Management Agreement). In addition, the Partnership is required to pay certain administrative expenses incurred by Williams Hospitality in connection with management of the Hotel.

                        POSADAS DE SAN JUAN ASSOCIATES

                                 JUNE 30, 1997

  During fiscal years 1997, 1996 and 1995 basic management fees amounted to $2,932,200, $2,852,500 and $2,981,600, respectively. Incentive management fees amounted to $1,404,500, $997,600 and $911,500, respectively, for the same fiscal years. Administrative costs and service fees charged by Williams Hospitality during fiscal years 1997, 1996 and 1995, amounted to $1,422,600, $1,446,700 and $1,844,000, respectively.

  During fiscal years 1997, 1996 and 1995, interest at 10% charged to the Partnership by Williams Hospitality amounted to $987,900, $888,100 and $797,000, respectively.

  During fiscal years 1997, 1996 and 1995, the Partnership was charged by Posadas de Puerto Rico $338,100, $243,600 and $92,800, respectively, for certain services provided.

  During fiscal years 1997, 1996 and 1995, the Partnership charged Posadas de Puerto Rico $337,400, $256,100 and $191,500, respectively, for certain services rendered.

                                  SCHEDULE II

                         POSADAS DE SAN JUAN ASSOCIATES

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                FOR THE YEARS ENDED JUNE 30, 1997, 1996 AND 1995

        COLUMN A           COLUMN B         COLUMN C          COLUMN D     COLUMN E
        --------         ------------ ---------------------   --------    ----------
                          BALANCE AT  CHARGED TO CHARGED TO DEDUCTIONS--  BALANCE AT
                         BEGINNING OF COSTS AND    OTHER      AMOUNTS       END OF
      DESCRIPTION           PERIOD     EXPENSES   ACCOUNTS  WRITTEN OFF     PERIOD
      -----------        ------------ ---------- ---------- ------------  ----------
Allowance for
 receivables:
1997....................  $  357,100  $  150,600    $--     $   (98,599)   $606,299
                          ==========  ==========    ====    ===========    ========
1996....................  $  434,546  $1,278,200    $--     $ 1,355,646    $357,100
                          ==========  ==========    ====    ===========    ========
1995....................  $1,290,819  $3,880,413    $--     $ 4,736,686    $434,546
                          ==========  ==========    ====    ===========    ========

                        REPORT OF INDEPENDENT AUDITORS

The Partners
WKA El Con Associates

  We have audited the accompanying balance sheets of WKA El Con Associates (a joint venture partnership) as of June 30, 1997 and 1996, and the related statements of operations and deficit, and cash flows for each of the three years in the period ended June 30, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of WKA El Con Associates as of June 30, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended June 30, 1997, in conformity with generally accepted accounting principles.

  The accompanying financial statements have been prepared assuming that WKA El Con Associates will continue as a going-concern. As more fully described in
Note 8, El Conquistador Partnership L.P., a 50% owned partnership, has not renewed or replaced a letter of credit collateralizing $120,000,000 of indebtedness. In the event that the letter of credit is not renewed or replaced prior to November 9, 1997, the debt will be required to be repaid on February 1, 1998. This condition raises substantial doubt about the Partnership's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classifications of assets or the amounts and classifications of liabilities that may result from the outcome of this uncertainty.

                                           /s/ Ernst & Young LLP

San Juan, Puerto Rico
August 11, 1997

                             WKA EL CON ASSOCIATES

                                 BALANCE SHEETS

                                                                           JUNE 30,
                                                     DECEMBER 31,  --------------------------
                                                         1997          1997          1996
                                                     ------------  ------------  ------------
                                                      (UNAUDITED)
ASSETS
Cash...............................................  $      3,600  $      3,600  $      3,200
Notes receivable from affiliated company...........    19,096,300    18,343,200    16,116,000
Investment in Las Casitas Development Company......           --        242,600     1,292,600
Capitalized interest, less accumulated amortization
 of $100,400 and $71,000 at June 30, 1997 and 1996,
 respectively, and $115,100 at December 31, 1997...     1,353,400     1,368,100     1,397,500
Deferred debt issuance costs and other assets, less
 accumulated amortization of $598,600 and
 $496,200 at June 30, 1997 and 1996, respectively,
 and $649,800 at December 31, 1997.................       718,600       769,800       872,200
                                                     ------------  ------------  ------------
    Total assets...................................  $ 21,171,900  $ 20,727,300  $ 19,681,500
                                                     ============  ============  ============
LIABILITIES AND DEFICIENCY IN PARTNERS' CAPITAL
Liabilities:
  Long-term note payable...........................  $  5,526,200  $  5,527,400  $  5,197,000
  Due to affiliated company........................       153,200        85,100        64,200
  Due to partners..................................    10,832,600    10,475,100     9,790,700
  Losses in excess of equity investment in El
   Conquistador Partnership L.P. ..................    17,708,200    12,464,200     7,762,600
                                                     ------------  ------------  ------------
    Total liabilities..............................    34,220,200    28,551,800    22,814,500
Deficiency in partners' capital:
  Contributed......................................    20,286,200    20,286,200    20,286,200
  Deficit..........................................   (33,334,500)  (28,110,700)  (23,419,200)
                                                     ------------  ------------  ------------
    Total deficiency in partners' capital..........   (13,048,300)   (7,824,500)   (3,133,000)
                                                     ------------  ------------  ------------
    Total liabilities and deficiency in partners'
     capital.......................................  $ 21,171,900  $ 20,727,300  $ 19,681,500
                                                     ============  ============  ============


                            See accompanying notes.

                             WKA EL CON ASSOCIATES

                      STATEMENTS OF OPERATIONS AND DEFICIT

                                           SIX MONTHS ENDED
                                             DECEMBER 31,                  YEAR ENDED JUNE 30,
                                      --------------------------  ----------------------------------------
                                          1997          1996          1997          1996          1995
                                      ------------  ------------  ------------  ------------  ------------
                                              (UNAUDITED)
Interest income.....................  $    664,100  $    605,500  $  1,241,100  $  1,150,100  $  1,027,600
Costs and expenses:
  Interest..........................       567,300       536,200     1,078,400     1,145,800     1,137,600
  Professional fees.................        10,600        13,900        20,900        40,100        83,400
  Amortization......................        65,900        65,900       131,800       142,000       163,200
                                      ------------  ------------  ------------  ------------  ------------
                                           643,800       616,000     1,231,100     1,327,900     1,384,200
                                      ------------  ------------  ------------  ------------  ------------
Income (loss) before equity in
 operations of investees............        20,300       (10,500)       10,000      (177,800)     (356,600)
Equity in operations of investees:
  El Conquistador Partnership L.P...    (5,244,100)   (4,819,500)   (4,701,500)   (6,120,500)  (13,738,400)
  Las Casitas Development Company...           --            --            --        313,200     1,627,100
                                      ------------  ------------  ------------  ------------  ------------
                                        (5,244,100)   (4,819,500)   (4,701,500)   (5,807,300)  (12,111,300)
                                      ------------  ------------  ------------  ------------  ------------
Net loss............................    (5,223,800)   (4,830,000)   (4,691,500)   (5,985,100)  (12,467,900)
Accumulated deficit at beginning of
 year...............................   (28,110,700)  (23,419,200)  (23,419,200)  (17,434,100)   (4,966,200)
                                      ------------  ------------  ------------  ------------  ------------
Accumulated deficit at end of year..  $(33,334,500) $(28,249,200) $(28,110,700) $(23,419,200) $(17,434,100)
                                      ============  ============  ============  ============  ============


                            See accompanying notes.

                             WKA EL CON ASSOCIATES

                            STATEMENTS OF CASH FLOWS

                                             SIX MONTHS ENDED
                                               DECEMBER 31,                YEAR ENDED JUNE 30,
                                        -------------------------  --------------------------------------
                                           1997          1996         1997         1996          1995
                                        -----------  ------------  -----------  -----------  ------------
                                               (UNAUDITED)
Operating Activities
Net loss............................... $(5,223,800) $(4,830,000)  $(4,691,500) $(5,985,100) $(12,467,900)
Adjustments to reconcile net loss to
 net cash provided by (used in)
 operating activities:
  Amortization.........................      65,900       65,900       131,800      142,000       163,200
  Equity in operations of affiliates
   including $1,050,000 and $950,000
   in cash distributions received in
   fiscal years 1997 and 1996,
   respectively, and $300,100 and
   $600,000 in cash distributions
   received during the six months
   ended December 31, 1997 and 1996,
   respectively........................   5,544,100    5,419,500     5,751,600    6,757,300    12,111,300
Changes in operating assets and
 liabilities:
  Accrued interest income added to
   notes receivable....................    (405,300)    (605,000)   (1,177,200)  (1,122,800)   (1,000,600)
  Other receivables....................         --           --            --           --         13,200
  Accrued interest expense added to
   long-term liabilities...............         --       536,100       330,400    1,102,900       974,500
  Accounts payable.....................      (1,200)         --            --           --        (36,700)
  Due to affiliated company............      10,600       13,900           --        58,900           --
                                        -----------  -----------   -----------  -----------  ------------
    Net cash provided by (used in)
     operating activities..............      (9,700)     600,400       345,100      953,200      (243,000)
Investing Activities
Sale of certificate of deposit held in
 escrow................................         --           --            --       682,500       100,000
Increase on deferred debt issuance
 costs and other assets................         --           --            --           --       (230,400)
Increase in notes receivable from
 affiliated company....................    (347,800)    (600,000)   (1,050,000)    (950,000)     (423,500)
                                        -----------  -----------   -----------  -----------  ------------
    Net cash used in investing
     activities........................    (347,800)    (600,000)   (1,050,000)    (267,500)     (553,900)
Financing Activities
Partners' contributed capital..........         --           --            --     1,295,700     1,870,500
Partners' loans--net...................     357,500          --        684,400     (852,900)      323,500
Payments to affiliated company.........         --           --         20,900   (1,125,300)   (1,397,100)
                                        -----------  -----------   -----------  -----------  ------------
Net cash provided by (used in)
 financing activities..................     357,500          --        705,300     (682,500)      796,900
                                        -----------  -----------   -----------  -----------  ------------
Net increase in cash...................         --           400           400        3,200           --
Cash at beginning of year..............       3,600        3,200         3,200          --            --
                                        -----------  -----------   -----------  -----------  ------------
Cash at end of year.................... $     3,600  $     3,600  $      3,600  $     3,200  $        --
                                        ===========  ===========   ===========  ===========  ============


                            See accompanying notes.

                             WKA EL CON ASSOCIATES

                         NOTES TO FINANCIAL STATEMENTS

                                 JUNE 30, 1997

1. INTERIM INFORMATION (UNAUDITED)

  The interim financial statements as of and for the six months ended December 31, 1997 and 1996, included herein are unaudited. Such information reflects all ajustments, consisting solely of normal recurring adjustments, which are in the opinion of management necessary for a fair presentation of the balance sheet as of December 31, 1997 and the results of operations and cash flows for the six months ended December 31, 1997 and 1996. Due to the seasonality of the business, the reported results are not necessarily indicative of those expected for the entire year. Certain information and disclosures normally included in annual financial statements in accordance with generally accepted accounting principles have been excluded or omitted in presentation of the interim financial statements.

2. ORGANIZATION AND PRINCIPAL ACCOUNTING POLICIES

 Organization

  WKA El Con Associates (the Partnership) is a joint venture organized under the General Partnership Law of the State of New York, pursuant to a Joint Venture Agreement (the Agreement) dated January 9, 1990, as amended, for the purpose of becoming a general and limited partner of El Conquistador Partnership L.P. (El Con). The Partnership is owned 46.54% by WHG El Con Corp. (formerly known as WMS El Con Corp.), which is wholly-owned by WHG Resorts & Casino Inc., 37.23% by AMK Conquistador, S.E. and 16.23% by Hospitality Investor Group, S.E. The Partnership shall continue to exist until January 9, 2040, unless terminated earlier pursuant to the Agreement. Net profits or losses of the Partnership will be allocated to the partners in accordance with the terms of the Agreement.

  The Partnership is a 50% limited partner in Las Casitas Development Company I, S en C (S.E.) ("Las Casitas"), a joint venture constructing and selling condominiums on property adjacent to El Con.

 Basis of Presentation

  The financial statements have been prepared in conformity with generally accepted accounting principles which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Investments in Affiliated Companies

  The investments in affiliated companies are accounted for under the equity method. El Con equity is recorded by the Partnership based on El Con's fiscal year of March 31. Las Casitas equity is recorded by the Partnership based on Las Casitas' fiscal year of June 30. Capitalized interest is being amortized by the straight-line method over the estimated useful life of the El Conquistador property.

 Deferred Debt Issuance Costs and Other Assets

  Deferred debt issuance costs include legal and bank fees incurred in connection with the issuance of the debt, and are being amortized over the maturity of the related debt. Certain other capital and pre-opening costs relating to El Con were incurred by the Partnership and are being amortized over 5 to 50 years.

 Fair Values of Financial Instruments

  Note payable: The carrying amount of the note payable at June 30, 1997 approximates fair value. The fair value was estimated using discounted cash flows, based on the current borrowing rates for similar types of borrowing arrangements.

                             WKA EL CON ASSOCIATES

                                 JUNE 30, 1997


3. NOTES RECEIVABLE FROM AFFILIATED COMPANY

  At June 30, 1997 and 1996 notes receivable from El Con consisted of the following:

                                                              1997        1996
                                                           ----------- -----------
   Note receivable due on demand.........................  $   136,000 $   136,000
   Note receivable due through May, 2002 (See Note 5)....... 4,000,000   4,000,000
   Subordinated notes receivable due in 2003 to 2005 (See
    Note 4)..............................................    8,229,700   8,229,700
   Accrued interest receivable...........................    3,977,500   2,800,300
   Deficiency loan participation.........................    2,000,000     950,000
                                                           ----------- -----------
                                                           $18,343,200 $16,116,000
                                                           =========== ===========

  Repayment of the notes, including accrued interest, is subordinated to other long-term debt of El Con.

4. INVESTMENT IN AFFILIATED COMPANIES

  In 1991, the Partnership borrowed $9,000,000 from Williams Hospitality Group Inc. (Williams Hospitality), a hotel/casino management company that is an affiliated company, and invested the proceeds in the partnership capital of El Con, a joint venture organized to acquire the El Conquistador property. The Partnership owns a 50% interest, as both a general and limited partner, of El Con (See Note 4).

  Summarized financial information for El Con as of March 31, 1997 and 1996 and for the years then is as follows:

                                                          1997         1996
                                                      ------------ ------------
   Total assets...................................... $205,430,000 $211,691,000
   Total liabilities.................................  218,359,000  215,216,000
   Deficiency in partners capital....................   12,929,000    3,525,000
   Revenues..........................................   92,958,000   89,214,000
   Net loss..........................................    9,403,000   12,241,000

  The Partnership's investment in Las Casitas amounts to $5,000.

5. DUE TO AFFILIATED COMPANY AND PARTNERS

  At various times, the partners loaned the Partnership $8,229,700 under the terms of loan agreements. The notes are payable in 2003 to 2005 and bear interest at the prime rate commencing on various dates. The Partnership has advanced the same amount under a subordinated note to El Con under the same terms as the borrowing from the partners. (See Note 3).

  In November 1993, the partners advanced $782,500 to the Partnership that was invested in a bank certificate of deposit. During fiscal year 1996 the remaining balance of $682,500 was withdrawn from the certificate and distributed to the partners. The certificate of deposit was held in escrow and was pledged as collateral to the bank for a bank loan of an equal amount to El Con. Interest accrued on the partners' advances at the same interest rate earned on the certificate of deposit.

  During fiscal year 1997 and 1996, respectively, the Partnership purchased from Williams Hospitality $1,050,000 and $950,000, respectively, of participation in a deficiency loan to El Con. The loan and interest at 9.16% are payable from specified future cash flow of El Con. The partnership guarantees a revolving credit facility with a bank in the aggregate amount of up to $4,000,000 of El Conquistador.

                             WKA EL CON ASSOCIATES

                                 JUNE 30, 1997


6. LONG-TERM NOTE PAYABLE

  The long-term note payable to a bank includes accrued interest of $1,527,400 and $1,197,000 at June 30, 1997 and 1996, respectively. The note is payable in quarterly installments of $250,000 commencing in May 2000. Any unpaid principal and interest is payable in May 2002. The note bears interest at a variable rate, computed quarterly, equal to LIBOR, plus 1.75%. Under the terms of the Credit Facility Agreement dated May 5, 1992, interest payments are deferred during the first five years. The $4,000,000 borrowing was loaned to El Conquistador under similar terms. (See Note 3).

  The note is collateralized by second mortgages on parcels of land owned by Williams Hospitality and Posadas de Puerto Rico Associates, Incorporated, affiliated companies through common ownership, with a cost of approximately $3,761,000, and a guarantee of $1,000,000 by WHG Resorts & Casino Inc., the ultimate owner of WHG El Con Corp.

7. INCOME TAXES

  The Partnership is not taxable for Puerto Rico income tax purposes pursuant to an election submitted to the Puerto Rico Treasury Department. Instead, each partner reports their distributive share of the Partnership's profit or losses in their respective income tax returns and, therefore, no provision for income taxes has been made in the accompanying financial statements. Income or loss of the Partnership for Federal income tax purposes is reported by the partners.

8. REFINANCING

  El Con, a partnership 50% owned by the Partnership, has not renewed or replaced a letter of credit collateralizing $120,000,000 of Industrial Revenue Bonds, which expires on March 9, 1998. The debt is required to be repaid on February 1, 1998 in the event the letter of credit is not renewed or replaced prior to November 9, 1997. El Con has retained an investment banking firm to assist in structuring the refinancing of El Con's debt. Based on operating history of the El Con resort, El Con's management believes such refinancing will be achieved, but there can be no assurance thereof. If such refinancing is not renewed or replaced, it raises substantial doubt about El Con's and the Partnership's ability to continue as going-concerns.

                        REPORT OF INDEPENDENT AUDITORS

The Partners
El Conquistador Partnership L.P.

  We have audited the accompanying balance sheets of El Conquistador Partnership L.P. as of March 31, 1997 and 1996, and the related statements of operations and (deficiency in) partners' capital, and cash flows for each of the three years in the period ended March 31, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of El Conquistador Partnership L.P. at March 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended March 31, 1997, in conformity with generally accepted accounting principles.

  The accompanying financial statements have been prepared assuming that El Conquistador Partnership L.P. will continue as a going-concern. As more fully described in Note 14, to date El Conquistador Partnership L.P. has not renewed or replaced a letter of credit collateralizing $120,000,000 of indebtedness. In the event that the letter of credit is not renewed or replaced prior to November 9, 1997, the debt will be required to be repaid on February 1, 1998. This condition raises substantial doubt about the El Conquistador Partnership L.P.'s ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classifications of assets or the amounts and classifications of liabilities that may result from the outcome of this uncertainty.

                                        /s/ Ernst & Young LLP

San Juan, Puerto Rico
May 2, 1997

                        EL CONQUISTADOR PARTNERSHIP L.P.

                                 BALANCE SHEETS

                                                                             MARCH 31,
                                                       DECEMBER 31,  --------------------------
                                                           1997          1997          1996
                                                      -------------  ------------  ------------
                                                        (UNAUDITED)
ASSETS
------
Current assets:
 Cash..............................................  $   1,128,177   $  2,380,218  $    856,983
 Restricted cash and investments held by bank......      3,480,539      3,360,607     2,879,355
 Trade accounts receivable, less allowance for
  doubtful accounts of $301,765 and $894,187
  at March 31, 1997 and 1996, respectively,
  and $346,436 at December 31, 1997................      5,851,394      4,764,607     5,302,884
 Due from affiliated companies.....................         96,364        428,987       314,999
 Inventories.......................................      1,673,266      1,662,877     1,522,463
 Prepaid expenses and other current assets.........      1,723,603      1,020,716       945,905
                                                     -------------   ------------  ------------
   Total current assets............................     13,953,343     13,618,012    11,822,589
Due from affiliated company........................         71,428        418,957       817,868
Land, building and equipment:
 Land..............................................     14,372,707     14,372,707    14,372,707
 Building..........................................    158,039,190    158,039,190   158,039,190
 Furniture, fixture and equipment..................     34,658,913     32,664,796    31,359,202
                                                     -------------   ------------  ------------
                                                       207,070,810    205,076,693   203,771,099
 Less accumulated depreciation.....................     25,944,072     21,116,551    14,777,283
                                                     -------------   ------------  ------------
                                                       181,126,738    183,960,142   188,993,816
Operating equipment, net...........................      1,488,342      1,592,219     1,469,350
Deferred debt issuance costs, net of accumulated
 amortization of $5,709,747 and $4,731,745 at
 March 31, 1997 and 1996, respectively, and
 $4,410,348 at December 31, 1994...................      2,247,117      2,980,622     3,958,624
Deferred pre-opening costs, net of accumulated
 amortization of $10,519,175 and $8,751,425 at
 March 31, 1997 and 1996, respectively, and
 $11,884,985 at December 31, 1997..................      1,534,694      2,860,504     4,628,254
                                                     -------------   ------------  ------------
   Total assets....................................  $ 200,421,662   $205,430,456  $211,690,501
                                                     =============   ============  ============
LIABILITIES AND DEFICIENCY IN PARTNERS' CAPITAL
-----------------------------------------------
Current liabilities:
 Trade accounts payable............................  $   6,781,796   $  5,474,496  $  7,657,546
 Advance deposits..................................     10,104,458      5,572,317     3,568,390
 Accrued interest..................................      1,597,476      1,785,687     1,510,080
 Other accrued liabilities.........................      4,629,819      5,271,335     4,673,189
 Due to affiliated companies.......................        655,084        545,824       652,896
 Note payable to bank..............................      6,000,000      1,500,000     2,773,359
 Current portion of long-term debt.................    120,000,000    120,000,000           --
 Current portion of chattel mortgages and capital
  lease obligations................................      1,893,063      2,679,819     2,444,993
                                                     -------------    ------------  ------------
   Total current liabilities.......................    151,661,696    142,829,478    23,280,453
Long-term debt.....................................     25,000,000     25,000,000   145,000,000
Chattel mortgages and capital lease obligations,
 net of current portion............................            --       1,660,040     4,324,358
Due to affiliated companies........................     12,956,100     11,491,977     8,531,671
Due to partners....................................     38,774,451     37,377,424    34,079,309
Deficiency in partners' capital:
 Limited partners..................................    (23,774,997)   (10,989,193)   (2,996,497)
 General partners..................................     (4,195,588)    (1,939,270)     (528,793)
                                                     -------------   ------------  ------------
   Total deficiency in partners' capital...........    (27,970,585)   (12,928,463)   (3,525,290)
                                                     -------------   ------------  ------------
 Total liabilities and deficiency in partners'
  capital..........................................  $ 200,421,662   $205,430,456  $211,690,501
                                                     =============   ============  ============

                            See accompanying notes.

                        EL CONQUISTADOR PARTNERSHIP L.P.

         STATEMENTS OF OPERATIONS AND DEFICIENCY IN PARTNERS' CAPITAL

                                             NINE MONTHS ENDED
                                                DECEMBER 31,                      YEAR ENDED MARCH 31,
                                       ----------------------------     ----------------------------------------
                                           1997           1996              1997          1996          1995
                                       ------------   ------------      ------------  ------------  ------------
                                                (UNAUDITED)
Revenues:
  Rooms.............................    $ 25,129,621   $ 24,419,749     $ 40,023,903  $ 38,817,160  $ 37,942,821
  Food and beverage.................      17,428,549     17,633,438       26,235,365    26,188,693    27,298,340
  Casino............................       3,553,713      4,011,214        6,005,242     6,179,133     6,054,569
  Rental and other income...........      14,473,191     12,954,106       21,959,328    19,165,969    14,652,328
                                        ------------   ------------     ------------  ------------  ------------
                                         60,585,074      59,018,507       94,223,838    90,350,955    85,948,058
  Less casino promotional
   allowances.......................       (458,447)       (849,206)      (1,265,710)   (1,136,499)   (1,205,380)
                                        -----------    ------------     ------------  ------------  ------------
    Net revenues....................     60,126,627      58,169,301       92,958,128    89,214,456    84,742,678
Costs and expenses:
  Rooms.............................      9,603,101       8,242,928       12,377,694    12,853,157    14,755,239
  Food and beverage.................     12,314,635      12,811,291       17,602,484    17,638,186    20,797,173
  Casino............................      2,383,568       2,764,980        3,848,981     3,686,904     3,923,817
  Selling, general and
   administrative...................     11,950,303      10,449,921       14,657,312    12,992,841    18,115,433
  Management and incentive
   management fees..................      2,984,995       2,969,676        5,680,355     5,394,675     3,703,819
  Property operation, maintenance
   and energy costs.................      9,094,645       9,389,203       12,382,577    12,396,063    14,408,347
  Depreciation and amortization.....      6,933,069       6,856,179        9,146,664    10,499,296    11,124,075
  Other expenses....................      6,875,562       6,943,646        9,702,212     9,201,228     9,722,662
                                        -----------    ------------     ------------  ------------  ------------
                                         62,139,878      60,427,824       85,398,279    84,662,350    96,550,565
                                        -----------    ------------     ------------  ------------  ------------
    Income (loss) from operations...     (2,013,251)     (2,258,523)       7,559,849     4,552,106   (11,807,887)
Interest income.....................        127,840         139,431          199,110       228,625       467,922
Interest expense....................     13,156,711      12,691,706       17,162,132    17,021,764    16,136,755
                                        -----------    ------------     ------------  ------------  ------------
Net loss............................    (15,042,122)    (14,810,798)      (9,403,173)  (12,241,033)  (27,476,720)
Deficiency in partners' capital at
 beginning of year..................    (12,928,463)     (3,525,290)      (3,525,290)    8,715,743    36,191,325
Partners' capital contribution......            --              --               --            --          1,138
                                        -----------    ------------     ------------  ------------  ------------
Deficiency in partners' capital at
 end of year........................  $ (27,970,585)   $(18,336,088)    $(12,928,463) $ (3,525,290) $  8,715,743
                                      =============    ============     ============  ============  ============


                            See accompanying notes.

                       EL CONQUISTADOR PARTNERSHIP L.P.
                           STATEMENTS OF CASH FLOWS

                                                       NINE MONTHS ENDED
                                                          DECEMBER 31,                      YEAR ENDED MARCH 31,
                                                  ----------------------------   ----------------------------------------
                                                       1997             1996         1997          1996          1995
                                                  ----------------------------   ------------  ------------  ------------
                                                            (UNAUDITED)
OPERATING ACTIVITIES
  Net loss............................           $ (15,042,122)  $ (14,810,798)  $ (9,403,173) $(12,241,033)  $(27,476,720)
    Adjustments to reconcile net loss to
   net cash provided by (used in)
   operating activities:
    Depreciation and amortization.....               6,933,069       6,856,179      9,146,664    10,499,296     11,124,075
      Provision for losses on accounts
       receivable.......................               119,000         115,400        205,400       363,245      1,808,641
      Incentive management fees.........               860,043         899,148      2,375,526     2,224,381        679,259
    Deferred interest expense to
       partners and affiliates..........             2,001,107       2,678,051      3,100,085     2,995,431      2,063,981
    Changes in operating assets and
       liabilities:
      Restricted cash and investments
         held by bank...................              (119,932)       (452,969)      (481,252)      503,353      2,549,446
        Trade accounts receivable.......            (1,205,787)        259,754        332,877     1,987,789      2,187,211
        Inventories.....................               (10,389)        (62,762)      (140,414)      529,503         61,249
      Prepaid expenses and other
         current assets.................              (702,887)       (261,981)       (74,811)       26,105        491,032
      Trade accounts payable and
       advance deposits...............               5,839,441       3,157,463       (179,123)   (3,663,803)    (1,323,693)
        Accrued interest and other
         accrued liabilities............              (829,727)         30,746        873,753    (1,220,058)     1,156,483
        Affiliated companies, net.......               789,412       1,604,522         99,017       (97,985)     1,967,073
                                                   -----------     -----------     ----------    ----------    -----------
    Net cash provided by (used in)
   operating activities...............              (1,368,772)         12,753      5,854,549     1,906,224     (4,711,963)
  INVESTING ACTIVITIES
    Purchases of property and
     equipment..........................            (2,040,350)    (1,624,905)     (1,305,594)     (826,611)    (3,525,762)
  Purchase (usage) of operating
     equipment, net.....................               103,877          1,966        (122,869)      (37,454)       523,641
                                                   -----------     -----------     ----------    ----------    -----------
  Net cash used in investing
     activities.........................            (1,936,473)     (1,622,939)    (1,428,463)     (864,065)    (3,002,121)
  FINANCING ACTIVITIES
  Payments of principal on long-term
     debt...............................            (2,446,796)     (1,698,440)    (2,429,492)   (2,198,146)    (1,976,625)
    Proceeds from long-term debt........                   --              --             --            --         772,000
  Proceeds from notes payable to
     bank...............................             4,500,000       3,500,000      9,500,000     7,684,685            --
    Payments of principal on notes
     payable to bank....................                   --              --     (10,773,359)   (6,549,685)      (200,000)
    Proceeds from partners' and
     affiliated loans, and capital
     contributions......................                   --              --         800,000           --       8,698,134
                                                   -----------     -----------     ----------    ----------    -----------
  Net cash provided by (used in) financing
   activities.........................               2,053,204       1,801,560     (2,902,851)   (1,063,146)     7,293,509
                                                   -----------     -----------     ----------    ----------    -----------
 Net increase (decrease) in cash.....               (1,252,041)        191,374      1,523,235       (20,987)      (420,575)
Cash at beginning of year...........                 2,380,218         856,983        856,983       877,970      1,298,545
                                                   -----------     -----------     ----------    ----------    -----------
Cash at end of year.................               $ 1,128,177     $ 1,048,357   $  2,380,218  $    856,983   $    877,970
                                                   ===========     ===========   ============  ============   ============
Supplemental disclosure of cash flow
 information:
  Interest paid.....................                      --               --    $ 13,789,097  $ 14,026,453   $ 14,314,600
                                                   ===========     ===========   ============  ============   ============

                            See accompanying notes.

                       EL CONQUISTADOR PARTNERSHIP L.P.

                         NOTES TO FINANCIAL STATEMENTS

                                MARCH 31, 1997


1. INTERIM INFORMATION (UNAUDITED)

  The interim financial statements as of and for the nine months ended December 31, 1997 and 1996 included herein are unaudited. Such information reflects all adjustments consisting solely of normal recurring adjustments, which are in the opinion of management necessary for a fair presentation of the balance sheet as of December 31, 1997 and the results of operations and cash flows for the nine months ended December 31, 1997 and 1996. Due to the seasonality of the business, the reported results are not necessarily indicative of those expected for the entire year. Certain information and disclosures normally included in annual financial statements in accordance with generally accepted accounting principles have been excluded or omitted in presentation of the interim financial statements.


2. ORGANIZATION AND PRINCIPAL ACCOUNTING POLICIES

 Organization

  El Conquistador Partnership L.P. (the Partnership), is a limited partnership organized under the laws of Delaware, pursuant to a Joint Venture Agreement dated January 12, 1990 (the Agreement). The Partnership is 50% owned by WKA El Con Associates (WKA El Con), a partnership owned by several partners affiliated with Williams Hospitality Group Inc. (Williams Hospitality), and 50% by Kumagai Caribbean, Inc. (Kumagai), a wholly-owned subsidiary of Kumagai International USA, Inc. The joint venture partners (Partners) are both General Partners and Limited Partners in the Partnership. The Partnership shall continue to exist until March 31, 2030, unless terminated earlier by mutual agreement of the General Partners. The Agreement provides that net profits or losses of the Partnership after deducting a preferred cumulative annual return of 8.5% on the Partners unrecovered capital accounts, as defined, will be allocated to the Partners on a 50-50 ratio subject to certain exceptions, as defined.

  The Partnership owns and operates a luxury resort hotel and casino in Las Croabas, Puerto Rico (the Resort).

 Basis of Presentation

  The financial statements have been prepared in conformity with generally accepted accounting principles which requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Inventories

  Inventories, which consist mainly of food, beverages and supplies, are valued at the lower of cost (first-in, first-out method) or market.

 Land, Building and Equipment

  Land, building and equipment are stated on the basis of cost. Building and equipment are depreciated by the straight-line method over their estimated useful lives.

 Deferred Debt Issuance Costs

  Debt issuance costs include legal and underwriting fees, other fees incurred in connection with the financing and other costs. These costs are being amortized on a straight-line basis over the term of the debt.

 Deferred Pre-Opening Costs

  Pre-opening costs consist of amounts incurred in connection with the marketing, organization, planning and development of the Resort. Such costs include staffing, marketing, legal and other costs incurred prior to the commencement of operations of the Resort. The costs are being amortized on a straight-line basis over a five year period through November 1998.

 Casino Revenues

  Casino revenues are the net win from gaming activities, which is the difference between gaming wins and losses.

                       EL CONQUISTADOR PARTNERSHIP L.P.

                                MARCH 31, 1997

 Casino Promotional Allowances

  Casino promotional allowances represent the retail value of complimentary rooms, food, beverage and hotel services furnished to patrons.

3. RESTRICTED CASH AND INVESTMENTS HELD BY BANK

  Pursuant to the terms of the bond agreement (see Note 9), the Partnership had cash and investments on deposit with the trustee for the following:

                                                                 MARCH 31,
                                                           ---------------------
                                                              1997       1996
                                                           ---------- ----------
      Interest due May 1.................................. $1,778,961 $1,584,000
      Interest due August 1...............................  1,581,646  1,295,355
                                                           ---------- ----------
                                                           $3,360,607 $2,879,355
                                                           ========== ==========

4. TRADE ACCOUNTS RECEIVABLE

  Trade accounts receivable consisted of the following:

                                                                MARCH 31,
                                                          ---------------------
                                                             1997       1996
                                                          ---------- ----------
      Trade accounts receivable--hotel................... $4,559,108 $5,259,478
      Less allowance for doubtful accounts...............    144,615    217,362
                                                          ---------- ----------
                                                           4,414,493  5,042,116

      Trade accounts receivable--casino..................    474,614    345,171
      Less allowance for doubtful accounts...............    124,500     84,403
                                                          ---------- ----------
                                                             350,114    260,768
                                                          ---------- ----------
      Trade accounts receivable, net..................... $4,764,607 $5,302,884
                                                          ========== ==========

5. TRANSACTIONS WITH RELATED PARTIES

  The Partnership has an Operating and Management Agreement (the Management Agreement) with Williams Hospitality. The Management Agreement provides that Williams Hospitality will manage the Resort for a period of 20 years for a basic management fee of 3.5% of the Resorts' gross revenues, as defined, and an incentive management fee of 10% of the Resorts' operating profit, as defined. Incentive management fees accrued each year are not payable until significant cash flows levels are achieved. In addition, the Partnership is required to pay certain administrative expenses incurred by Williams Hospitality in connection with management of the Resort.

  During fiscal years 1997 and 1996, basic management fees amounted to $3,305,000 and $3,170,000, respectively. Incentive management fees amounted to approximately $2,376,000 and $2,224,000 during fiscal years 1997 and 1996, respectively. In addition, Williams Hospitality charged the Partnership approximately $3,258,000 and $2,728,000 in fiscal years 1997 and 1996, respectively, for services provided to the Resort.

  In addition, the Partnership was charged by Posadas de Puerto Rico Associates, Incorporated (Posadas de Puerto Rico), hotel and casino operations affiliated through common ownership, approximately $410,000 and $437,000 in fiscal years 1997 and 1996, respectively, for services provided to the Resort.

                       EL CONQUISTADOR PARTNERSHIP L.P.

                                MARCH 31, 1997

  As of March 31, 1997 each partner had advanced $8,365,685 to the Partnership under notes that are due for various periods up to ten years with interest at the Citibank, N.A. in New York base rate. Repayment of interest and principal is subordinated to other long-term debt. In addition, each partner had advanced to the Partnership $4,000,000 under a May 5, 1992 loan agreement. The loan agreement provides for the payment of interest at a variable rate, computed quarterly, equal to LIBOR plus 1.75%. Interest payments will be deferred during the first five years. The principal and deferred interest accrued at March 31, 1997 is payable in quarterly installments of $250,000 commencing in March 2000 and a final lump-sum payment in February 2002. The loan is collateralized by a subordinated pledge of the Partnership's assets.

  As of March 31, 1997 each partner had provided $3,800,000 to cover cash flow deficiency in the Partnership's operations as provided by the Agreement. The deficiency loans consist of $3,800,000 in cash by Kumagai, and the conversion of amounts due from the Partnership to Williams Hospitality to loans for WKA El Con. The deficiency loans bear interest at 9.16%. Repayment of interest and principal is subordinated to other long-term debt.

  As of March 31, 1997, the outstanding balance of advances made by the Partnership to Williams Hospitality for the purchase of transportation equipment leased to the Partnership under a five year service agreement amounted to $727,200. Service agreement payments by the Partnership are equal to the $39,819 monthly amounts receivable under the advance. Repayment of the advances by Williams Hospitality are limited to amounts payable under the service agreement. This transportation equipment is pledged as collateral by Williams Hospitality to the Partnership's chattel mortgage notes.

  In addition, a subsidiary of Williams Hospitality financed other transportation equipment from an external borrowing amounting to $441,000 repayable over five years. Monthly payments amount to $9,699. Also, in February 1997, a subsidiary of Williams Hospitality financed a ferryboat from an external borrowing amounting to $456,000, repayable over seven years. Monthly payments amount to $7,561. The Partnership chartered the transportation equipment and ferryboat under terms similar to the transaction described in the preceding paragraph.

  In October 1996, each partner advanced $400,000 as required by a loan agreement (see Note 7). The notes bear interest at the prime rate at the Chase Bank in the New York base rate. Repayment of principal are subordinated to other debt.

  The chattel mortgage notes payable (see Note 8) are collateralized by a bank standby letter of credit of $3,423,000. The letter of credit is collateralized by certificates of deposit for $2,000,000 issued by the bank in equal amounts to Williams Hospitality and Kumagai. The chattel mortgage notes, and capital leases are guaranteed by Williams Hospitality and Kumagai.

6. NOTES PAYABLE TO BANK

  On October 4, 1996 the Partnership entered into an amendment to a loan agreement whereby the Government Development Bank for Puerto Rico (GDB) extended the Partnership a $6,000,000 credit facility. The notes issued under the credit facility will bear interest at 1% over LIBOR, and are secured by a mortgage note on the Partnership's real property and a leasehold mortgage note on leased land of $120,000. At March 31, 1997 the Partnership had outstanding borrowings of $1,500,000 with an interest rate at March 31, 1997 of 6.56%.

  As of March 31, 1996, the Partnership's borrowings of $2,500,000 with a bank were repaid during fiscal year 1997.

                       EL CONQUISTADOR PARTNERSHIP L.P.

                                MARCH 31, 1997

7. DUE TO AFFILIATED COMPANIES AND PARTNERS

  Amounts due to affiliated companies consist of fees earned by Williams Hospitality, funds advanced to the Partnership and other payments made by Williams Hospitality, and for services rendered by Posadas de Puerto Rico and Posadas de San Juan. Amounts due to affiliated companies consisted of the following:

                                                               MARCH 31,
                                                         ----------------------
                                                            1997        1996
                                                         ----------- ----------
   Current:
     Due to Williams Hospitality:
       Basic management fees............................ $   435,309 $  414,718
       Other............................................      83,891    195,523
       Due to Posadas de Puerto Rico....................      26,624     37,380
       Due to Posadas de San Juan.......................         --       5,275
                                                         ----------- ----------
                                                         $   545,824 $  652,896
                                                         =========== ==========
   Non current:
     Affiliate:
       Due to Williams Hospitality:
         Incentive management fees...................... $ 5,542,528 $3,167,002
         Interest at 10% on incentive management fees...     338,405     89,350
         Advances.......................................   3,800,000  3,800,000
         Interest on advances...........................     856,282    503,368
         Other..........................................     375,528    375,528
                                                         ----------- ----------
                                                          10,912,743  7,935,248
       Due to KG Caribbean..............................     579,234    596,423
                                                         ----------- ----------
                                                         $11,491,977 $8,531,671
                                                         =========== ==========

                                                                MARCH 31,
                                                         -----------------------
                                                            1997        1996
                                                         ----------- -----------
   Partners:
     Due to WKA El Con:
       Advances......................................... $12,765,685 $12,365,685
       Interest on advances.............................   3,594,886   2,522,285
     Due to Kumagai:
       Advances.........................................  16,565,685  16,165,685
       Interest on advances.............................   4,451,168   3,025,654
                                                         ----------- -----------
                                                         $37,377,424 $34,079,309
                                                         =========== ===========

                        EL CONQUISTADOR PARTNERSHIP L.P.

                                 MARCH 31, 1997

8. CHATTEL MORTGAGES AND CAPITAL LEASE OBLIGATIONS

  Chattel mortgages and capital lease obligations on equipment consisted of the following:

                                                               MARCH 31,
                                                         ---------------------
                                                            1997       1996
                                                         ---------- ----------
   Chattel mortgage notes payable bearing interest at
    9%, payable in monthly installments of $215,784,
    including interest, through 1998, collateralized
    with personal property.............................. $3,868,202 $6,023,820
   Capital lease obligations bearing interest at 11.5%,
    payable in monthly installments of $28,335,
    including interest, through 1998, collateralized
    with personal property, net of $48,307 in 1997 and
    $121,571 in 1996 representing interest..............    471,657    745,531
                                                         ---------- ----------
                                                          4,339,859  6,769,351
   Less current portion.................................  2,679,819  2,444,993
                                                         ---------- ----------
                                                         $1,660,040 $4,324,358
                                                         ========== ==========

  Maturities of chattel mortgages and capital lease obligations are as follows:

      1998........................................................... $2,679,819
      1999...........................................................  1,660,040
                                                                      ----------
                                                                      $4,339,859
                                                                      ==========

  See Note 5 for additional collateral and guarantees.

  Assets and accumulated depreciation recorded under capital lease obligations are included in land, building and equipment as follows:

                                                                MARCH 31,
                                                          ---------------------
                                                             1997       1996
                                                          ---------- ----------
   Equipment............................................. $1,288,373 $1,288,373
   Less accumulated depreciation.........................    880,393    622,717
                                                          ---------- ----------
                                                          $  407,980 $  665,656
                                                          ========== ==========

9. LONG-TERM DEBT

  At March 31, 1997 and 1996, long-term debt consisted of the following:

                                                              MARCH 31,
                                                      -------------------------
                                                          1997         1996
                                                      ------------ ------------
   Industrial Revenue Bonds Series A................. $ 90,000,000 $ 90,000,000
   Industrial Revenue Bonds Series B.................   30,000,000   30,000,000
   Government Development Bank of Puerto Rico........   25,000,000   25,000,000
                                                      ------------ ------------
                                                       145,000,000  145,000,000
   Less current portion..............................  120,000,000          --
                                                      ------------ ------------
                                                      $ 25,000,000 $145,000,000
                                                      ============ ============

                       EL CONQUISTADOR PARTNERSHIP L.P.

                                MARCH 31, 1997

  On February 7, 1991 the Puerto Rico Industrial, Medical, Educational and Environmental Pollution Control Facilities Financing Authority (the Authority) sold industrial revenue bonds (Bonds) for $120,000,000 and loaned the proceeds to the Partnership to be used for the payment of project costs pursuant to a Loan Agreement. The Loan Agreement provides that the Partnership will pay all interest and principal on the Bonds.

  The Authority issued 1991 Series A, Industrial Revenue Bonds for $90,000,000 and 1991 Series B, Industrial Revenue Bonds for $30,000,000.

  Commencing on May 1, 1996, the Bonds are subject to redemption at the Partnership's option at par plus accrued interest, if any. The Bonds are due on November 1, 1999 and interest is payable quarterly. The 1991 Series A Bonds and the 1991 Series B Bonds bear interest at a variable rate, computed quarterly, equal to 100% and 94%, respectively, of a LIBOR rate minus 1/8th of 1%. Effective November 1, 1996, the interest rate on the 1991 Series A Bonds increased to 100% of the LIBOR rate. On February 7, 1991 the Partnership entered into an Interest Swap Agreement that expires on March 8, 1998 by which the Partnership agrees to pay, effective May 1, 1991, a fixed rate of 7.55% on the outstanding principal of $120,000,000 in exchange for the counterparty's obligation to pay the variable interest rate described above.

  The Loan Agreement provides that the Partnership will deposit with the trustee all interest which will become due not later than the 124th day preceding the date of payment. The Bonds are collateralized by a letter of credit, that terminates on February 7, 1998, issued by the Mitsubishi Bank, Limited.

  The Partnership pays an annual letter of credit fee of approximately 1.25% of the Bond principal except under certain circumstances the rate may be reduced to 1.2%. In addition, in connection with the letter of credit the Partnership pays an annual agent's fee of approximately .25% of the Initial Stated Amount, as defined.

  Under the provisions of a term loan agreement with the GDB, the Partnership borrowed $25,000,000 for the payment of project costs. The loan is due on February 7, 2006. The loan agreement provides for a variable interest rate equivalent to a LIBOR rate minus .5% plus an add-on margin as provided in the loan agreement. Interest is payable quarterly in arrears.

  Commencing on April 1, 1993, the Partnership is required to deposit annually with an escrow agent 50% of the Available Cash Flow, as defined in the Loan Agreement with GDB, up to a maximum of $1,666,700 plus any prior year requirement in arrears. Through March 31, 1997, there had been no amounts deposited in escrow under this provision.

  The Bonds and the term loan with GDB are collateralized by a first and second mortgage lien on the Resort, a chattel mortgage on personal property, and an assignment of various contracts and a management agreement with a related party. The collateral is subject to a subordination agreement in favor of the Mitsubishi Bank, Limited.

10. FAIR VALUE OF FINANCIAL INSTRUMENTS

  Financial Accounting Standards Board Statement No. 107 "Disclosures About Fair Value of Financial Instruments", requires the disclosure of the fair value of the Partnership's financial instruments at March 31, 1997 and 1996. The carrying amount of cash and investments, notes payable to bank, chattel mortgage notes and capitalized leases approximates fair value because of the short maturity of the instruments or recent issuance. The fair value of the Partnership's long-term debt has not been determined because similar terms and conditions may no longer be available.

                       EL CONQUISTADOR PARTNERSHIP L.P.

                                MARCH 31, 1997
11. INCOME TAXES

  The Partnership is not taxable for Puerto Rico income tax purposes pursuant to an election submitted to the Puerto Rico Treasury Department. Instead, each Partner reports their distributive share of the Partnership's profit and losses in their respective income tax returns and, therefore, no provision for income taxes has been made in the accompanying financial statements.

  During 1997, the Partnership was granted a tax exemption grant under the provisions of the Puerto Rico Tourism Incentives Act of 1993 (the Tourism
Act). The Tourism Act provides for a ten-year grant which may be extended for an additional ten-year term. Major benefits of this Act are: a 90% exemption from income taxes on hotel income, and a 90% exemption from municipal real and personal property taxes through the entire term of the grant. The Partnership's casino operations are not covered by the tax exemption grant and are fully taxable.

12. ADVERTISING COSTS

  The Partnership recognizes the costs of advertising as expense in the year in which they are incurred. Advertising costs amounted to approximately $1,446,000 and $847,000 for fiscal years 1997 and 1996, respectively.

13. COMMITMENTS

  The Partnership leases land under an operating lease agreement for thirty-one years with renewal options for two five-year periods. Following are the minimum annual rental payments on the operating lease subsequent to March 31, 1997:

      1998........................................................... $  190,000
      1999...........................................................    210,000
      2000...........................................................    210,000
      2001...........................................................    210,000
      2002...........................................................    210,000
      Thereafter.....................................................  5,840,000
                                                                      ----------
                                                                      $6,870,000
                                                                      ==========

  Total rent expense for fiscal years 1997, and 1996 amounted to approximately $1,391,000 and $985,000, respectively.

14. REFINANCING

  The Industrial Revenues Bonds amounting to $120,000,000 at March 31, 1997 are collateralized by a letter of credit which expires on March 9, 1998. Under the terms of the loan agreement, such debt is required to be repaid on February 1, 1998 in the event the letter of credit is not renewed or replaced prior to November 9, 1997 (See Note 9). El Conquistador Partnership L.P. has engaged an investment banking firm to assist in structuring the refinancing of El Conquistador Partnership L.P.'s debt. Based on operating history of the Resort, El Conquistador Partnership L.P.'s management believes such refinancing will be achieved, but there can be no assurance thereof. If such refinancing is not renewed or replaced, it raises substantial doubt about El Conquistador Partnership L.P.'s ability to continue as a going-concern.

              Report of Independent Certified Public Accountants



To the Board of Directors and
Shareholders of CHC International, Inc.


In our opinion, the accompanying balance sheets and the related statements of operations, of changes in stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of the hospitality division of CHC International, Inc. at November 30, 1996 and 1997, and the results of its operations and its cash flows for the years ended November 30, 1995, 1996 and 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

The accompanying financial statements were prepared on the basis of presentation as described in Note 1.



/s/ Price Waterhouse, LLP
Miami, Florida


February 27, 1998

                 CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION
                                 BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                      November 30,     February 28,
                                                                                      ------------     ------------
                                                                                     1996       1997       1998
                                                                                     ----       ----       ----
                                             Assets                                                     (unaudited)
                                             ------
Current Assets
  Cash and cash equivalents                                                      $   1,627   $  8,634   $  5,592
  Trade accounts receivable , net of allowance for doubtful accounts of $699,
     $669 and $555 at 1996, 1997 and 1998, respectively                              1,482      7,817      9,024
  Trade accounts receivable - affiliates, net of allowance for doubtful accounts
     of $716, $1,135 and $961 at 1996, 1997 and 1998, respectively                   1,108      1,244      1,108
  Notes receivable - affiliates and officers                                           480      2,463      2,493
  Marketable securities                                                                  -          -      6,250
  Deferred income tax                                                                    -      9,386      7,426
  Inventories                                                                          121      1,487      1,427
  Other current assets                                                                 800        632        674
                                                                                ----------  ---------   --------
      Total current assets                                                           5,618     31,663     33,994
Property and equipment, net                                                            669      1,718      1,839
Investments in and advances to affiliates                                            8,457      8,424      5,166
Receivables, net                                                                     1,900      1,950      1,950
Receivables - affiliates and officers                                                    -      2,656      2,832
Intangibles, net                                                                     6,047      5,472      5,329
Other assets                                                                         3,548      4,400      4,384
                                                                                ----------  ---------   --------
  Total Assets                                                                    $ 26,239   $ 56,283   $ 55,494
                                                                                ========== ==========   ========

                            Liabilities and Stockholders' Equity (Deficit)
                            ----------------------------------------------
Current Liabilities
  Accounts payable                                                              $      672  $   4,333   $  3,591
  Due to affiliates and officers                                                     2,005     12,894     13,044
  Deferred compensation plan liability                                                   -      5,374      5,452
  Accrued expenses                                                                   5,904     18,417     17,742
  Current portion of long-term debt and capital lease obligations                   11,857     13,457     12,921
                                                                                ----------  ---------   --------
    Total current liabilities                                                       20,438     54,475     52,750
Deferred compensation plan liability                                                 6,102      2,494      2,493
Long-term debt                                                                       1,921      1,360      1,273
Due to affiliates                                                                    3,750      1,245      1,255
Other liabilities                                                                      108        179        243
                                                                                ----------  ---------   --------
  Total liabilities                                                                 32,319     59,753     58,014
                                                                                ----------  ---------   --------
Commitments and contingencies (Note 12)                                                 -           -          -
Stockholders' Equity (Deficit)
  Preferred stock, $.01 par value; 1,000 shares
   authorized; no shares issued or outstanding                                           -          -          -
  Common stock, $.005 par value; 20,000 shares
   authorized; 10,621 shares issued and outstanding at
   1996, 1997 and 1998, respectively                                                    53         53         53
  Additional paid-in capital                                                        13,853     16,112     16,750
  Accumulated deficit                                                              (12,012)   (11,936)   (15,398)
  Notes receivable stock purchases - affiliates                                     (7,675)    (7,675)    (7,675)
  Unearned compensation                                                               (299)       (24)         -
  Net unrealized gains on marketable securities                                          -          -      3,750
                                                                                ----------  ---------   --------
    Total stockholders' equity (deficit)                                            (6,080)    (3,470)    (2,520)
                                                                                ----------  ---------   --------
    Total liabilities and stockholders' equity (deficit)                        $   26,239   $ 56,283   $ 55,494
                                                                                ==========  =========   ========

  The accompanying notes are an integral part of these financial statements.

                 CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION
                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                             Year Ended               Three Months Ended
                                                                              November 30,              February 28,
                                                                -----------------------------------     ------------
                                                                1995            1996           1997          1998
                                                                ----            ----           ----          ----
                                                                                                          (unaudited)
Revenues
   Rooms                                                   $     4,638    $     5,282      $   25,331     $  17,704
   Food and beverage                                             3,907          4,351          15,953        10,143
   Management service fees - affiliates                          5,212          4,284           5,703           578
   Management service fees - non-affiliates                      5,391          4,748           4,773           894
                                                           -----------    -----------      ----------     ---------
      Total revenues                                           19,148          18,665          51,760        29,319
                                                           -----------    -----------      ----------     ---------

Operating Expenses
   Rooms                                                         1,075          1,223           5,553         4,058
   Food and beverage                                             2,386          2,772           8,883         6,033
   Participating lease payments                                      -              -          10,251         7,790
   Management service and operating costs                       14,455         14,097          26,849        12,077
   Depreciation and amortization                                   832            853           1,045           296
                                                           -----------    -----------      ----------     ---------
      Total operating expenses                                  18,748         18,945          52,581        30,254
                                                           -----------    -----------      ----------     ---------
Income (loss) from operations before
  equity in net earnings (losses) of affiliates                    400           (280)           (821)         (935)

Equity in net earnings (losses) of affiliates                      355          1,003            (346)         (210)
                                                           -----------    -----------      ----------     ---------
 Income (loss) from operations                                     755            723          (1,167)       (1,145)
                                                           -----------    -----------      ----------     ---------

Other Income (Expense)
   Interest income                                               1,720            686             846           332
   Interest expense                                             (2,365)        (3,304)         (2,340)         (458)
   Loss on impairment of notes receivable                       (4,431)             -               -             -
   Transaction and other costs (Note 1)                              -              -          (9,073)         (171)
   Other income (expense)                                         (104)            29           1,298            48
                                                           -----------    -----------      ----------     ---------
      Total other income (expense)                              (5,180)        (2,589)         (9,269)         (249)

Minority interests                                                 148            163             108             -
                                                           -----------    -----------      ----------     ---------
Loss before provision (benefit) for income taxes                (4,277)        (1,703)        (10,328)       (1,394)

Provision (benefit) for income taxes                               131             92         (10,404)        2,068
                                                           -----------    -----------      ----------     ---------

Net income (loss)                                           $   (4,408)    $   (1,795)    $        76      $ (3,462)
                                                            ==========     ==========     ===========      ========

  The accompanying notes are an integral part of these financial statements.

                 CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION
             STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)
                  YEARS ENDED NOVEMBER 30, 1995, 1996 AND 1997
              AND THREE MONTHS ENDED FEBRUARY 28, 1998 (UNAUDITED)
                                 (IN THOUSANDS)

                                                                                 Notes                     Net
                                                                               Receivable               Unrealized     Total
                                        Common Stock   Additional                Stock                   Gains on   Stockholders'
                                        ------------    Paid-in   Accumulated  Purchases-   Unearned    Marketable     Equity
                                      Shares   Amount   Capital     Deficit    Affiliates  Compensation  Securities    (Deficit)
                                      ------   ------   -------     -------    ----------  ------------  ----------   ---------
Balance, November 30, 1994           10,355    $   52   $22,645    $ (5,809)   $ (7,350)     $  (523)     $     -      $ 9,015

Receipts from notes receivable stock
     purchases - affiliates               -         -         -           -         664            -            -          664

Amortization of unearned
     compensation                         -         -         -           -           -          116            -          116

Net change in gaming division             -         -    (5,595)          -           -            -            -       (5,595)
     intercompany account

Net loss                                  -         -         -      (4,408)          -            -            -       (4,408)
                                    -------    ------   -------    --------    --------      -------      -------      -------

Balance, November 30, 1995           10,355        52    17,050     (10,217)     (6,686)        (407)           -         (208)
                                    -------    ------   -------    --------    --------      -------      -------      -------


Additional common shares issued         266         1     2,999           -      (3,000)           -            -            -

Receipts from notes receivable stock
     purchases - affiliates               -         -         -           -       2,011            -            -        2,011

Amortization of unearned
     compensation                         -         -         -           -           -          108            -          108

Net change in gaming division
     intercompany account                 -         -    (6,196)          -           -            -            -       (6,196)

Net loss                                  -         -         -      (1,795)          -            -            -       (1,795)
                                    -------    ------   -------    --------    --------      -------      -------      -------

Balance, November 30, 1996           10,621        53    13,853     (12,012)     (7,675)        (299)           -       (6,080)
                                    -------    ------   -------    --------    --------      -------      -------      -------

Amortization of unearned
     compensation                         -         -         -           -           -          275            -          275

Net change in gaming division
      intercompany account                -         -     2,259           -           -            -            -        2,259

Net income                                -         -         -          76           -            -            -           76
                                    -------    ------   -------    --------    --------      -------      -------      -------

Balance, November 30, 1997           10,621        53    16,112     (11,936)     (7,675)        ( 24)           -       (3,470)
                                    -------    ------   -------    --------    --------      -------      -------      -------

Amortization of unearned
    compensation                          -         -         -           -           -           24           -            24

Net change in gaming division
    intercompany account                  -         -       638           -           -            -            -          638

Change in market value of marketable
   securities, net                        -         -         -           -           -            -        3,750        3,750

Net Loss                                  -         -         -      (3,462)          -            -            -       (3,462)
                                    -------    ------   -------    --------    --------      -------      -------      -------

Balance, February 28, 1998
  (unaudited)                        10,621    $   53   $16,750    $(15,398)   $(7,675)      $     -      $ 3,750      $(2,520)
                                    =======    ======   =======    ========    ========      =======      =======      =======

  The accompanying notes are an integral part of these financial statements.

                 CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION
                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (PAGE 1 OF 2)

                                                                              Year Ended               Three Months Ended
                                                                              November 30,                February 28,
                                                                              -----------                 -----------
                                                                    1995         1996          1997           1998
                                                                    ----         ----          ----           ----
                                                                                                           (unaudited)
Cash flows from operating activities:
Net income (loss)                                                $ (4,408)    $ (1,795)    $      76       $ (3,462)
Adjustments to reconcile net income (loss) to net cash
   provided (used) by operating activities:
   Provision (benefit) for losses or impairments on
      receivables and equity investments                            5,765         (212)           96            203
   Depreciation and amortization                                      832          853         1,045            296
   Amortization of deferred charges                                   844        1,533           949             26
   Undistributed equity in net (earnings) losses of affiliates       (355)      (1,003)          346            210
   Deferred income taxes                                                -            -       (10,500)         2,008
   Minority interests                                                (148)        (163)         (108)             -
   Gain on sale of hotel investments                                    -            -        (1,245)             -
Change in assets and liabilities:
    (Increase) decrease in:
        Trade accounts receivable                                    (292)         313          (450)        (1,264)
        Trade accounts receivable - affiliates                       (796)         227          (999)           302
        Inventories                                                   (10)         (64)          736             60
        Other assets and other receivables                           (982)      (1,727)        1,027            (90)
   Increase (decrease) in:
        Accounts payable                                             (667)        (231)         (249)          (742)
        Accrued expenses                                             (202)        (478)        5,889           (820)
        Deferred compensation plan liability                          600          565         1,766            145
        Other liabilities                                             (34)          56           181             63
                                                                 --------     --------     ---------       --------
Net cash provided (used) by operating activities                      147       (2,126)       (1,440)        (3,065)
                                                                 --------     --------     ---------       --------
Cash flows from investing activities:
   Sales of notes receivable                                            -        7,200             -              -
   Purchases of property and equipment                               (168)        (134)       (1,470)          (255)
   Investments in and advances to affiliates                       (2,645)         (50)       (1,089)          (537)
   Cash and cash equivalents from consolidation of  affiliate           -            -         8,830              -
   Sales of or distributions from investments in affiliates           959          834         1,959              -
   Project loans and advances                                      (1,900)           -        (2,160)             -
                                                                 --------     --------     ---------       --------
Net cash (used) provided by investing activities                   (3,754)       7,850         6,070           (792)
                                                                 --------     --------     ---------       --------
Cash flows from financing activities:
   Receipts from notes receivable stock purchases - affiliates      7,756        2,011             -              -
   Increase (decrease) in due to affiliates                        (1,145)         408          (919)        (1,201)
   Borrowings                                                       2,900          500         2,880          2,000
   Payments of debt and capital lease obligations and
      other deferred charges                                         (577)      (1,925)       (1,843)          (622)
   Net change in gaming division intercompany account              (5,595)      (6,196)        2,259            638
                                                                 --------     --------     ---------       --------
Net cash  provided (used) by financing activities                   3,339       (5,202)        2,377            815
                                                                 --------     --------     ---------       --------
Net increase (decrease) in cash and cash equivalents                 (268)         522         7,007         (3,042)
Cash and cash equivalents at beginning of year                      1,373        1,105         1,627          8,634
                                                                 --------     --------     ---------       --------
Cash and cash equivalents at end of year                         $  1,105     $  1,627     $   8,634       $  5,592
                                                                 ========     ========     =========       ========

  The accompanying notes are an integral part of these financial statements.

                 CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION
                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (PAGE 2 OF 2)

                                                                                  Year Ended               Three Months Ended
                                                                                 November 30,                 February 28,
                                                                                 ------------                 ------------
                                                                      1995           1996          1997           1998
                                                                      ----           ----          ----           ----
                                                                                                              (unaudited)
Supplemental disclosure of cash flow information:
   Cash paid during the period for interest                         $ 1,626       $ 1,718        $  1,438         $   339
                                                                    =======       =======        ========         =======
   Cash paid during the period for income taxes                     $    96       $    89        $     40         $    16
                                                                    =======       =======        ========         =======
   Cash received during the period for income taxes                               $    29        $     36
                                                                                  =======        ========

Supplemental Schedule of noncash investing and financing activities:
  Common Stock Issued:
    Notes receivable stock purchase-affiliates                                    $ 3,000
                                                                                  =======
  Investments in Affiliates:
    Loan for purchase of interest in GAH-II, L.P.                   $ 3,750
    Loan for investment in CHC Lease Partners                         1,088
    Operating partnership units received as payment of
         interest                                                       572
    Operating partnership units received as payment of
        notes receivable stock purchases - affiliates                   388
                                                                    -------
    Total investments in affiliates                                 $ 5,798
                                                                    =======
  Consolidation of affiliate:
    Cash and cash equivalents                                                                    $  8,830
    Non-cash assets                                                                                14,459
    Liabilities                                                                                   (17,401)
                                                                                                 --------
    Net assets                                                                                      5,888
    Net assets distributed to Gencom Lessee, L.P.                                                  (2,944)
                                                                                                 --------
    Net assets consolidated                                                                      $  2,944
                                                                                                 ========
  Other:
    Capital leases and license agreements                           $   166       $    41
                                                                    =======       =======
    Change in market value of marketable securities, net                                                          $ 3,750
                                                                                                                  =======


  The accompanying notes are an integral part of these financial statements.

                 CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION
                          NOTES TO FINANCIAL STATEMENTS
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)



NOTE 1 - BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation
---------------------

CHC International, Inc.'s ("CHC") major operations consist of (i) the hospitality division which manages, leases and invests in hotel and resort properties and (ii) the gaming division which owns, manages and develops casino properties. The financial statements of CHC - Hospitality Division (the "Company") have been prepared pursuant to the Agreement and Plan of Merger by and among Wyndham International, Inc. (formerly Patriot American Hospitality Operating Company) ("Wyndham"), Patriot American Hospitality, Inc. ("PAH") and CHC dated as of September 30, 1997 (the "Merger Agreement"). The Merger Agreement contemplates, subject to appropriate approvals, (i) CHC's contribution of its gaming division to a wholly-owned subsidiary ("Spinco"), (ii) CHC's distribution of all of the common stock of Spinco to the stockholders of CHC pro rata based on their ownership in CHC, (iii) CHC's retention of its hospitality business and (iv) CHC merging into Wyndham subsequent to the distribution of Spinco. The foregoing transactions will be consummated at closing of the Merger Agreement (the "Closing").

The financial statements have been prepared as if the Company has operated as an independent, stand alone entity for all periods presented and give no effect to the net changes of assets and liabilities contemplated by the Merger Agreement. Such financial statements have been prepared using the historical basis of accounting and include all of the assets, liabilities, revenues and expenses previously included in CHC's consolidated financial statements prior to the transactions contemplated by the Merger Agreement, except for all the assets, liabilities (including contingent liabilities), revenues and expenses of the gaming division of CHC and its subsidiaries. Consequently, these financial statements include certain balances for goodwill and other assets and liabilities related to the Company that were previously included in CHC's consolidated financial statements including (i) the allocation of certain fixed assets and related depreciation expense, (ii) notes receivable and borrowings and related interest income and expense and (iii) other liabilities and related expenses. In accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 55 ("SAB 55"), the Company's financial statements exclude certain corporate expenses incurred by CHC on the gaming division's behalf. All significant intercompany balances and transactions have been eliminated. Investments in less than majority-owned non-gaming businesses, in which a significant equity ownership interest is held, are accounted for on the equity method.

                 CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION
                          NOTES TO FINANCIAL STATEMENTS
                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)



Summary of Significant Accounting Policies
------------------------------------------

These financial statements have been prepared in accordance with generally accepted accounting principles. Significant accounting policies are summarized below. Certain amounts in the financial statements and notes thereto have been reclassified for comparative purposes.

Accounting Estimates
--------------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition
-------------------

Hotel room and food and beverage revenues and expenses from leased hotel operations are included in the statements of operations during the lease term. Revenues from rooms and food and beverage sales are recognized at the time the related service is performed.

Revenues from management service fees for management of hotels are based upon contracted terms and are recognized when the services are performed. Included in management service fees - affiliates is a $2,000 termination fee received in connection with the termination of the Company's management agreement with an affiliated hotel during the year ended November 30, 1997.

Reimbursed Operating Expenses
-----------------------------

The Company is fully reimbursed by certain managed hotels for salaries and related costs for hotel personnel employed by the Company in accordance with management contract terms and the administration of services consisting primarily of sales, marketing and reservations. These costs amounted to $47,324, $50,237 and $50,644 for the years ended November 30, 1995, 1996, and 1997, respectively. All such costs and related reimbursements have been netted in the statements of operations, with reimbursable amounts and accrued salaries and related costs reflected as trade accounts receivable and accrued expenses, respectively, in the balance sheets.

During the year ended November 30, 1995 the Company was reimbursed for $1,400 of costs incurred in conjunction with an unconsummated transaction previously expensed in the statements of operations during the period inception (February 3, 1994) to November 30, 1994.

Transaction and Other Costs
---------------------------

The Company's costs in the amount of $9,073 incurred as a result of the transactions contemplated by the Merger Agreement including investment banking, legal, accounting and employee severance have been expensed in the statement of operations during the year ended November 30, 1997 (See Note 14).

Stock Based Compensation
------------------------

The Company, during fiscal 1997, adopted Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock Based Compensation" which establishes a fair value based method of accounting for stock based compensation plans, the effect of which can either be disclosed or recorded. The Company has chosen to retain its intrinsic value method of accounting for stock based compensation.

Cash and Cash Equivalents
-------------------------

Cash and cash equivalents include short-term investments with original purchase maturities of 90 days or less.

Trade Accounts Receivable and Trade Accounts Receivable - Affiliates
--------------------------------------------------------------------

Trade accounts receivable are from non-affiliated hotels under management and lease, and hotel customers. Trade accounts receivable - affiliates are receivables from hotel or other entities in which the Company, its stockholders or officers have an investment interest. The Company provides an allowance for doubtful accounts based upon a periodic review of outstanding receivables and evaluation of aggregate collectibility.

Inventories
-----------

Inventories, consisting of food, beverages, china, linens, silverware and glassware, are stated at the lower of cost (first-in, first-out) or market.

Property and Equipment
----------------------

Property and equipment are stated at cost. Depreciation and amortization are provided on a straight-line basis over estimated useful lives of the assets. Useful lives range from three to five years. Expenditures for repairs and maintenance are charged to expenses as incurred. Expenditures for major renewals and betterments, which significantly extend the useful lives of existing equipment, are capitalized and depreciated.

Equipment held under capital leases is amortized over the lesser of useful life or lease term.

                CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION
                         NOTES TO FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Investments in and Advances to Affiliates
-----------------------------------------

Investments in and advances to affiliates include units of limited partnership interest ("OP Units") in the Patriot American Hospitality Partnership, L.P. ("Patriot REIT Partnership"). The OP Units are subject to redemption rights which became exercisable, subject to certain restrictions, on October 2, 1996. The redemption rights require the Patriot REIT Partnership to redeem each OP Unit for cash equal to the value of a share of PAH common stock or, at PAH's election, for one share of PAH common stock. The OP Units are stated at cost which is based upon the fair market value of PAH common stock at the date of issue with an appropriate discount for restrictions imposed on the OP Units.

Deferred Charges
----------------

Costs incurred in connection with the Company's term loan are recorded as deferred charges and are amortized over the term of the loan. Trademark and organization costs are amortized on a straight line basis over 40 and 5 years, respectively.

Deferred charges consist of the following at November 30,:

                                                1996              1997
                                                ----              ----
       Deferred debt costs                    $ 3,197           $ 3,097
       Trademark and organization costs         1,110             1,114
                                              -------           -------
                                                4,307             4,211
       Accumulated amortization                (2,698)           (3,278)
                                              -------           -------

       Deferred charges, net                  $ 1,609           $   933
                                              =======           =======

Intangibles
-----------

Goodwill is amortized on a straight line basis over 30 to 40 years. Management contract intangibles are amortized on a straight-line basis over 9 to 25 years. The Company periodically assesses the future benefit associated with management contract intangibles through a review on a contract by contract basis of estimated undiscounted future operating cash flow. Any impairment of intangible assets is charged to operations and reflected as a reduction of the related intangible asset account.

Income Taxes
------------

Income taxes are provided based on the liability method of accounting pursuant to SFAS No. 109, "Accounting for Income Taxes." Deferred income taxes are recorded to reflect tax consequences on future years' differences between tax bases of assets and liabilities and their financial reporting amounts at each year-end as if the Company were a stand alone taxpayer.

                CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION
                         NOTES TO FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Interim Unaudited Financial Information
---------------------------------------

The financial statements for the three months ended February 28, 1998 are unaudited; however, in the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three month period ended February 28, 1998 are not necessarily indicative of the results that may be expected for a fully year.

Concentration of Credit Risk
----------------------------

Financial instruments which potentially subject the Company to concentrations of credit risk exist principally in cash balances with banks in excess of Federal Deposit Insurance Corporation ("FDIC") insured limits, receivable balances and investments in OP Units.

The Company places its cash with high quality financial institutions; however, at November 30, 1997, the Company has cash balances with financial institutions in excess of FDIC insured limits. Management believes the credit risk related to these deposits is minimal.

The Company provides its services to the hotel industry. Hotel management services are contracted for terms normally ranging from 1 to 20 years, and in limited instances on a month-to-month basis. To reduce credit risk, the Company, through its management of such hotels, monitors the hotels' financial condition. Concentrations of credit risk with respect to accounts receivable from hotel customers are limited due to the large number of customers and their dispersion across many hotels and geographies. The Company does not generally require collateral from customers. Five management contracts accounted for 26%, 26% and 41% of management service fees revenues for the years ended November 30, 1995, 1996 and 1997, respectively.

The Company has a note receivable from the Rhode Island Convention Center Authority in conjunction with agreements to develop and operate a hotel. To reduce credit risk with respect to the note receivable from the Rhode Island Convention Center Authority, the Company, through its management of the property, which is the primary source of repayment, monitors the hotel's financial condition, and management believes the credit risk related to the receivable is minimal.

The Company has notes receivable from certain stockholders for the purchase of the Company's common stock and notes receivable from certain limited partnerships owned by all stockholders which have invested in a hotel and adjacent retail complex. Management believes the concentration of credit risk with respect to the notes from certain stockholders (see Note 13) and certain affiliated limited partnerships is minimal (see Note 14).

The estimated fair value of financial instruments have been determined by the Company using available market and effective interest rate information for such instruments. The carrying amounts of such financial instruments, except the OP Units, approximate their fair value. Included in investments and advances to affiliates in the balance sheet are OP Units with a book value of $3,638. The recorded value of the OP Units is estimated based upon the quoted market

                CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION
                         NOTES TO FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

price of PAH common stock less an appropriate discount for the restrictions imposed on the OP Units. The estimated fair value of the OP Units at November 30, 1997 is $10,000.

Liquidity
---------

The Company has short-term liquidity and capital resource requirements which will need to be met prior to Closing of the Merger Agreement, including income tax obligations resulting from the planned distribution of the common stock of Spinco to the stockholders of the Company, debt service requirements and other transaction related costs. Management expects these liquidity and capital resource requirements to be funded by stockholders capital contributions and OP unit sales. Management believes that sufficient sources of capital will be available to fund these short-term liquidity and capital resource requirements.

NOTE 2 - RECEIVABLES

Receivables consist of a $1,900 note receivable from the Rhode Island Convention Center Authority with an interest rate equal to the lesser of manager share of net cash flow as defined or 11% (effective interest rate of 1.0% and 4.5% as of November 30, 1996 and 1997, respectively) payable annually, interest only, with principal due on earlier of December 30, 2024 or the date the management agreement is terminated.

The Company owned nonrecourse subordinated notes in the amount of $12,500 ("Notes Receivable Crystal Palace") secured by a leasehold interest in the Crystal Palace Hotel. The Company originally recorded a discount of $1,000 on the Notes Receivable Crystal Palace. On December 29, 1995, The Company sold its interest in the Notes Receivable Crystal Palace to the issuer for $7,200, plus accrued interest. The Company recorded a loss on the impairment in value for the Notes Receivable Crystal Palace of $4,431 during the year ended November 30, 1995.

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment consists of the following at November 30,:

                                                     1996            1997
                                                     ----            ----
        Furniture, fixtures and other equipment     $  615         $ 1,893
        Leasehold improvements                         198             132
        Equipment under capital leases                 384             379
                                                    ------         -------
                                                     1,197           2,404
        Accumulated depreciation and amortization     (528)           (686)
                                                    ------         -------
        Property and equipment, net                 $  669         $ 1,718
                                                    ======         =======

Depreciation expense was $82, $129 and $422 for the years ended November 30, 1995, 1996 and 1997, respectively.

                CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION
                         NOTES TO FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 4 - LEASES

Capital Leases
--------------

The Company leases certain equipment under capital leases. Minimum rentals under such capital leases are as follows at November 30, 1997:

                  Year ending November 30,:
                  1998                                 $ 68
                  1999                                   62
                  2000                                   55
                  2001                                    9
                                                       ----
                  Total minimum lease payments          194
                  Less amount representing interest      32
                                                       ----
                  Net obligations                       162

                  Less current portion                   52
                                                       ----

                  Long-term portion                    $110
                                                       ====

The long-term portion of capital lease obligations is included in long-term debt.

Operating Leases
----------------

The Company leases office and warehouse space under operating lease agreements. The Company also leases office space from a partnership owned 58% by certain of its officers under an operating lease whose term runs through April 30, 2004 (see Note 14).

The Company entered into an agreement to lease and operate the Washington Duke Inn, located in Durham, North Carolina. The initial lease term, which was through July 31, 1997 includes payment of $95 on or before August 1, 1996 and a monthly rent of $134 plus 6% of gross revenues through July 31, 1996; $134 plus 7% of gross revenues through July 31, 1997; and $155 plus 7% of gross revenues from August 1, 1997 through July 31, 1998. Effective January 1, 1997, the Company entered into a new agreement to lease and operate the Washington Duke Inn which supersedes the previous agreement. The term, which is through December 31, 2002 includes rent for each year of 22% of gross revenues up to $10,000, adjusted annually, plus 30% of gross revenues in excess of $10,000, adjusted annually, provided in any event a minimum rent of $1,800. Rent is payable monthly. In addition, the Company purchased $1,505 of furniture, fixtures and equipment in exchange for a promissory note and is required to fund a reserve account for furniture, fixtures and equipment expenditures in an amount not less than 3% of gross revenues in 1997 and 4% of gross revenues thereafter (see Note
9).

                CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION
                         NOTES TO FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


Future minimum lease payments, for all operating leases with non-cancellable terms in excess of one year are as follows at November 30, 1997:

                  Year ending November 30,:
                  ------------------------
                  1998                         $ 2,199
                  1999                           2,180
                  2000                           2,164
                  2001                           2,164
                  2002                           2,164
                  Thereafter                       665
                                               -------

                  Total minimum lease payments $11,536
                                               =======

Rental expense amounted to $2,143, $2,437 and $3,027 for the years ended November 30, 1995, 1996 and 1997, respectively.

NOTE 5 - INVESTMENTS IN AND ADVANCES TO AFFILIATES

On October 2, 1995, CHC Lease Partners was formed as the initial lessee to lease and operate certain hotels owned by the Patriot REIT Partnership, a majority-owned subsidiary of PAH. CHC Lease Partners, a general partnership, at formation was owned jointly by CHC REIT Lessee Corp. ("CHCR"), a wholly-owned subsidiary of the Company and by Gencom Lessee, L.P. ("Gencom Lessee"), an affiliate of a principal of the Gencom group of companies (which included GAH - II, L.P. ("GAH") noted below). At inception, each partner contributed to CHC Lease Partners cash of $2,000 and OP Units which, after an appropriate discount from the fair market value of PAH common stock, were valued at $2,550.

The Company, also on October 2, 1995, purchased a 50% ownership interest in GAH, a Houston, Texas based hotel management business, from Patriot American Hospitality, L.P. for a nonrecourse note in the amount of $3,750 (See Note 9) and also contributed $150 to GAH.

CHC Lease Partners began operating twenty hotels on October 2, 1995 and during 1996 and 1997, entered into substantially similar operating leases for a total of five additional hotels acquired by the Patriot REIT Partnership. The hotels leased by the Patriot REIT Partnership to CHC Lease Partners under separate participating lease agreements contain cross-default provisions. These leases, requiring CHC Lease Partners to maintain minimum levels of net worth and working capital, have terms ranging from ten to twelve years and require payment of the greater of (1) minimum base rent or (2) participating rent.

CHC Lease Partners then entered into separate management agreements with a wholly-owned subsidiary of the Company or GAH, to manage the leased hotels. Management fees earned

                CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION
                         NOTES TO FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

under such agreements are subordinate to CHC Lease Partners' obligations to the Patriot REIT Partnership under the participating lease agreements.

On September 30, 1997, CHC Lease Partners distributed eight participating lease agreements to Gencom Lessee and declared distributions of its working capital and OP Units equally to CHCR and Gencom Lessee. Accordingly, the Company became the sole owner of the remaining participating lease agreements, assets and liabilities and continues to do business as CHC Lease Partners. The Company accounted for CHC Lease Partners using the equity method through August 31, 1997 and began consolidating CHC Lease Partners on September 1, 1997.

Simultaneous with the distribution of the eight participating lease agreements, the requirement to maintain certain minimum levels of net worth was amended. The amendment also removed the requirement to maintain certain special collateral, allowing CHC Lease Partners to distribute to its partners the OP Units originally used to capitalize CHC Lease Partners.

Summarized balance sheet and statement of operations information for CHC Lease Partners, accounted for using the equity method, at November 30, 1996 and the period from inception (October 2, 1995) to November 30, 1995, the year ended November 30, 1996 and the nine months ended August 31, 1997 are as follows:

Summarized balance sheet information
------------------------------------
                                                 November 30,
                                                 ------------
                                                     1996
                                                     ----
  Current assets                                   $ 25,245
  Investments                                         5,100
  Other assets                                          391
                                                   --------
     Total assets                                  $ 30,736
                                                   ========

  Current liabilities                              $ 19,376
  Long-term liabilities                               2,369
                                                   --------
     Total liabilities                               21,745
                                                   --------
     Net assets                                    $  8,991
                                                   ========

                CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION
                         NOTES TO FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Summarized statement of operations information
----------------------------------------------
                                                November 30,       August 31,
                                                ------------       ----------
                                              1995        1996        1997
                                              ----        ----        ----
Revenues                                    $ 22,807    $156,086    $135,758
                                            ========    ========    ========
Income before lessee income (expense)       $    957    $  2,921    $    477
                                            ========    ========    ========
Lessee income (expense)                     $   (639)   $ (2,258)   $ (1,547)
                                            ========    ========    ========
Net income (loss)                           $    318    $    663    $ (1,070)
                                            ========    ========    ========

The Company received cash distributions from CHC Lease Partners of $545 and $1,500 for the year ended November 30, 1996 and nine months ended August 31, 1997, respectively, and made cash contributions to CHC Lease Partners of $250 for the nine months ended August 31, 1997.

CHC Lease Partners at November 30, 1997 has future lease commitments to the Patriot REIT Partnership under participating lease agreements through the year 2008. Minimum future rental payments under these non-cancellable operating leases are as follows:

                      Year Ending November 30,
                      ------------------------
                      1998                         $ 27,070
                      1999                           27,273
                      2000                           27,478
                      2001                           27,684
                      2002                           27,892
                      Thereafter                    113,557
                                                   --------
                                                   $250,954
                                                   ========

Summarized balance sheet and statement of operations information for GAH, which is accounted for using the equity method, at December 31, 1996 and the period date of acquisition (October 2, 1995) to December 31, 1995 and the year ended December 31, 1996 is as follows:

Summarized balance sheet information
------------------------------------
                                     December 31, 1996
                                     -----------------
Current assets                            $1,983
Other assets                               1,077
                                          ------
    Total assets                          $3,060
                                          ======

Current liabilities                       $1,586
Long-term liabilities                        107
                                          ------
    Total liabilities                      1,693
                                          ------
    Net assets                            $1,367
                                          ======

                CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION
                         NOTES TO FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Summarized statement of operations information
----------------------------------------------
                                                  December 31,
                                                  ------------
                                             1995               1996
                                             ----               ----
Revenues                                    $1,149             $7,284
                                            ======             ======
Income (loss) before minority interest      $  (30)            $1,211
                                            ======             ======
Net income (loss)                           $  (33)            $1,194
                                            ======             ======

The cost of the Company's initial investment in excess of its interest in the net assets has been assigned to management contracts and goodwill, which are being amortized on a straight-line basis over 12 and 30 years, respectively. The unamortized excess of the Company's investment over the Company's interest in GAH is $3,425 and $3,187 at November 30, 1996 and 1997, respectively.

During the year ended November 30, 1997, the Company recognized, included in other income (expense) in the statement of operations, $1,245 of gains previously deferred, related to sales of two hotel investments to the Patriot REIT Partnership.

The Company's remaining investments in and advances to affiliates in the aggregate are not significant.

                CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION
                         NOTES TO FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 6 - INTANGIBLES

Intangibles consist of the following at November 30, :
                                                        1996           1997
                                                        ----           ----

Management contract intangibles                       $ 4,226        $ 4,226
Goodwill                                                5,919          5,919
                                                      -------        -------
                                                       10,145         10,145
Accumulated amortization                               (4,098)        (4,673)
                                                      -------        -------
Intangibles, net                                      $ 6,047        $ 5,472
                                                      =======        =======

Amortization expense, net was $638, $669 and $566 for the years ended November 30, 1995, 1996 and 1997, respectively. The Company has included in amortization the write-off of $35 and $83 of management contract intangibles related to terminated contracts for the years ended November 30, 1995 and 1996, respectively.

NOTE 7 - EMPLOYEE BENEFIT PLANS

The Company maintains a non-qualified deferred compensation plan which covers most management employees and provides two levels of participation (i) for pre-1992 participants an annual retirement benefit, after twenty-five years of service, equal to 50% of the participant's average last five years pay, reduced by social security benefits and further reduced for years of service less than twenty-five, on a pro rata basis and (ii) for post-1992 participants an annual contribution equal to 5% of the participant's annual pay. Benefits, except for the benefits for participants severed in conjunction with the Merger Agreement which vested immediately, are vested on an eleven year cliff basis and earn 7% annually on any unfunded amounts. Assets designated to cover plan liabilities include cash, accounts receivable, life insurance policies on the lives of certain participants, short-term investments and a loan to an officer. While it is the intention of management to utilize the assets designated for the deferred compensation plan to pay plan benefits, such assets have not been placed in trust and are not otherwise restricted and accordingly, they are available for general corporate purposes.

Under the terms of the life insurance policies, the Company receives the cash surrender value if the policies are terminated or all benefits due upon the death of the insured. In addition, the Company can borrow against the available net cash surrender value of the policies.

                CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION
                         NOTES TO FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

The following is a summary of the assets designated for the deferred compensation plan which are included in other assets at November 30,:

                                                            1996         1997
                                                            ----         ----
Gross cash surrender value of insurance policies          $ 1,225      $ 1,299
Less policy loans                                          (1,157)      (1,242)
                                                          -------      -------
Cash surrender value of insurance policies, net                68           57
Accounts receivable                                            82           82
Cash and cash equivalents                                     614          614
Loan to officer                                             1,077        1,147
                                                          -------      -------
Total assets designated for the deferred
       compensation plan                                  $ 1,841      $ 1,900
                                                          =======      =======

Deferred compensation plan costs, net of forfeitures, included in the combined statements of operations for the years ended November 30, 1995, 1996 and 1997 were approximately $569, $374 and $1,357, respectively. The earnings rate for the deferred compensation plan benefit liability was 7% for the years ended November 30, 1995, 1996 and 1997.

Deferred compensation plan costs, net of forfeitures, for the years ended November 30, 1995, 1996 and 1997, include the following components:

                                                       1995    1996     1997
                                                       ----    ----     ----
Service cost                                           $381    $142    $1,005
Interest cost on projected benefit obligation           188     232       352
                                                       ----    ----    ------
Deferred compensation plan costs                       $569    $374    $1,357
                                                       ====    ====    ======

The following table details the status of the plan at November 30:

                                                               1996      1997
                                                               ----      ----
Actuarial present value of benefit obligations:
     Vested benefits                                         $ 5,016   $ 7,844
     Non-vested benefits                                       1,086        24
                                                             -------   -------
Projected benefit obligations                                $ 6,102   $ 7,868
                                                             =======   =======
Plan assets less than projected benefit obligations          $(6,102)  $(7,868)
                                                             =======   =======

On January 1, 1998, the Company adopted a new non-qualified defined contribution secured savings plan ("Secured Savings Plan") for management employees, which provides for contributions equal to a certain percentage of the participants pay. Benefits under the deferred compensation plan of (i) $5,374 will be paid to participants or transferred to the Secured Savings Plan and funded by November 30, 1998 and (ii) $2,494 funded over a three year period.

                CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION
                         NOTES TO FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 8 - INCOME TAXES

The Company files income tax returns as part of CHC's consolidated group. Income taxes in the accompanying financial statements are computed as if the Company had been a separate taxable entity.

The Company's provision (benefit) for income taxes attributable to continuing operations is comprised of the following for the years ended November 30,:

                                                       1995    1996    1997
                                                       ----    ----    ----
Current
-------
   State                                               $ 81    $ 52  $     (3)
   Foreign                                               50      40        99
                                                       ----    ----  --------
     Total current tax expense                          131      92        96
Deferred
--------
   Deferred tax benefit                                   -       -   (10,500)
                                                       ----    ----  --------
     Total provision (benefit) for income taxes        $131    $ 92  $(10,404)
                                                       ====    ====  ========

The Company has accumulated tax net operating loss carryforwards of approximately $7,400 as of November 30, 1997. Approximately $1,100, $4,000 and $2,300 of the net operating loss carryforwards will expire in the years 2009, 2010 and 2011, respectively. The tax net operating loss carryforward is generally available to offset future taxable earnings.

The difference between the taxes provided for continuing operations at the U.S. federal statutory rate and the Company's actual tax provision is reconciled below for the years ended November 30,:

                                                       1995    1996    1997
                                                       ----    ----    ----

Taxes provided at statutory rate                       $  -    $  -  $      -
Reduction in valuation allowance                          -       -   (10,500)
State tax expense (benefit), net of federal benefit      81      52        (3)
Foreign tax expense                                      50      40        99
                                                       ----    ----  --------
Total provision (benefit) for income taxes             $131    $ 92  $(10,404)
                                                       ====    ====  ========

Pursuant to SFAS No. 109, the Company recognized $10,500 of certain deferred tax assets during the year ended November 30, 1997, since it has been determined that net operating and capital loss carryforwards, as well as the reversal of other deferred tax assets will be utilized to offset future taxable income, primarily resulting from the Spinco transaction described in Note 1. The residual deferred tax assets are fully reserved at November 30, 1997. The ultimate realization of the remaining deferred tax assets will be carried forward to future years for possible utilization. Management believes that the valuation allowance at November 30, 1997 is appropriate, given the probability of the future reversal of these taxable temporary differences.

                CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION
                         NOTES TO FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

The approximate effect of the Company's temporary differences and carryforwards that give rise to deferred tax balances at November 30, were as follows:

                                           1995        1996       1997
                                           ----        ----       ----

Net operating loss carryforwards         $     -     $     -    $  2,957
Capital loss carryforwards                     -           -       2,069
Deferred compensation plan liability           -           -       2,480
Transaction costs                              -           -       2,286
Other, net                                     -           -        (406)
                                         -------     -------     -------
Current deferred tax asset               $           $     -     $ 9,386
                                         =======     =======     =======


                                           1995        1996        1997
                                           ----        ----        ----

Net operating loss carryforwards         $   224     $ 1,688     $     -
Capital loss carryforwards                     -           -           -
Deferred compensation plan liability       2,106       2,330       1,114
Bad debt reserve                             559         800         658
Notes receivable reserve                   1,772           -           -
Other, net                                 1,275         878       1,428
                                         -------     -------     -------
                                           5,936       5,696       3,200
Valuation allowance                       (5,936)     (5,696)     (2,086)
                                         -------     -------     -------
Noncurrent deferred tax asset            $     -     $     -     $ 1,114
                                         =======     =======     =======

                CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION
                         NOTES TO FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 9 - LONG-TERM DEBT

Long-term debt is comprised of the following as of November 30,:

                                                                                                         1996               1997
                                                                                                         ----               ----
        Variable-rate term loan (effective interest rate of 10.0% and 8.375% at November
        30, 1996 and 1997, respectively) interest payable quarterly and principal payable in quarterly installments of 2.5% of the principal amount outstanding
        commencing June 30, 1997 with balance due June 30, 1998                                       $11,500            $10,925

        Variable-rate loan (effective interest rate of 10.25% and 10.50% at November 30,
        1996 and 1997, respectively) interest payable monthly and principal payable in
        annual installments of $190 with balance due December 30, 1997                                  1,710              1,520

        7% note payable - interest and principal payable monthly with balance due
        December 31, 2002                                                                                   -              1,350

        Variable-rate  unsecured demand loans (effective interest rate of 9.50% at November
        30, 1997) interest payable monthly.                                                                 -                500

        8% note  payable -  interest  payable  annually  and  principal  payable  in annual
        installments of $120 through October 10, 1999                                                     360                360

        Capital lease obligations (see Note 4)                                                            208                162
                                                                                                     --------           --------

        Total debt                                                                                     13,778             14,817

        Current portion                                                                               (11,857)           (13,457)
                                                                                                     --------           --------

        Total long-term debt                                                                         $  1,921           $  1,360
                                                                                                     ========           ========

Aggregate principal payments for the long-term debt including capital lease obligations are as follows at November 30, 1997:

                  Year ending November 30:
                  -----------------------
                  1998                               $13,457
                  1999                                   408
                  2000                                   304
                  2001                                   281
                  2002                                   291
                  Thereafter                              76
                                                     -------
                          Total                      $14,817
                                                     =======

                CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION
                         NOTES TO FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

The Company's variable-rate term loan (the "Term Loan"), as amended, with $11,500 and $10,925 outstanding as of November 30, 1996 and 1997, respectively,
(i) bears interest at the bank's base lending rate plus 2.0% or, at the Company's option, London Interbank Market Rate (LIBOR) plus 4 1/2%, (ii) is secured by substantially all of the Company's assets and (iii) initially matured February 28, 1997. On February 28, 1997, the Term Loan was further amended whereby the Term Loan (i) bears interest at the bank's lending rate plus 1.5% or, at the Company's option, LIBOR plus 2.5% and (ii) matures in quarterly installments of 2.5% of the principal amount outstanding commencing June 30, 1997 with the balance due June 30, 1998. The Company has also agreed to pay the lender a fee equal to 1.5% of the fair market value of the Company, but in no event less than $2,500 or more than $6,000. The fee is payable at the lender's option at any time during the ten-year period commencing February 28, 1997. Interest expense for the years ended November 30, 1995, 1996 and 1997 include $500, $1,200 and $435, respectively, related to the lender fee.

The Company's variable-rate loan agreement with a commercial bank with $1,710 and $1,520 outstanding as of November 30, 1996 and 1997, respectively, bears interest at the bank prime rate plus 2% per annum payable monthly. Principal is payable in annual installments of $190 in December 1995 and 1996, with the balance due in December 1997. The balance due December 1997 has been extended to March 30, 1998.

The Company's unsecured $750 line of credit with a commercial bank guaranteed by two shareholders of CHC with $500 outstanding as of November 30, 1997, bears interest at the bank rate plus 1% per annum payable monthly. Principal is payable on demand.

In January 1997, in connection with the agreement to lease and operate the Washington Duke Inn, the Company purchased $1,505 of furniture, fixtures and equipment in exchange for a promissory note with $1,350 outstanding as of November 30, 1997. The loan bears interest at 7% per annum. Principal and interest are payable monthly with balance due December 31, 2002. The loan is secured by the furniture, fixtures and equipment and limits the sale or encumbrance of the furniture, fixtures and equipment. In connection with the expiration of the lease, the Company has the right to resell the furniture, fixtures and equipment to the original seller and the original seller has the right to repurchase the furniture, fixtures and equipment for $1,505.

                CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION
                         NOTES TO FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

Related Party Borrowings
------------------------

In October 1995, the Company borrowed 53,314 OP Units from certain shareholders. As permitted by the securities loan agreement, the OP Units, valued after an appropriate discount at $1,088, were contributed by the Company to CHC Lease Partners (see Note 5). The Company must return OP Units to the shareholders on demand and pay to the shareholders interest equal to distributions received by the Company from the OP Units.

In October 1995, in connection with the Company's purchase of a 50% interest in GAH (see Note 5), the Company entered into a nonrecourse loan agreement with the seller in the amount of $3,750. The loan bears interest at the lesser of 9.0% and the maximum non-usurious amount permissible. Interest and principal are payable quarterly commencing January 25, 1996 from 25% of GAH net cash flow, as defined, continuing until the earlier of October 2, 2000 or the date all amounts outstanding under the nonrecourse term loan are paid in full. As of both November 30, 1996 and 1997, $3,750 is outstanding under the loan. In connection with the Merger Agreement all amounts outstanding under the nonrecourse term loan are due at Closing of the Merger Agreement and are reflected as due to officers and affiliates - current as of November 30, 1997 in the balance sheet.

In August 1997, CHC established a $750 line of credit on an unsecured basis with Carnival Corporation. Advances under the line of credit bear interest at prime rate plus 1% payable monthly. Principal is payable at maturity August 27, 1998. As of November 30, 1997 no amounts are outstanding under the line of credit.

In September 1997, CHC established a $7,000 line of credit on an unsecured basis with Patriot American Hospitality Operating Partnership, L.P. in conjunction with the Merger Agreement. Advances under the line of credit bear interest at base rate loans rate as defined plus 1% payable monthly. Principal is payable at maturity, the Closing of the Merger Agreement. As of November 30, 1997 no amounts are outstanding under the line of credit.

Related party borrowings are included in due to affiliates and officers in the balance sheets.

The Company's financing agreements contain customary financial covenants.

NOTE 11 - MINORITY INTEREST

The Company owns a 75% interest in the TCC-Registry Joint Venture (the "Registry Venture"). The Company's financial statements include 100% of the assets, liabilities and operations of the Registry Venture. The effects of the minority interests have been reflected in the statements of operations. Minority interests in the Registry Venture of $108 as of November 30, 1996 are included in other liabilities in the balance sheets. At November 30, 1997, accumulated losses have eliminated all minority interests.

                CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION
                         NOTES TO FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

NOTE 12 - COMMITMENTS AND CONTINGENCIES

In the ordinary course of its business, the Company is named as defendant in legal proceedings resulting from incidents taking place at hotels it manages, or in which it has an ownership interest. The Company maintains comprehensive liability insurance and also requires hotel owners to maintain adequate insurance coverage. Management believes such coverage to be of a nature and amount sufficient to ensure that the Company is adequately protected from any material financial loss as a result of such claims.

The Company owns a 30% interest in Plaza Associates Limited Partnership ("Plaza Associates") which owns and operates the Holiday Inn - Dayton Mall in Dayton, Ohio. The Company has joint and severally guaranteed partial payment of two Plaza Associates notes payable. The joint and several guaranty is mitigated by a contribution agreement among Plaza Associates partners which reduced the Company's obligation to 30% of the guaranty. The total maximum potential liability to the Company under the guaranty after giving effect to the contribution agreement is as follows: through December 31, 1999 up to $375; January 1, 2000 to December 31, 2002 up to $225; January 1, 2003 to March 1, 2004 up to $150 and zero thereafter. In addition, The Company has joint and severally guaranteed payment of certain other Plaza Associates obligations, the maximum potential liability to the Company is $733.

NOTE 13 - STOCKHOLDERS' EQUITY (DEFICIT)

As a result of the basis of presentation as outlined in Note 1, including the allocation of certain assets and liabilities to the gaming division, the Company's equity (deficit) includes balances arising from the net change in the gaming division's intercompany account with the Company.

In June 1994, the Company granted to an executive officer 155,000 shares of common stock valued at $3.75 per share, subject to forfeiture if employment is terminated prior to vesting. The stock grant originally scheduled to vest over five years has been accelerated and now vests 50% of the shares of common stock in January 1997 and 50% of the shares of common stock in January 1998. Compensation expense for the stock grant was $116, $108 and $275 for the years ended November 30, 1995, 1996 and 1997, respectively.

Pursuant to the terms of a stock purchase agreement dated November 30, 1994 between the Company and Carnival Corporation and certain shareholders, the Company agreed to sell an aggregate of 4,000,000 shares of common stock at $6.25 per share. The aggregate purchase price of $25,000 was satisfied by the conversion of a $10,000 Carnival Corporation revolving credit loan, $9,350 in installment notes payable and the balance in cash. The notes bear interest at 7.1% payable annually with principal installments due annually of $2,337. The installments due on November 30, 1995 and 1996 were paid and the installments due on November 30, 1997 and 1998 plus accrued interest have been extended so all obligations under the notes are payable

                CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION
                         NOTES TO FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

in full fifteen months after the Closing of the Merger Agreement. The notes are secured by a pledge of all purchased shares of common stock.

Pursuant to the terms of a stock purchase agreement dated November 29, 1996 between the Company and CHC Investor Partners, L.P. ("CHC Investor"), a Texas limited partnership, whose general partner, is controlled by a principal owner of the Gencom group of companies, the Company sold 265,513 shares of common stock at $11.30 per share and granted non-qualified stock options to purchase 61,130 shares of common stock at a per share exercise price of $11.30. The aggregate purchase price of $3,000 was satisfied with a note. The note bears interest at 7.1% payable annually and was originally due in installments of $500 on November 29, 1997 and $2,500 on November 29, 1998. The installments due on November 29, 1997 and 1998 have been extended so obligations under the note, plus accrued interest, are payable $1,500 at the Closing of the Merger Agreement, but in no event later than November 30, 1998, and $1,500 on November 30, 1998.

The Company has an Employee Stock Option Plan (the "Plan") which provides for the grant to employees of both incentive stock options (within the meaning of Section 422 of the Internal Revenue Code) and non-statutory stock options to eligible employees (including officers and directors) and non-employee directors. A total of 1,700,000 shares of common stock has been reserved for issuance under the Plan.

The table below summarizes the status of the Company's Plan as of and for the years ended November 30, 1995, 1996 and 1997:

                                           1995                      1996                       1997
                                ------------------------ --------------------------- --------------------------
                                 SHARES WEIGHTED-AVERAGE   SHARES   WEIGHTED-AVERAGE   SHARES  WEIGHTED-AVERAGE
OPTIONS                                  EXERCISE PRICE              EXERCISE PRICE             EXERCISE PRICE
-------                         ------- ---------------- ---------  ---------------- --------- ----------------
Outstanding at beginning of
year                            988,052     $ 6.25         988,052      $ 6.25       1,221,805       $ 7.24
Granted                            -          -            264,317       11.45         231,932        11.30
Returned                           -          -            (30,564)      11.50            -            -
                                -------                  ---------                   ---------
Outstanding at end of year      988,052       6.25       1,221,805        7.24       1,453,737         7.89
                                =======                  =========                   =========

Options excercisable at
year-end                        197,610                    419,672                     646,996

Weighted-average fair value of
 options granted during the
 year                           $  -                        $ 5.90                      $ 5.82


                CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION
                         NOTES TO FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

The following table summarizes information about options outstanding at November 30, 1997:

                                         OPTIONS OUTSTANDING                                OPTIONS EXCERCISABLE
                      ----------------------------------------------------------    ------------------------------------
                                        WEIGHTED-AVERAGE
     RANGE OF            NUMBER            REMAINING          WEIGHTED-AVERAGE          NUMBER        WEIGHTED-AVERAGE
  EXERCISE PRICES      OUTSTANDING      CONTRACTUAL LIFE       EXERCISE PRICE        EXCERCISABLE      EXERCISE PRICE
--------------------  -------------   --------------------  --------------------    --------------  --------------------
       $6.25              988,052          7.0 years               $ 6.25              592,831             $ 6.25
  $11.30 - 11.50          465,685          8.9                      11.37               54,165              11.36
                      -------------                                                 --------------
                        1,453,737          7.6                       7.89              646,996               6.68
                      =============                                                 ==============

All options issued were granted at the fair market value of CHC's common stock on the date of grant, have a term of ten years, and generally become exercisable with respect to 20% of the covered shares commencing one year after grant, and are generally exercisable with respect to an additional 20% of the covered shares after each additional year until fully exercisable.

The fair value of each option grant was estimated on the date of the grant using the minimum value method with the following assumptions for the years ended November 30, 1995, 1996 and 1997; risk-free interest rate of 7.5%, no dividend yield, expected lives of 10 years and no volatility.

The Company applies Accounting Principals Board No. 25 and related interpretations in accounting for the Plan. Accordingly, no compensation cost has been recognized. Had compensation cost for the Company's Plan been determined based upon the fair value at the grant dates for awards under the Plan consistent with the method of SFAS No. 123, the Company's pro forma net loss would have been $5,044, $2,575 and $462 for the years ended November 30, 1995, 1996 and 1997, respectively.

NOTE 14 - RELATED PARTY TRANSACTIONS AND ALLOCATIONS

The Company provides services and pays certain costs which are reimbursable under management agreements with hotels, which are affiliated with the Company by virtue of common ownership. Total fees earned from affiliated hotels for the years ended November 30, 1995, 1996 and 1997 were $5,212, $4,284 and $5,703, respectively. Total fees and reimbursable expenses due from affiliated hotels were $1,108 and $1,244 at November 30, 1996 and 1997, respectively.

In March, 1994, CHC and Carnival Corporation entered into a 20 year Trademark License Agreement providing for CHC's use of the "Carnival" trademark so that CHC may conduct business as "Carnival Hotels and Casinos" (and the Company may do business as "Carnival Hotels and Resorts"). Fees due under the agreement are the greater of $100, or 1% of CHC's revenues, as

                CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION
                         NOTES TO FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

defined. The trademark license fees for the Company the years ended November 30, 1995, 1996 and 1997 were $115, $150 and $134, respectively.

Certain of the Company's officers hold a 58% interest in a partnership which owns the office building in which the Company's executive offices are located. Under this lease, rental expense for the years ended November 30, 1995, 1996 and 1997 were $401, $375 and $417, respectively.

The Company provides accounting services, at cost, to certain entities owned and controlled by certain of its officers. The entities are obligated to reimburse the Company for such services provided. The cost of such services were $175, $145 and $155 for the years ended November 30, 1995, 1996 and 1997, respectively.

The Company has an agreement with a principal owner of the Gencom group of companies to equally share certain of the costs incurred as a result of the transactions contemplated by the Merger Agreement. The portion of costs to be shared by the principal owner of the Gencom group of companies is $1,427 as of November 30, 1997.

Concurrent with the Merger Agreement, the Company also entered into a Hospitality Advisory, Asset Management and Support Services Agreement with Wyndham whereby Wyndman will provide certain hospitality advisory, asset management and support services to the Company for base fees aggregating $350 per month plus 50% of the amount of gross management fees, leakage and other income in excess of $350. The cost of such services were $1,466 during the year ended November 30, 1997.

CHC has allocated a portion of its corporate expenses to the gaming division. These expenses include management and corporate overhead; benefit administration; risk management/insurance administration, and other support and executive functions. Allocations and charges were based on either a direct cost pass through or a percentage allocation for such services provided based on factors such as revenues, management time, or headcount. Such allocations and charges totaled $3,734, $3,720 and $4,451 for the years ended November 30, 1995, 1996 and 1997, respectively.

Management believes that the basis used for allocating corporate services is reasonable and that the terms of these transactions would not materially differ from those that would result from transactions among unrelated parties.

Pursuant to the terms of a stock purchase agreement dated November 30, 1994, certain shareholders agreed to buy from Carnival Corporation at $6.25 per share, 2,610,000 shares of Company common stock. The aggregate purchase price of $16,313 was paid in promissory notes due November 30, 1998 subject to certain condition as defined in the stock purchase agreement. The notes bear interest at 6.0% payable at maturity. The stock purchase agreement provides

                CHC INTERNATIONAL, INC. - HOSPITALITY DIVISION
                         NOTES TO FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

certain shareholders a put option which requires Carnival Corporation to repurchase at $6.25 per share plus a rate of return of 6.1% per annum, all of the 2,610,000 shares of Company common stock, by November 30, 1998. The stock purchase agreement also requires Carnival Corporation to reduce its ownership in the Company's common stock (assuming exercise of the put option ) to less than 25% of the Company's outstanding common stock no later than November 30, 1998, as defined in the stock purchase agreement (See Note 13).

Pursuant to the terms of a stock purchase agreement dated November 29, 1996, CHC Investor agreed to buy from certain shareholders at $11.30 per share, 265,513 shares of Company common stock from certain shareholders for $3,000 in cash (See
Note 13).

In October 1997 the Company loaned $2,110 to a partnership owned by the Company's shareholders, the proceeds of such loans were invested in a hotel and adjacent retail complex located in Miami, Florida. The note, secured by an interest in a limited partnership, bears interest at 5.6% with interest and principal payable at maturity October 31, 1999.

The Company entered into borrowing arrangements with certain shareholders and affiliates (See Note 9).


                         ****************************

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors of Interstate Hotels Company:

We have audited the accompanying consolidated balance sheets of Interstate Hotels Company (the Company) as of December 31, 1996 and 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 1996 and 1997, and the consolidated results of its operations, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                                    /S/ COOPERS & LYBRAND L.L.P.

600 Grant Street
Pittsburgh, Pennsylvania
February 11, 1998, except
  for Note 21, as to which the
  date is March 1, 1998,
  and except for Note 3, as
  to which the date is
  March 30, 1998

                           INTERSTATE HOTELS COMPANY

                          CONSOLIDATED BALANCE SHEETS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   ---------

                                     ASSETS

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1996         1997
                                                              --------    ----------
Current assets:
  Cash and cash equivalents.................................  $ 32,323    $   31,988
  Accounts receivable, net..................................    21,556        40,827
  Stock subscription receivable, net........................    14,286            --
  Deferred income taxes.....................................     1,649         2,104
  Prepaid expenses and other assets.........................    11,961        13,837
                                                              --------    ----------
          Total current assets..............................    81,775        88,756
Restricted cash.............................................    15,995         3,823
Property and equipment, net.................................   709,151     1,153,911
Investments in hotel real estate............................     5,605        41,297
Officers and employees notes receivable.....................     4,643        12,157
Intangible and other assets.................................    66,592        73,519
                                                              --------    ----------
               Total assets.................................  $883,761    $1,373,463
                                                              ========    ==========

                        LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable--trade...................................    12,152        16,015
  Accounts payable--health trust............................     2,440            90
  Accrued payroll and related benefits......................    15,072        21,861
  Other accrued liabilities.................................    23,926        40,730
  Current portion of long-term debt.........................    11,767        53,001
                                                              --------    ----------
          Total current liabilities.........................    65,357       131,697
Long-term debt..............................................   396,044       747,123
Deferred income taxes.......................................     4,081        19,376
Other liabilities...........................................     1,213         1,715
                                                              --------    ----------
          Total liabilities.................................   466,695       899,911
                                                              --------    ----------
Minority interests..........................................     7,768        17,177
Commitments and contingencies...............................        --            --
                                                              --------    ----------
Shareholders' equity:
  Preferred stock, $.01 par value; 25,000 shares authorized;
     no shares outstanding..................................        --            --
  Common stock, $.01 par value; 75,000 shares authorized;
     35,425 shares issued and outstanding as of December 31,
     1997...................................................       352           354
  Paid-in capital...........................................   407,784       411,808
  Retained earnings.........................................     1,432        45,018
  Unearned compensation.....................................      (270)         (805)
                                                              --------    ----------
          Total shareholders' equity........................   409,298       456,375
                                                              --------    ----------
               Total liabilities and shareholders' equity...  $883,761    $1,373,463
                                                              ========    ==========


   The accompanying notes are an integral part of the consolidated financial statements.

                           INTERSTATE HOTELS COMPANY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   ---------

                                                                  YEAR ENDED DECEMBER 31,
                                                              -------------------------------
                                                               1995        1996        1997
                                                              -------    --------    --------
Lodging revenues:
  Rooms.....................................................  $    --    $ 89,930    $440,938
  Food and beverage.........................................       --      42,502     137,067
  Other departmental........................................       --       8,685      38,074
Management and related fees.................................   45,018      49,268      45,633
                                                              -------    --------    --------
                                                               45,018     190,385     661,712
                                                              -------    --------    --------
Lodging expenses:
  Rooms.....................................................       --      20,900     101,860
  Food and beverage.........................................       --      31,033     100,585
  Other departmental........................................       --       3,936      16,602
  Property costs............................................       --      41,707     175,202
General and administrative..................................    9,811      10,912      15,322
Payroll and related benefits................................   15,469      17,529      21,265
Non-cash compensation.......................................       --      11,896          --
Lease expense...............................................       --       3,477      73,283
Depreciation and amortization...............................    4,201      14,862      40,561
                                                              -------    --------    --------
                                                               29,481     156,252     544,680
                                                              -------    --------    --------
       Operating income.....................................   15,537      34,133     117,032
Other income (expense):
  Interest, net.............................................       99     (12,421)    (44,255)
  Other, net................................................      203        (270)     (2,447)
                                                              -------    --------    --------
       Income before income tax expense.....................   15,839      21,442      70,330
Income tax expense..........................................       --      15,325      26,744
                                                              -------    --------    --------
       Income before extraordinary items....................   15,839       6,117      43,586
Extraordinary loss from early extinguishment of debt, net of
  tax benefit of $3,997.....................................       --       7,733          --
                                                              -------    --------    --------
       Net income (loss)....................................  $15,839    $ (1,616)   $ 43,586
                                                              =======    ========    ========
Basic earnings per common share (Note 18)...................                         $   1.23
                                                                                     ========
Diluted earnings per common share (Note 18).................                         $   1.22
                                                                                     ========

   The accompanying notes are an integral part of the consolidated financial statements.

                           INTERSTATE HOTELS COMPANY

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                 (IN THOUSANDS)
                                   ---------

                                                                  RETAINED                                RECEIVABLE
                                              COMMON   PAID-IN    (DEFICIT)     UNEARNED     PARTNERS'       FROM
                                              STOCK    CAPITAL    EARNINGS    COMPENSATION    CAPITAL    SHAREHOLDERS    TOTAL
                                              -----    -------    --------    ------------    -------    ------------    -----
Balance at December 31, 1994...............    $ 42    $ 17,880   $   (739)     $    --       $ 3,878      $(2,203)     $ 18,858
  Effect of reorganization.................     (42)      4,520         --           --        (4,478)          --            --
  Assumption of liability by principal
    shareholder............................      --       1,220         --           --            --           --         1,220
  Common stock of new entities and capital
    contributions..........................       3          --         --           --           600           --           603
  Stock options granted....................      --       3,263         --       (3,263)           --           --            --
  Assumption of shareholders' liability....      --          --    (12,995)          --            --           --       (12,995)
  Net decrease in receivable from
    shareholders...........................      --          --         --           --            --          573           573
  Distributions paid.......................      --          --    (14,842)          --            --           --       (14,842)
  Net income...............................      --          --     15,839           --            --           --        15,839
                                               ----    --------   --------      -------       -------      -------      --------
Balance at December 31, 1995...............       3      26,883    (12,737)      (3,263)           --       (1,630)        9,256
  Cancellation of stock options issued in
    1995...................................      --      (3,263)        --        3,263            --           --            --
  Issuance of stock........................       8      12,154         --         (379)           --           --        11,783
  Unearned compensation recognized.........      --          --         --          109            --           --           109
  Net decrease in receivable from
    shareholders...........................      --          --         --           --            --        1,630         1,630
  Dividends and capital distributions......      --     (30,000)    (8,423)          --            --           --       (38,423)
  Contribution of IHC's net assets for
    Common Stock...........................     125     (24,333)    24,208           --            --           --            --
  Issuance of Common Stock, net............     186     357,287         --           --            --           --       357,473
  Stock subscription receivable, net.......       6      14,280         --           --            --           --        14,286
  Issuance of Common Stock for
    acquisitions...........................      24      54,776         --           --            --           --        54,800
  Net loss.................................      --          --     (1,616)          --            --           --        (1,616)
                                               ----    --------   --------      -------       -------      -------      --------
Balance at December 31, 1996...............     352     407,784      1,432         (270)           --           --       409,298
  Issuance of stock, net of cancellation...       1         566         --         (567)           --           --            --
  Unearned compensation recognized.........      --          --         --           32            --           --            32
  Issuance of Common Stock.................       1       3,129         --           --            --           --         3,130
  Options exercised........................      --         329         --           --            --           --           329
  Net income...............................      --          --     43,586           --            --           --        43,586
                                               ----    --------   --------      -------       -------      -------      --------
Balance at December 31, 1997...............    $354    $411,808   $ 45,018      $  (805)      $    --      $    --      $456,375
                                               ====    ========   ========      =======       =======      =======      ========

   The accompanying notes are an integral part of the consolidated financial statements.

                           INTERSTATE HOTELS COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)
                                   ---------

                                                                        YEAR ENDED DECEMBER 31,
                                                                ----------------------------------------
                                                                  1995           1996            1997
                                                                --------       ---------       ---------
Cash flows from operating activities:
  Net income (loss)......................................       $ 15,839       $  (1,616)      $  43,586
  Adjustments to reconcile net income (loss) to net cash
       provided by operating activities:
    Depreciation and amortization........................          4,201          14,862          40,561
    Minority interests' share of equity (loss) income
       from investments in hotel real estate.............            (10)            503           3,964
    Non-cash compensation................................             --          11,896              --
    Deferred income taxes................................             --           6,671          14,840
    Write-off of deferred financing fees.................             --           6,169              --
    Other................................................           (299)           (231)           (750)
  Cash (used) provided by assets and liabilities:
    Accounts receivable, net.............................         (2,377)          1,280         (19,271)
    Prepaid expenses and other assets....................           (257)        (11,289)         (1,861)
    Accounts payable.....................................          4,775           2,953           1,513
    Accrued liabilities..................................          3,456          10,073          23,593
                                                                --------       ---------       ---------
       Net cash provided by operating activities.........         25,328          41,271         106,175
                                                                --------       ---------       ---------
Cash flows from investing activities:
  Change in restricted cash..............................           (811)        (13,899)        (48,177)
  Acquisitions of hotels, net of cash received...........             --        (417,601)       (358,291)
  Purchase of property and equipment, net................           (438)        (16,253)        (63,542)
  Restricted funds used to purchase property and
    equipment............................................             --          10,383          60,349
  Investments in hotel real estate.......................        (13,038)         (5,605)        (35,143)
  Change in notes receivable, net........................         (7,686)         (3,424)         (7,514)
  Other..................................................           (885)         (3,015)         (8,062)
                                                                --------       ---------       ---------
       Net cash used in investing activities.............        (22,858)       (449,414)       (460,380)
                                                                --------       ---------       ---------
Cash flows from financing activities:
  Proceeds from long-term debt...........................         35,000         360,100         540,450
  Repayment of long-term debt............................        (15,265)       (247,939)       (206,223)
  Financing costs paid, net..............................         (2,088)        (14,997)         (3,547)
  Minority interests, net................................            882           6,896           5,445
  Proceeds from issuance of Common Stock, net............             --         357,473          17,745
  Capital contributions..................................            603              --              --
  Repayment of funds advanced to shareholders, net.......            573           1,630              --
  Repayment of notes payable to shareholders.............             --         (30,000)             --
  Dividends and capital distributions paid...............        (14,842)         (6,732)             --
                                                                --------       ---------       ---------
       Net cash provided by financing activities.........          4,863         426,431         353,870
                                                                --------       ---------       ---------
Net change in cash and cash equivalents..................          7,333          18,288            (335)
Cash and cash equivalents at beginning of period.........          6,702          14,035          32,323
                                                                --------       ---------       ---------
Cash and cash equivalents at end of period...............       $ 14,035       $  32,323       $  31,988
                                                                ========       =========       =========

   The accompanying notes are an integral part of the consolidated financial statements.

                           INTERSTATE HOTELS COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   ---------
1. ORGANIZATION AND BASIS OF PRESENTATION:

  Organization:

     Interstate Hotels Company (the Company) was formed in April 1996 in anticipation of an initial public offering of the Company's Common Stock in June 1996 (the IPO, see Note 4). As of December 31, 1997, the Company owned 23 hotels and had a controlling interest in 17 other hotels (collectively, the Owned Hotels). The Company has also entered into 79 long-term operating leases (the Leased Hotels) in connection with and since the acquisition of the management and leasing businesses affiliated with Equity Inns, Inc., a publicly traded real estate investment trust (Equity Inns REIT), in November 1996.

     The consolidated financial statements of the Company consist of the historical results of Interstate Hotels Corporation and Affiliates (IHC), the Company's predecessors, and the operations of the Owned Hotels from the respective dates of their acquisitions. The working capital and operating results of the Leased Hotels are also included in the Company's consolidated financial statements because the operating performance associated with such hotels is guaranteed by the Company. Prior to the IPO, the consolidated financial statements reflected only the historical operations of the predecessors.

     The Company provides management and other related services principally to owned, managed and leased hotels through its wholly owned subsidiaries. The Company provides these services to hotels located in 35 states, the District of Columbia, Canada, the Caribbean and Russia, with the largest concentration of hotels in the states of Florida and California. These hotels are operated under a number of franchise agreements, with the largest franchisors being Marriott International, Inc. and Promus Hotels, Inc.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Principles of Consolidation:

     The consolidated financial statements include the accounts of the Company and entities more than 50% owned. All significant intercompany transactions and balances have been eliminated in consolidation. Minority interests represent the proportionate share of the equity that is owned by third parties in entities controlled by the Company. The net income or loss of such entities is allocated to the minority interests based on their percentage ownership throughout the year and is included in other income (expense) in the consolidated statements of operations.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from these estimates.

  Cash and Cash Equivalents:

     All unrestricted, highly liquid investments purchased with a remaining maturity of three months or less are considered to be cash equivalents. The Company maintains cash and cash equivalents with various financial institutions in excess of the amount insured by the Federal Deposit Insurance Corporation. Management believes the credit risk related to these cash and cash equivalents is minimal.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   ---------

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--CONTINUED
  Restricted Cash:

     The long-term debt agreements discussed in Note 8 and the franchise agreements referred to in Note 16 provide that cash from hotel operations be restricted for the future acquisition or replacement of property and equipment each year based on a percentage of gross hotel revenues. The requirements range from 3% to 6%. Capital restricted under applicable government insurance regulations is also included in restricted cash, and represents 20% of the annual insurance premiums written by the Company (see Note 14).

  Property and Equipment:

     Property and equipment are recorded at cost, which includes the allocated purchase price for hotel acquisitions, and are depreciated on the straight-line method over their estimated useful lives. Expenditures for repairs and maintenance are expensed as incurred. Expenditures for major renewals and betterments that significantly extend the useful life of existing property and equipment are capitalized and depreciated. The cost and related accumulated depreciation applicable to property no longer in service are eliminated from the accounts and any gain or loss thereon is included in operations.

  Investments in Hotel Real Estate:

     The Company accounts for investments in less than 50% but greater than 20% owned hotels in which it can exert significant influence under the equity method of accounting. All other investments are accounted for under the cost method. Investments in hotel real estate consist of two hotels accounted for under the equity method and five hotels accounted for under the cost method.

  Officers and Employees Notes Receivable:

     Officers and employees notes receivable consist principally of the severance payments discussed in Note 3 and notes from two executives. The notes from two executives bear interest, are fully recourse to the borrowers and are forgiven and expensed ratably, if certain conditions are met, until the notes mature in June 2006. The Company also makes loans from time to time to other employees, which are payable upon demand and generally do not bear interest until such demand is made. Certain notes may be forgiven and expensed provided certain conditions are satisfied. Officers and employees notes receivable also include a note with an officer and significant shareholder of the Company (see
Note 16).

  Intangible and Other Assets:

     Intangible and other assets consist of the amounts paid to obtain management and lease contracts, deferred financing fees and long-term notes receivable with managed hotels. Goodwill is also included in intangible and other assets, and represents the excess of the purchase price over the net assets of businesses acquired. Intangible and other assets, except for the long-term notes receivable, are amortized on the straight-line method over the life of the underlying contracts or estimated useful lives.

  Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of:

     The carrying values of long-lived assets, which include property and equipment and all intangible assets, are evaluated periodically in relation to the operating performance and future undiscounted cash flows of the underlying assets. Adjustments are made if the sum of expected future net cash flows is less than book value.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   ---------

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--CONTINUED
  Deferred Income Taxes:

     Deferred income taxes are recorded using the liability method. Under this method, deferred tax assets and liabilities are provided for the differences between the financial statement and the tax basis of assets and liabilities using enacted tax rates in effect for the years in which the differences are expected to reverse.

  Revenue Recognition:

     Management and related fees are recognized when earned. The Owned Hotels and Leased Hotels recognize revenue from their rooms, food and beverage and other departments as earned on the close of each business day.

  Reimbursable Expenses:

     The Company is reimbursed for costs associated with providing insurance services, purchasing and renovation services, MIS support, centralized accounting, leasing, training and relocation programs to owned, managed and leased hotels. These revenues are included in management and related fees and the corresponding costs are included in general and administrative and payroll and related benefits in the consolidated statements of operations.

  Capitalized Interest:

     Costs related to the construction of new hotels or significant renovations to Owned Hotels include capitalized interest, which is amortized over the estimated useful lives of the underlying assets. The Company capitalized interest costs of approximately $2,300 in 1997.

  Insurance:

     Insurance premiums are recorded as income on a pro-rata basis over the life of the related policies, with the portion applicable to the unexpired terms of the policies in force recorded as unearned premium reserves. Losses are provided for reported claims, claims incurred but not reported and claims settlement expense at each balance sheet date. Such losses are based on management's estimate of the ultimate cost of settlement of claims. Actual liabilities may differ from estimated amounts. Any changes in estimates are reflected in current earnings.

  Financial Instruments:

     The Company uses interest rate hedge contracts for the purpose of hedging interest rate exposures, which involve the exchange of fixed and floating rate interest payments without the exchange of the underlying principal amounts. The amounts to be paid or received are accrued as interest rates change and recognized over the life of the contracts as an adjustment to interest expense. Gains and losses realized from the termination of interest rate hedges are recognized over the remaining life of the hedge contract. As a policy, the Company does not engage in speculative or leveraged transactions, nor does the Company hold or issue financial instruments for trading purposes.

  Recently Adopted Accounting Pronouncements:

     The Company has adopted Statement of Financial Accounting Standard (SFAS) No. 128 "Earnings per Share" issued in February 1997. This statement requires the disclosure of basic and diluted earnings per share

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   ---------

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES--CONTINUED and revises the method required to calculate these amounts. The adoption of this standard did not materially impact previously reported earnings per share amounts.

  New Accounting Pronouncements:

     In June 1997, the Financial Accounting Standards Board issued SFAS No. 131 "Disclosures about Segments of an Enterprise and Related Information." The new standard requires that all public business enterprises report information about operating segments, as well as specifies revised guidelines for determining an entity's operating segments and the type and level of financial information to be disclosed. The new standard, which is effective for the fiscal year ending December 31, 1998, will not have a financial impact on the Company.

  Reclassifications:

     Certain amounts in previously issued financial statements have been reclassified to conform to the presentation adopted in the 1997 consolidated financial statements.

3. MERGER WITH PATRIOT AMERICAN HOSPITALITY:

     On December 2, 1997, the Company entered into an Agreement and Plan of Merger with Patriot American Hospitality, Inc. and Wyndham International, Inc. (formerly Patriot American Hospitality Operating Company) (collectively, Patriot), pursuant to which the Company will merge with and into Patriot, with Patriot being the survivor (the Merger). The Merger is contingent upon, among other customary conditions, the approval by the shareholders of the Company and Patriot, and is expected to be consummated in the second quarter of 1998. The Agreement and Plan of Merger provides for the payment by the terminating party, as the case may be, of a break-up fee of $50,000 if the Merger is terminated under certain circumstances.

     In connection with the Merger, certain change-in-control and other severance-related provisions will be triggered. For tax planning purposes, the Company made advances totaling $6,451 to certain executives in 1997 of the severance amounts that would be due to them under their change-in-control agreements upon consummation of the Merger. These executives have agreed to repay the net after-tax amounts (including tax benefits to the executives) of such payments to the Company if the Merger does not occur, and, as such, these amounts are included in officers and employees notes receivable on the consolidated balance sheet as of December 31, 1997. Patriot has agreed, in certain circumstances, to indemnify the Company for certain lost tax benefits resulting from these payments in the event that the Merger does not occur.

     On March 30, 1998, Marriott International, Inc. (Marriott) filed a lawsuit in the United States District Court for the District of Maryland seeking to enjoin the Merger until the Company complies with certain rights of notification and first refusal which Marriott alleges would be triggered by the Merger. There can be no assurance as to the outcome of this proceeding.

4. PUBLIC OFFERINGS:

  IPO:

     In June 1996, the Company completed an initial public offering of 12,448,350 shares of its Common Stock for net proceeds of $240,453. In connection with the IPO, Blackstone Real Estate Advisors, L.P. and certain of its affiliates (collectively, Blackstone) exercised an option to receive 2,133,333 shares of Common Stock of the Company for an exercise price of $23,300.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   ---------

4. PUBLIC OFFERINGS--CONTINUED
     In connection with the IPO, the Company acquired all of Blackstone's equity interests in 13 of the Owned Hotels for a cash purchase price of $124,400, and Blackstone contributed to the Company its equity interest in one Owned Hotel in consideration for $8,300 of Common Stock of the Company. Additionally, in connection with the IPO, the principal shareholders of IHC contributed to the Company all of the outstanding shares of common stock of IHC and their equity interests in these 14 Owned Hotels in exchange for Common Stock of the Company. The acquisition of Blackstone's equity interests has been accounted for using the purchase method of accounting, except that carryover basis was used for 9.3% of the acquired interests. The contributions of IHC's common stock and equity interests in hotels in exchange for Common Stock of the Company have been accounted for using carryover bases.

  Follow-on Offering:

     In December 1996, the Company completed a follow-on public offering of 4,000,000 shares of its Common Stock at a price of $25 per share (the Follow-on Offering). In January 1997, the underwriters purchased an additional 600,000 shares of Common Stock at $25 per share pursuant to over-allotment options. Net proceeds to the Company were $93,720 from the Follow-on Offering and $14,286 from the exercise of the over-allotment options. The Company recorded the exercise of the over-allotment options as stock subscription receivable, net of the underwriting discount, on the consolidated balance sheet as of December 31, 1996.

5. ACQUISITIONS:

     During 1997, the Company acquired 11 Owned Hotels and minority interests in five other hotels for a total acquisition price of approximately $423,141. Such acquisitions were accounted for using the purchase method of accounting. Five of the 11 Owned Hotels acquired in 1997 were purchased from entities partially owned by a significant shareholder (see Note 16). Additionally, the Company opened two Owned Hotels that were developed for a total cost of approximately $15,343, as well as entered into long-term operating leases with Equity Inns REIT for 31 hotels.

     During 1996 and subsequent to the IPO and related transactions discussed in
Note 4, the Company acquired 13 Owned Hotels and minority interests in two other hotels for a total acquisition price of approximately $328,374. In November 1996, the Company acquired for 1,957,895 shares of Common Stock the management and leasing businesses affiliated with Equity Inns REIT, which resulted in goodwill of approximately $26,691. The businesses consisted of eight management contracts and 48 long-term lease contracts. The above acquisitions were accounted for using the purchase method of accounting. One of the 13 Owned Hotels acquired in 1996 was purchased from an entity partially owned by significant shareholders (see Note 16).

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   ---------

6. PROPERTY AND EQUIPMENT:

     Property and equipment consisted of the following at December 31:

                                                                1996            1997
                                                              --------       ----------
Land........................................................  $ 95,192       $  138,621
Buildings and improvements (15 to 40 years).................   545,565          925,842
Furniture, fixtures and equipment (5 to 20 years)...........   112,808          183,709
Construction in progress....................................       669            4,403
                                                              --------       ----------
                                                               754,234        1,252,575
Less accumulated depreciation...............................    45,083           98,664
                                                              --------       ----------
                                                              $709,151       $1,153,911
                                                              ========       ==========

     Depreciation expense was approximately $467, $8,420 and $31,976 for the years ended December 31, 1995, 1996 and 1997, respectively.

7. INTANGIBLE AND OTHER ASSETS:

     Intangible and other assets consisted of the following at December 31:

                                                               1996          1997
                                                              -------       -------
Management contracts (3 to 10 years)........................  $24,825       $ 8,048
Lease contracts (10 to 15 years)............................   22,600        24,866
Goodwill (25 years).........................................   21,691        22,191
Deferred financing fees (2 to 7 years)......................   14,862        18,705
Long-term notes receivable (Note 2).........................       --         5,335
Other.......................................................    4,477         6,891
                                                              -------       -------
                                                               88,455        86,036
Less accumulated amortization...............................   21,863        12,517
                                                              -------       -------
                                                              $66,592       $73,519
                                                              =======       =======

     Fully amortized management contracts of $17,757 related to transactions that occurred in 1989 were written off in 1997.

8. LONG-TERM DEBT:

     Long-term debt consisted of the following at December 31:

                                                                1996           1997
                                                              --------       --------
Term Loans and Revolving Credit Facility....................  $321,600       $637,600
CGL Loan....................................................    29,250         29,250
Owned Hotel Loans...........................................    56,420        132,604
Other.......................................................       541            670
                                                              --------       --------
                                                               407,811        800,124
Less current portion........................................    11,767         53,001
                                                              --------       --------
                                                              $396,044       $747,123
                                                              ========       ========

     In June 1996, the Company entered into a $195,000 Term Loan (Term A) and a $100,000 Revolving Credit Facility (collectively, the Credit Facilities). In October 1996, the Company amended the Credit

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   ---------

8. LONG-TERM DEBT--CONTINUED
Facilities by converting the borrowings outstanding under the Revolving Credit Facility to a $100,000 Term Loan (Term B) and increasing the Revolving Credit Facility capacity to $200,000. In May 1997, the Company further amended its Credit Facilities by converting the borrowings outstanding under the Revolving Credit Facility to a $135,000 Term Loan (Term C) and increasing the Revolving Credit Facility capacity to $350,000. The Term Loans are payable through June 2003 (Terms A and B) and June 2004 (Term C) in escalating quarterly installments and final balloon payments. The Revolving Credit Facility is payable in June 2003, and provides for borrowings under letters of credit, revolving loans for working capital and acquisition loans to be used to finance additional hotel acquisitions. As of December 31, 1997, the Company had approximately $128,000 available on the Revolving Credit Facility. The Credit Facilities include certain mandatory prepayment provisions.

     In June 1996, the Company purchased a subordinated participation interest in the $119,250 mortgage indebtedness of Interstone/CGL Partners, L.P., a majority-owned subsidiary of the Company (the CGL Loan). As of December 31, 1996 and 1997, on a consolidated basis, the Company had $29,250 outstanding on the CGL Loan. The CGL Loan requires no principal payments until the indebtedness matures in June 2003. All other terms of the CGL Loan, including interest and covenants, are identical to the Credit Facilities.

     Interest on Terms A and B and the Revolving Credit Facility is payable based on leveraged EBITDA ratio benchmarks. This effective rate was 8.00% at December 31, 1997. Interest on Term C and the CGL Loan is based on a fixed percentage of 2.25% and 2.00%, respectively, over a reserve-adjusted Eurodollar rate. The effective rates at December 31, 1997 were 8.25% and 7.85% on the Term C and the CGL Loan, respectively.

     In an effort to achieve its overall desired position of fixed and floating rates, the Company has entered into five interest rate hedge contracts (see Note
15). Four of the contracts are interest rate caps that limit LIBOR between 6.0% and 8.5% on notional amounts ranging from $30,000 to $225,900 and expire at varying times through August 2004. The Company also has an interest rate swap that provides for a fixed LIBOR rate of 5.8% on $72,000 of indebtedness through December 2000.

     A nonrefundable commitment fee equal to 3/8 of 1% of the unused portion of the Revolving Credit Facility is payable quarterly. Additionally, letter of credit fees equal to 2.25% of the outstanding letters of credit are payable quarterly.

     The Credit Facilities and the CGL Loan contain certain restrictive covenants, including several financial ratios and restrictions on the payment of dividends, among other things. At December 31, 1997, the Company was not in compliance with two covenants that related to certain lease expenditures and employee loans. The non-compliance has been subsequently waived by the lenders, and the Company currently anticipates meeting all covenants in the future. The Company has pledged substantially all of the assets of the Company and an interest in the rights to the cash flows of certain of the Owned Hotels as collateral for the Credit Facilities and the CGL Loan.

     In connection with seven Owned Hotel acquisitions, the Company incurred loans (the Owned Hotel Loans) totaling $132,604. During 1997, the Company refinanced one of the existing Owned Hotel loans in the amount of $31,000 which was due in January 1998. The maturity for this loan has been extended to December 1998. The Owned Hotel Loans are due in varying terms ranging from December 1998 through October 2005, some of which include certain mandatory prepayment provisions. Interest was payable at rates between 7.47% and 9.50% as of December 31, 1997. The Owned Hotel Loans are collateralized by the assets of the respective hotels in which the proceeds of each loan were used to acquire.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   ---------

8. LONG-TERM DEBT--CONTINUED
     Aggregate scheduled maturities of long-term debt for each of the five years ending December 31 and thereafter are as follows:

1998......................................................  $ 53,001
1999......................................................    33,328
2000......................................................    52,418
2001......................................................    60,006
2002......................................................   142,137
Thereafter................................................   459,234
                                                            --------
                                                            $800,124
                                                            ========

9. COMMITMENTS AND CONTINGENCIES:

     The Company provides financial guarantees to the owners of the Leased Hotels for certain minimum operating performance levels, which are annually increased by the consumer price index and expire through 2012. Presently, management does not expect to incur any claims against these lease guarantees. Minimum future lease payments are computed based on the base rent of each lease, as defined, and are as follows:

1998......................................................  $ 52,682
1999......................................................    52,682
2000......................................................    52,682
2001......................................................    52,682
2002......................................................    52,682
Thereafter................................................   423,421
                                                            --------
                                                            $686,831
                                                            ========

     The Company accounts for the leases of office space (the office leases expire at varying dates through 2003), certain furniture, fixtures and equipment (the equipment leases expire at varying dates through 2003) and land leases associated with four of the Owned Hotels (the land leases expire at varying dates through 2086) as operating leases. Total rent expense amounted to approximately $912, $2,922 and $4,458 for the years ended December 31, 1995, 1996 and 1997, respectively. The following is a schedule of future minimum lease payments under these leases:

1998.......................................................  $ 5,855
1999.......................................................    5,129
2000.......................................................    4,203
2001.......................................................    3,307
2002.......................................................    2,722
Thereafter.................................................   51,632
                                                             -------
                                                             $72,848
                                                             =======

     In the ordinary course of business, various lawsuits, claims and proceedings have been or may be instituted or asserted against the Company. Based on currently available facts, management believes that the disposition of matters that are pending or asserted will not have a material adverse effect on the consolidated financial position, results of operations or liquidity of the Company.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   ---------

10. PREFERRED AND COMMON STOCK:

     The Company has the authority to issue up to 25,000,000 shares of preferred stock having such rights, preferences and privileges as designated by the Board of Directors of the Company. The rights of the holders of the Company's Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any shares of such preferred stock that may be issued in the future.

     The following represents the number of shares of Common Stock authorized for issuance under the Company's stock plans:

                                                                1996        1997
                                                              ---------   ---------
1996 Equity Incentive Plan and the Stock Option Plan for
  Non-Employee Directors....................................  2,500,000   2,500,000
Employee Stock Purchase Plan................................    500,000     500,000
Management Bonus Plan.......................................    250,000     250,000
                                                              ---------   ---------
                                                              3,250,000   3,250,000
                                                              =========   =========

     The 1996 Equity Incentive Plan and the Stock Option Plan for Non-Employee Directors provide for options to be granted to eligible employees and directors to purchase shares of Common Stock. The option price is established at the grant date at a price not less than the current market value. The options generally vest over a three year period and expire after ten years. The Employee Stock Purchase Plan is designed to be a non-compensatory plan, whereby eligible employees may elect to withhold a maximum of 8% of their salary and use such amounts to purchase Common Stock. The Management Bonus Plan provides for bonuses to be paid to key executives of the Company based upon the achievement of specified goals of both the Company and the executive. Bonuses are based on a percentage of the individual's annual salary, and up to 20% of each executive's bonus, at the discretion of management, may be payable in the form of shares of Common Stock.

     The Company has elected to account for stock-based employee compensation arrangements under the provisions of Accounting Principles Board Opinion No. 25 "Accounting for Stock Issued to Employees" rather than SFAS No. 123 "Accounting for Stock-Based Compensation." If compensation cost had been determined based on the fair value at the grant dates according to SFAS No. 123, the Company's net
(loss) income would have been changed to the pro forma amounts shown below:

                                                               1996          1997
                                                              -------       -------
Net (loss) income:
  As reported...............................................  $(1,616)      $43,586
  Pro forma.................................................   (2,781)       40,231
Basic earnings per common share:
  As reported...............................................       --          1.23
  Pro forma.................................................       --          1.14
Diluted earnings per common share:
  As reported...............................................       --          1.22
  Pro forma.................................................       --          1.13

     The effect on basic and diluted earnings per common share in 1996 is not meaningful and, therefore, has not been provided (see Note 18).

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   ---------

10. PREFERRED AND COMMON STOCK--CONTINUED
     The fair value of each option grant is estimated on the date of grant using the Black-Scholes pricing model with the following assumptions:

                                                              1996       1997
                                                              ----       ----
Weighted average risk-free interest rate....................   6.3%       6.3%
Expected dividend yield.....................................    --         --
Expected volatility.........................................  30.3%      31.5%
Expected life (number of years).............................     3          3

     The transactions for stock options issued under the 1996 Equity Incentive Plan and the Stock Option Plan for Non-Employee Directors were as follows:

                                                               WEIGHTED AVERAGED
                                                      -----------------------------------
                                          NUMBER OF    REMAINING       VALUE     EXERCISE      RANGE OF
                                           OPTIONS    LIFE (YEARS)   PER SHARE    PRICE     EXERCISE PRICE
                                          ---------       ---          -----      ------    -------------
Outstanding, December 31, 1995..........         --
Granted.................................  1,589,250                               $22.66    $21.00--$26.75
Exercised...............................         --                                   --         --
Canceled................................     12,500                               $21.00        $21.00
                                          ---------
Outstanding, December 31, 1996..........  1,576,750       9.6          $6.44      $22.66    $21.00--$26.75
Granted.................................     65,000                               $25.12    $24.13--$27.25
Exercised...............................     14,987                               $22.00    $21.00--$25.00
Canceled................................     44,255                               $24.06    $21.00--$25.00
                                          ---------
Outstanding, December 31, 1997..........  1,582,508       8.7          $6.47      $22.73    $21.00--$27.25
                                          =========
Exercisable, December 31, 1996..........         --
Exercisable, December 31, 1997..........    505,836       8.7                     $22.63
Shares reserved for future options as of
  December 31, 1997.....................    917,492

11. SUPPLEMENTAL INCOME STATEMENT INFORMATION:

     In December 1995, IHC granted stock options to certain officers to purchase shares of common stock of IHC. The exercise price of certain stock options was determined to be below fair market value based on an independent market valuation. No stock options were exercisable at December 31, 1995. The unearned compensation related to the stock options granted by IHC was being charged to expense over the vesting period.

     Prior to the IPO, the Company issued 785,533 shares of Common Stock to certain employees in consideration for the cancellation of the stock options issued by IHC in 1995. The shares were valued based on the estimated value of the Common Stock at the time the shares were issued. As a result of the cancellation of the stock options issued by IHC in 1995 and the issuance of the Common Stock at no cost to the recipients, the Company reversed the unamortized unearned compensation recorded by IHC in 1995 and recorded non-cash compensation expense of $11,896.

     In 1996, the Company recorded an extraordinary loss of $7,733, net of tax benefit of $3,997, as a result of the early extinguishment of certain debt. The extraordinary loss related principally to the payment of prepayment penalties and loan commitment fees and the write-off of deferred financing fees.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   ---------

12. INCOME TAXES:

     The provision for income taxes consisted of the following for the years ended December 31:

                                                           1996       1997
                                                          -------    -------
Current
  Federal...............................................  $ 4,153    $11,477
  State.................................................      504        427
                                                          -------    -------
                                                            4,657     11,904
                                                          -------    -------
Deferred:
  Federal:..............................................    6,223     13,638
  State.................................................      448      1,202
                                                          -------    -------
                                                            6,671     14,840
                                                          -------    -------
Income tax expense......................................   11,328     26,744
Income tax benefit from extraordinary loss..............    3,997         --
                                                          -------    -------
                                                          $15,325    $26,744
                                                          =======    =======

     A reconciliation of the Company's effective tax rate to the federal statutory rate for the years ended December 31 is as follows:

                                                              1996    1997
                                                              ----    ----
Federal statutory rate......................................   35%     35%
State taxes, net of federal benefit.........................    2       2
IHC loss as an S corporation................................   23      --
Conversion from S corporation to C corporation..............   50      --
Other.......................................................    7       1
                                                              ---     ---
Effective tax rate..........................................  117%     38%
                                                              ===     ===

     The components of net deferred tax assets and liabilities at December 31 consisted of the following:

                                                       1996                    1997
                                               --------------------    --------------------
                                               ASSETS   LIABILITIES    ASSETS   LIABILITIES
                                               ------     -------      ------     -------
Depreciation and amortization................  $   --     $10,809      $   --     $14,238
Minority interests...........................   7,298          --       1,966          --
Payroll and related benefits.................   1,588          --       3,150          --
Self-insured health trust....................     927          --          34          --
Leases.......................................      --          --          --       7,414
Other........................................      --       1,436          --         770
                                               ------     -------      ------     -------
                                               $9,813     $12,245      $5,150     $22,422
                                               ======     =======      ======     =======

     Prior to the IPO, the Company's predecessors were organized as S corporations, partnerships and limited liability companies for federal and state income tax purposes. Accordingly, the predecessors were not subject to income tax because all taxable income or loss of the predecessors was reported on the tax returns of their owners. As a result of the change in the Company's tax status to a C corporation concurrent with the IPO, the Company recorded income tax expense of $4,881 to establish deferred taxes existing as of the date of the change in tax status.

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   ---------

13. SUPPLEMENTAL CASH FLOW INFORMATION:

     Cash paid for interest and income taxes consisted of:

                                                         1995       1996       1997
                                                        -------    -------    -------
Interest..............................................  $   507    $13,629    $44,633
Income taxes..........................................       --      7,710      9,618

     Non-cash investing and financing activities consisted of:

Assumption of liability by principal shareholder......    1,220         --         --
Assumption of shareholders' liability.................   12,295         --         --
Unearned compensation related to 1995 stock options...    3,263     (3,263)        --
Unearned compensation related to Common Stock.........       --        379        567
Notes payable issued to shareholders..................       --     30,000         --
Stock subscription receivable, net....................       --     14,286         --
Issuance of Common Stock for acquisitions.............       --     54,800         --
Assumption of long-term debt related to
  acquisitions........................................       --         --     58,086

14. INSURANCE:

     The Company provides certain insurance coverage to hotels under the terms of the various management and lease contracts. This insurance is generally arranged through third-party carriers. Northridge Insurance Company (Northridge), a subsidiary of the Company, reinsures a portion of the coverage from these third-party primary insurers. The policies provide for layers of coverage with minimum deductibles and annual aggregate limits. The policies are for coverage relating to innkeepers' losses (general/comprehensive liability), wrongful employment practices, garagekeeper's legal liability, replacement cost automobile losses and real and personal property insurance.

     The Company is liable for any deficiencies in the IHC Employee Health and Welfare Plan (and related Health Trust), which provides employees of the Company with group health insurance benefits. The Company has a financial indemnity liability policy with Northridge which indemnifies the Company for certain obligations for the deficiency in the related Health Trust. The premiums for this coverage received from the properties managed by the Company, net of intercompany amounts paid for employees at the Company's corporate offices and Owned and Leased Hotels, are recorded as direct premiums written. There was no deficiency in the related Health Trust as of December 31, 1997.

     All accounts of Northridge are classified with assets and liabilities of a similar nature in the consolidated balance sheets. The consolidated statements of operations include the insurance income earned and related insurance expenses incurred. The insurance income earned has been included in management and related fees in the consolidated statements of operations and is comprised of the following:

                                                            YEAR ENDED DECEMBER 31,
                                                           --------------------------
                                                            1995      1996      1997
                                                           ------    ------    ------
Reinsurance premiums written.............................  $4,981    $4,848    $3,664
Direct premiums written..................................   2,477     2,032     2,221
Reinsurance premiums ceded...............................    (422)     (414)     (544)
Change in unearned premiums reserve......................     (62)      158       (55)
Loss sharing premiums....................................     698     1,101     1,687
                                                           ------    ------    ------
Insurance income.........................................  $7,672    $7,725    $6,973
                                                           ======    ======    ======

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   ---------

15. FINANCIAL INSTRUMENTS:

     The carrying values and fair values of the Company's financial instruments at December 31 consisted of:

                                                   1996                      1997
                                            -------------------       -------------------
                                            CARRYING     FAIR         CARRYING     FAIR
                                             VALUE      VALUE          VALUE      VALUE
                                            --------   --------       --------   --------
Cash and cash equivalents.................  $ 32,323   $ 32,323       $ 31,988   $ 31,988
Restricted cash...........................    15,995     15,995          3,823      3,823
Investment in marketable securities.......       540        540            540        390
Non-current receivables...................     4,643      4,643         17,492     17,492
Interest rate caps........................     5,056      3,268          3,132        619
Interest rate swap........................        --        976             --        (32)
Long-term debt, including current
  portion.................................   407,811    406,835        790,498    790,530


     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

  Cash and cash equivalents and restricted cash:

     The carrying amounts approximate fair value because of the short maturity of these investments.

  Investment in marketable securities:

     The fair value of the investment in marketable securities is based on the quoted market price at December 31, 1997, and is included in investments in hotel real estate in the consolidated balance sheets.

  Non-current receivables:

     The fair value of noncurrent receivables is based on anticipated cash flows and approximates carrying value.

  Interest rate hedges:

     The Company manages its debt portfolio by using interest rate caps and swaps to achieve an overall desired position of fixed and floating rates. The fair value of interest rate hedge contracts is estimated based on quotes from the market makers of these instruments and represents the estimated amounts that the Company would expect to receive or pay to terminate the contracts. Credit and market risk exposures are limited to the net interest differentials. The Company is exposed to credit loss in the event of nonperformance by counterparties on the above instruments, but does not anticipate nonperformance by any of the counterparties.

  Long-term debt:

     The fair value of long-term debt is based on interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities. The fair value of the notional amount of long-term debt hedged by the swap has been increased or reduced by the fair value of the swap.

16. FRANCHISE AGREEMENTS AND RELATED PARTY TRANSACTIONS:

  Franchise Agreements:

     The Owned Hotels and the Leased Hotels are generally operated under franchise agreements with various franchisors. The Owned Hotels are licensed under the following franchise names: Marriott (20),

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   ---------

16. FRANCHISE AGREEMENTS AND RELATED PARTY TRANSACTIONS--CONTINUED
Hilton (6), Radisson (4), Embassy Suites (3), Westin (2), Courtyard by Marriott
(2), Sheraton (1) and Holiday Inn (1). The Leased Hotels are licensed under the following franchise names: Hampton Inn (57), Residence Inn (9), Super 8 Motel
(6), Holiday Inn (5), Homewood Suites (5), Sleep Inn (4) and Comfort Inn (3). The terms of the franchise agreements range from three to 28 years and require ongoing fees principally based on a percentage of hotel room revenues and food and beverage revenues.

  Transactions with Significant Shareholders:

     Of the total revenues earned, approximately $7,886, $7,386 and $3,882 for the years ended December 31, 1995, 1996 and 1997, respectively, was earned from hotels in which Milton Fine, Chairman of the Board of Directors and a significant shareholder of the Company (herein referred to as Mr. Fine), has an ownership interest. Accounts receivable of approximately $302 and $314 at December 31, 1996 and 1997, respectively, was due from these hotels. The Company has waived the management fees for one of these hotels through November 1998.

     Five of the 11 Owned Hotels acquired during 1997 were purchased from entities in which Mr. Fine owned interests ranging from 5.3% to 25.0%. Mr. Fine retained interests ranging from 0.7% to 2.2% in four of the hotels, as well as gained a 1.0% interest in one other Owned Hotel that was acquired by the Company in 1997.

     In October 1997, the Company entered into a note receivable with Mr. Fine that permits up to $1,000 of borrowings. The note receivable bears interest at 6.3%. Semi-annual interest-only payments are due until it matures in December 2002, at which time all unpaid interest and principal is due. As of December 31, 1997, there was $405 outstanding on the note receivable.

     In 1996, the Company acquired a controlling interest in one hotel for $23,787, which includes $9,627 in loans to the previous owners. Significant shareholders of the Company previously owned a 50% interest in the hotel, one of which retained a 1.4% interest as a result of the acquisition. The $9,627 in loans incurred as a result of the acquisition includes a $2,733 note payable to Mr. Fine, which is included in the Owned Hotel Loans described in Note 8.

17. PREDECESSOR ENTITY EQUITY TRANSACTIONS:

     Pursuant to a reorganization in 1995, IHC merged a number of companies and created subsidiaries for certain other entities which were all under common control. The reorganization was accounted for in a manner similar to that used in pooling-of-interests accounting. Additionally, concurrent with the reorganization, IHC assumed a $12,995 obligation of its principal shareholder that was accounted for as a distribution of capital. IHC also recorded a contribution of capital when indebtedness in the amount of $1,220 that was owed to an affiliate was assumed by the principal shareholder. The reorganization resulted in the reclassification of $42 between common stock and paid-in capital and the reclassification of $4,478 between partners' capital and paid-in capital.

     In March 1996, the Company made a capital distribution by issuing notes payable to the shareholders of IHC in the aggregate amount of $30,000. Such notes were repaid in June 1996 with the proceeds from the IPO.

18. EARNINGS PER SHARE:

     Prior to the consummation of the Company's IPO, the predecessors of the Company were organized as S corporations, partnerships and limited liability companies. Accordingly, the Company believes that the

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   ---------

18. EARNINGS PER SHARE--CONTINUED
earnings per share calculations required to be presented are not meaningful for periods prior to the IPO and, therefore, have not been provided.

     Basic earnings per common share was computed by dividing earnings by the average number of common shares outstanding. Diluted earnings per common share assumes the issuance of common stock for all potentially dilutive equivalents outstanding. The details of basic and diluted earnings per common share are as follows:

                                                                1997
                                                               -------
Net income..............................................       $43,586
                                                               -------
Weighted average number of common shares outstanding....        35,320
                                                               -------
Basic earnings per common share.........................       $  1.23
                                                               =======
Shares issuable upon exercise of dilutive outstanding
  stock options.........................................           396
                                                               -------
Weighted average number of diluted common shares
  outstanding...........................................        35,716
                                                               -------
Diluted earnings per common share.......................       $  1.22
                                                               =======

19. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED):

     The following table sets forth certain items included in the Company's unaudited consolidated financial statements for each quarter of fiscal 1997 and 1996:

                                                       FIRST      SECOND     THIRD      FOURTH
                                                      --------   --------   --------   --------
FISCAL 1997:
Total revenues......................................  $129,856   $158,209   $181,524   $192,123
Operating income....................................    24,303     31,499     27,950     33,280
Net income..........................................    10,208     12,394      9,898     11,086
Basic earnings per common share.....................       .29        .35        .28        .31
Diluted earnings per common share...................       .29        .35        .28        .31
FISCAL 1996:
Total revenues......................................  $ 12,295   $ 15,946   $ 65,530   $ 96,614
Operating income (loss).............................     4,607     (5,775)    16,602     18,699
Income (loss) before
  extraordinary items...............................     4,236    (12,299)     7,366      6,814
Net income (loss)...................................     4,236    (19,942)     7,366      6,724
Basic earnings per common share.....................        --         --        .26        .22
Diluted earnings per common share...................        --         --        .26        .22

20. PRO FORMA FINANCIAL INFORMATION (UNAUDITED):

     The following unaudited pro forma information is presented as if the transactions discussed in Notes 4, 5 and 8 had occurred on January 1, 1996. In management's opinion, all material pro forma adjustments necessary to reflect the effects of these transactions have been made. The pro forma information does not include earnings on the Company's pro forma cash and cash equivalents or certain one-time charges to income, and does not purport to present what the actual results of operations of the Company would have been

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   ---------

20. PRO FORMA FINANCIAL INFORMATION (UNAUDITED)--CONTINUED if the previously mentioned transactions had occurred on such date or to project the results of operations of the Company for any future period.

                                                              YEAR ENDED DECEMBER 31,
                                                              -----------------------
                                                                1996           1997
                                                              --------       --------
Total revenues..............................................  $717,734       $766,483
Operating income............................................   111,776        134,353
Net income..................................................    32,342         48,745
Pro forma basic earnings per common share...................       .91           1.38
Pro forma diluted earnings per common share.................       .90           1.36

21. SUBSEQUENT EVENTS:

     In January 1998, the Company acquired a controlling interest in one hotel for an acquisition price of approximately $32,000. A portion of this acquisition was purchased for $2,900 from an entity partially owned by a significant shareholder of the Company. This acquisition has not been included in the pro forma information in Note 20. In connection with this acquisition, the Company entered into a subordinated bridge debt facility (the Bridge Facility) that provides for up to $75,000 of additional borrowings. The Bridge Facility matures on the earlier of July 20, 1998 or the closing of the Merger discussed in Note
3. The Company borrowed $14,000 under the Bridge Facility to finance this acquisition.

     Effective March 1, 1998, the Company sold a 47.8% interest in three Owned Hotels to Host Marriott Corporation for $49,193. This acquisition has not been included in the pro forma information in Note 20.